UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AXIS CAPITAL HOLDINGS LIMITED

(Name of Registrant as Specified In Its Charter)

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Notice of Annual General Meeting

of Shareholders and

2021 Proxy Statement

Your vote is important

Please vote by using the Internet, the telephone,

or by mailing your completed voting information form or proxy card

March 26, 2021

Dear Shareholder:

You are cordially invited to attend the 2021 Annual General Meeting of Shareholders of AXIS Capital Holdings Limited (“AXIS”), to be held on Friday, May 7, 2021 at 8:30 a.m. local time, in person at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda or you may attend, vote and submit your questions via the Internet at www.meetingcenter.io/282872738 (password: AXS2021).

As permitted by the rules of the Securities and Exchange Commission, we are also pleased to be furnishing our proxy materials to shareholders primarily over the Internet. We believe this process expedites shareholders’ receipt of the materials, lowers the costs of the Annual General Meeting and conserves natural resources. We sent a Notice of Internet Availability of Proxy Materials on or about March 26, 2021 to our beneficial shareholders at the close of business on March 12, 2021. The notice contains instructions on how to access our Proxy Statement and 2020 Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice.

During the Annual General Meeting, we will make available information relating to the operations of AXIS during the past year. Representatives from our independent registered public accounting firm, Deloitte Ltd., will be present to respond to questions from shareholders.

Please vote via the Internet or by telephone at your earliest convenience by following the voting instructions printed on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of our proxy materials, by marking, dating, signing and returning your proxy card in the enclosed envelope. This will ensure that your shares will be represented and voted at the meeting even if you do not attend.

Sincerely,

Henry B. Smith

Chairman of the Board

Friday, May 7, 2021 at 8:30 a.m. ADT

As a result of public health and safety concerns arising from the COVID-19 pandemic, this year’s
Annual General Meeting will be a “hybrid” meeting, meaning that shareholders of record may attend the meeting either in person or online.

AXIS House 92 Pitts Bay Road Pembroke HM 08 Bermuda

Shareholders may attend the Annual General Meeting, vote and submit a question during the meeting by visiting www.meetingcenter.io/282872738 (password: AXS2021) and entering the 15-digit control number issued by Computershare.

Registered Shareholders. If you hold your shares directly and not through an intermediary, your control number can be found on your proxy card or email notification received from Computershare.

Beneficial Shareholders. If you hold your shares through an intermediary, such as a bank or broker, you must request a legal proxy from your bank or broker and register with Computershare in advance to attend the meeting. To register, submit proof of your legal proxy along with your name and email address to Computershare via email at legalproxy@computershare.com no later than 5:00 PM EDT on
May 3, 2021. Requests for registration must be labeled “Legal Proxy.” You will receive an email from
Computershare confirming your 15-digit control number required for attending the meeting.

1.	To elect the four Class I Directors listed herein to hold office until 2024;
2.	To approve, by non-binding vote, the compensation paid to our named executive officers;
3.	To approve an amendment to our 2017 Long-Term Equity Compensation Plan, increasing the aggregate number of shares of common stock authorized for issuance;
4.	To appoint Deloitte Ltd., Hamilton, Bermuda, to act as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and to authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent registered public accounting firm; and
5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Close of business on March 12, 2021

Conrad D. Brooks

Corporate Secretary

March 26, 2021

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be held on May 7, 2021: This Notice of Annual General Meeting of Shareholders and Proxy Statement are being distributed or made available, as the case may be, on or about March 26, 2021. The Proxy Statement, the 2020 Annual Report to Shareholders and the Form 10-K of AXIS Capital Holdings Limited for 2020 are available at https://materials.proxyvote.com/G0692U.

PLEASE VOTE VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE VOTING INSTRUCTIONS PRINTED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

PROXY STATEMENT SUMMARY

Annual General Meeting Date and Time	Friday, May 7, 2021 - 8:30 a.m. ADT

Hybrid Meeting	The Annual General Meeting will be a “hybrid” meeting, meaning that shareholders of record may attend the meeting either in person or via the Internet.

Location	AXIS House

92 Pitts Bay Road

Pembroke HM 08

Bermuda

Directions and instructions on how to attend the 2021 Annual General Meeting in person may be obtained by contacting our Corporate Secretary at: +1.441.496.2600.

Internet Access	We have designed the Internet format of the Annual General Meeting with the goal of providing our shareholders who attend virtually substantially the same opportunities to participate as the shareholders who attend the meeting in person. Shareholders may attend the Annual General Meeting, vote and submit a question during the meeting by visiting www.meetingcenter.io/282872738 (password: AXS2021) and entering the 15-digit control number issued by Computershare.

Registered Shareholders. If you hold your shares directly and not through an intermediary, your control number can be found on your proxy card or email notification you previously received from Computershare.

Beneficial Shareholders. If you hold your shares through an intermediary, such as a bank or broker, you must request a legal proxy from your bank or broker and register with Computershare in advance to attend the meeting. To register, submit proof of your legal proxy along with your name and email address to Computershare via email at legalproxy@computershare.com no later than 5:00 PM EDT on May 3, 2021. Requests for registration must be labeled “Legal Proxy.” You will receive an email from Computershare confirming your 15 digit control number required for attending the meeting.

Definition	When used in this proxy statement, the terms “we,” “us,” “our,” “the Company,” “AXIS” and “AXIS Capital” refer to AXIS Capital Holdings Limited.

Agenda	1.	The election of the four nominees for Class I Directors as identified in this proxy statement.

2.	The approval, by non-binding vote, of the compensation paid to our named executive officers.

3.	The approval of an amendment to our 2017 Long-Term Equity Compensation Plan, increasing the number of shares of common stock available for issuance.

4.	The appointment of Deloitte Ltd. to act as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.

5.	Such other business as may properly come before the meeting or any postponements or adjournments thereof.

Proxies Solicited by	The Board of Directors of AXIS Capital Holdings Limited. The Company will bear the cost of soliciting proxies for the Annual General Meeting.

Date of Mailing and Availability	We anticipate mailing or making available this Notice of Annual Meeting and the accompanying Proxy Statement on or about March 26, 2021.

Record Date	March 12, 2021. On the record date, there were 84,753,532 outstanding common shares entitled to vote at the Annual General Meeting.

PROXY STATEMENT SUMMARY	1

Voting	Except as set forth in our bye-laws, each common share entitles the holder of record to one vote. In accordance with our bye-laws, shareholders whose shares constitute 9.5% or more of the voting power of our common shares are entitled to less than one vote for each common share held by them, but only in the event that a U.S. shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist. We will notify any shareholder whose voting power is reduced prior to the meeting.

There are three ways to vote in advance of the meeting: (i) via the Internet, (ii) by telephone, or (iii) by mailing your completed voting information form or proxy card. In addition, you may vote in person at the meeting in Bermuda or you may submit your vote via our hybrid meeting format.

Vote Standards	Quorum. Two or more persons present in person and representing in person or by proxy shares representing more than fifty percent (50%) of the aggregate voting power of the Company constitutes a quorum. Abstentions and “broker non-votes” that are present and entitled to vote at the Annual General Meeting will be counted for purposes of determining a quorum. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power for a proposal and has not received instructions from the beneficial owner. Under current New York Stock Exchange (“NYSE”) rules, the proposal to appoint Deloitte Ltd. as our independent registered public accounting firm is considered a “discretionary” item. Therefore, there will be no “broker non-votes” on the approval of the appointment of Deloitte Ltd.

Majority Vote Standard. Assuming that there is a quorum, the affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the Annual General Meeting is required for: (i) the election of directors; (ii) the non-binding determination of the compensation paid to our named executive officers; (iii) the approval of the amendment to our 2017 Long-Term Equity Compensation Plan; and (iv) the appointment of Deloitte Ltd.

Broker Non-Votes and Abstentions. In determining whether: (i) a director nominee has been elected by the shareholders; (ii) the compensation paid to our named executive officers has been approved; and (iii) the appointment of Deloitte Ltd. has been approved, abstentions and “broker non-votes” (if applicable) will have no effect on the outcome of any of these proposals because such shares are not considered votes cast.

With respect to the proposed amendment to the 2017 Long-Term Equity Compensation Plan, abstentions will be considered “votes cast” under NYSE rules and thus will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal.

Proxies Submitted but Not Voted. We will count common shares held by shareholders who have signed their proxy cards or properly submitted their proxy by phone or over the Internet but have not specified how their shares are to be voted towards the presence of a quorum, and we will vote those shares in accordance with the Board’s recommendations for each of the proposals contained in this proxy statement.

Revoking Your Proxy	Any shareholder giving a proxy has the power to revoke it prior to its exercise by sending notice of revocation to our Corporate Secretary in writing, by executing and delivering a subsequent proxy card or by voting in person at the Annual General Meeting. To revoke a proxy previously submitted over the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case your later vote will be recorded and your earlier vote revoked. You may also vote in person or via the Internet at the Annual General Meeting.

Notice of Internet Availability of Proxy Materials

As permitted by SEC rules, we have elected to furnish proxy materials, including this Proxy Statement and our Annual Report, to our beneficial shareholders by providing access to such documents on the Internet instead of mailing printed copies. We plan to mail a Notice of Internet Availability of Proxy Materials on or about March 26, 2021. The Notice explains how you

2	PROXY STATEMENT SUMMARY

may submit your proxy, including by telephone or over the Internet, and provides instructions on how to request paper copies of our proxy materials. We believe that this process will expedite shareholders’ receipt of our proxy materials while lowering costs associated with printing and mailing and minimizing the environmental impact of printing paper copies.

COVID-19 Response	Throughout the global COVID-19 pandemic, we have: (i) been committed to the health, safety and wellness of our employees, (ii) focused on sustaining excellent service to our clients and partners in distribution and (iii) supported our communities through philanthropic giving. These actions have included:

Employees

•	Transitioning seamlessly to a virtual workplace environment and suspending all nonessential business travel, with limited or no business interruption

•	Providing employees with regular live updates delivered by our Chief Executive Officer

•	Furnishing employees with a work-from-home office and technology stipend

•

Developing educational tools and materials focused on the health and well-being of our employees, including remote working best practices, leadership of virtual teams and managing stress while working from home

•	Adding half-day well-being days and allowing flexibility with paid time off and sick leave policies for employees directly impacted by COVID-19

•	Continuous monitoring of health information and shelter-in-place orders to assess the reopening of offices

Clients and Partners

•	Maintaining our excellent service standards in a virtual working environment

•	Launching a virtual broker lounge, giving our brokers convenient, direct access to our underwriters via video, instant messaging or one-click calling

Communities

•	Committing $1 million to support COVID-19 relief efforts, with a portion dedicated to supporting underserved communities disproportionately impacted by the pandemic

Governance

•

Active oversight from our Board of Directors during the pandemic, with regular updates from management reporting to the Board on the pandemic’s impact on our financial performance, claims, reserves, employees, operations, areas of risk, and cybersecurity. Further, the Compensation Committee thoughtfully considered the impact of COVID-19 on our executive compensation program (as described in “Compensation Discussion and Analysis” later in this proxy statement).

2020 Company Financial Performance	Operating return on average common equity (“OROACE”) was the financial metric used for evaluating cash bonus awards under our Annual Incentive Plan. Relative total shareholder return (“TSR”) was the Company’s financial metric for its performance-vesting restricted stock unit awards (“PSUs”) granted in 2020.[1]

[1]

OROACE is calculated by dividing operating income (loss) for the year by the average common shareholders’ equity determined by using the common shareholders’ equity balances at the beginning and end of the year. OROACE is a non-GAAP financial measure, as defined in Item 10(e) of SEC Regulation S-K. A reconciliation to the most comparable GAAP financial measure (ROACE) is provided in Appendix 1.

PROXY STATEMENT SUMMARY	3

AXIS Capital’s 2020 financial results for these performance metrics on an absolute basis are set forth below:

Measure	Fiscal Year 2020

OROACE (1)	-3.7%

ROACE	-3.2%

TSR (2)	-11.9%

(1)	See Appendix 1 for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

(2)	One-year TSR with dividends reinvested.

Evolution of our Compensation Program	The Compensation Committee of our Board of Directors is focused on ensuring that our executive compensation programs attract, retain and motivate leaders who create long-term value for our shareholders. Following a thorough review of our executive compensation program and incorporating feedback received from our shareholders, the Committee made the following changes to our compensation program in 2020 and 2021.

Compensation Program Changes	Rationale

For 2020
Adjusted the annual incentive mix for our CEO to increase the weighting of financial metrics and decrease the weighting of non-financial metrics	• Places a stronger emphasis on financial results for the CEO and increases the portion of the CEO’s bonus that is subject to formulaic determination based on financial results.

Adjusted the long-term incentive mix for our CEO to increase the weighting of PSUs and decrease the weighting of RSUs

•  Increases the portion of the CEO’s equity award that is tied to relative TSR performance, increasing the amount of his total compensation that is ‘at risk’ and providing stronger alignment with shareholders.

Added a TSR governor, so that a PSU award cannot exceed target if absolute TSR is negative	• Aligns with corporate governance best practice and ensures that executives’ PSU payouts are aligned with shareholder value creation.

Increased required stock ownership levels for CEO	• Ensures further alignment between our CEO and shareholders.

Increased the target performance goal for the PSUs from the 50th percentile to 55th	• Increases the rigor of the goals and ensures target payouts are received only if relative TSR performance exceeds the majority of our peers.

For 2021
Re-introduced 0% PSU payout for below threshold performance, and increased the payouts for top performance

•  Responded to the feedback received from our shareholders, by adjusting the payout range to provide for no PSU payouts in the case of bottom quartile performance, balanced with a higher upside of 200% of target to reward exceptional performance.

Increased the weighting of Company financial results (OROACE) in our Annual Incentive Plan for all non-CEO named executive officers.

•  Moved toward a “One AXIS” incentive plan design that places a heavier weighting on key corporate results: Business Unit Leaders will have 55% of their annual incentive award based on Company OROACE (previously 35%); and Corporate Function Leaders will have 70% of their annual incentive award based on Company OROACE (previously 60%).

Introduced metrics to the Annual Incentive Plan that assess our underwriting year performance to reward our named executive officers for delivering on the desired portfolio.	• Prioritized development of our capabilities to better allocate capital across all lines of business through disciplined capital allocation, along with improved underwriting and pricing approaches.

4	PROXY STATEMENT SUMMARY

Corporate Governance Highlights	Corporate governance continues to be an area of significant focus for our Board. Our current governance practices include the following, many of which are discussed in further detail throughout this proxy statement:

•	Regular shareholder engagement

•	Annual Board and committee self-evaluations

•	Majority independent Board and fully independent Audit, Compensation and Corporate Governance and Nominating Committees

•	None of our directors serve on the board of directors of more than three other publicly-held corporations

•	Majority vote standard for election of directors

•	No stockholder rights plan (“poison pill”)

•	Shareholders holding 10% or more of our outstanding stock have the right to call a special meeting

Shareholder Engagement and Responsiveness to Shareholders	In addition to our regular investor relations efforts, we engaged with shareholders representing over 50% of our outstanding common shares. In the fall, we held meetings with holders representing approximately 35% of our outstanding shares and in the spring, we held meetings with holders representing approximately 27% of our outstanding shares.

•

Henry Smith, our Compensation Committee Chairman, who also served as our Lead Independent Director until his appointment as our independent Chairman, actively participated in a majority of the meetings.

•	During the meetings, we discussed our executive compensation and governance practices as well as environmental, social and sustainability topics.

•

Responding to shareholder feedback, changes were made to our compensation program as summarized in “Evolution of our Compensation Program” above and discussed in further detail in “Compensation Discussion and Analysis—Executive Summary, Shareholder Engagement and Responsiveness to 2020 Say on Pay Vote.”

Prompt return of your proxy will help reduce the costs of re-solicitation.

PROXY STATEMENT SUMMARY	5

PROPOSAL 1. ELECTION OF DIRECTORS

BOARD STRUCTURE

Our Board is divided into three classes, designated as Class I, Class II and Class III. The term for each Class I director expires at this year’s Annual General Meeting to be held on May 7, 2021; the term for each Class III director will expire at the Company’s Annual General Meeting in 2022; and the term for each Class II director will expire at the Company’s Annual General Meeting in 2023. At each annual general meeting of the Company, the successors of the class of directors whose term expires at that meeting will be elected for a term expiring at the annual general meeting to be held in the third year following the year of their election.

Four Class I directors are to be elected at the meeting to serve until the Company’s Annual General Meeting in 2024. Three of the nominees are currently directors and one of the nominees (Axel Theis) was appointed to the Board effective April 1, 2021. Our Corporate Governance and Nominating Committee recommended all of the nominees to our Board for election at the meeting and all nominees have consented to serve on our Board. We do not expect that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the Annual General Meeting, proxy cards authorizing the proxies to vote for the nominees will instead be voted for substitute nominees recommended by our Board.

Our Board has reviewed its classified board structure and continues to believe that this structure provides greater stability and continuity in the Board’s membership and in the direction and guidance that it provides to the Company’s management. As compared to an annual election process, this approach promotes a long-term perspective to our strategic objectives and has proved beneficial to our CEO and executive management in establishing the Company’s short- and long-term priorities. We believe that a classified election process remains in the best interests of our shareholders.

SKILLS, QUALIFICATIONS AND EXPERIENCE OF DIRECTORS

For the Board to satisfy its oversight responsibilities effectively, the Board seeks members who combine the highest standards of integrity with significant accomplishments in their chosen fields. The Corporate Governance and Nominating Committee is responsible for recommending qualified candidates for directorships to be filled by the Board or by our shareholders. Directors are expected to bring a diversity of experiences, skills and perspectives to our Board. The Committee considers qualities of intelligence, honesty, perceptiveness, good judgment, high ethics and standards, integrity and fairness to be of paramount importance. It also examines experience, diversity, knowledge and skills in business judgment, leadership, strategic planning, general management practices and crisis response. In addition, the Committee looks for candidates with financial expertise and a willingness and ability to commit the time required to fully discharge their responsibilities to the Board. The Committee evaluates candidates based on their qualifications and not based on the manner in which they were submitted for consideration.

The Committee views diversity as an essential element of our Board’s composition and effectiveness. Attributes that will be additive to our overall Board’s diversity, such as race, gender identity, age, sexual orientation, ethnicity and national origin are considered in the identification and evaluation of our director candidates.

As reflected in the chart below, we believe our Board offers a diverse range of skills and experience to provide effective oversight of the Company and create long-term growth through successful execution of the Company’s strategic initiatives.

6	PROPOSAL 1. ELECTION OF DIRECTORS

DIRECTORS
EXPERIENTIAL CRITERIA (1)
Public Company Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Digital Experience					✓	✓				✓
Insurance Experience	✓	✓	✓	✓			✓		✓	✓	✓
Reinsurance Experience	✓	✓	✓	✓					✓
Finance Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
International Experience	✓	✓	✓		✓	✓	✓	✓	✓		✓
Banking Experience		✓	✓		✓			✓		✓	✓
Legal/Regulatory Experience	✓			✓					✓
COMPOSITION
Other Current U.S.-Listed Public Boards	1	0	2	0	0	3	0	0	0	2	2
Average Age = 64.5 years	68	63	72	62	48	62	77	72	63	61	62
Average Tenure = 5.9 years	.8	9	18	1.3	2.3	0	11.7	16.9	0	2.8	2
Racially/Ethnically Diverse						◾
Gender Diverse				◾	◾					◾	◾

(1)	Competencies with a “✓” indicate substantial professional experience.

BOARD REFRESHMENT PROCESS

Our Board is committed to orderly director succession planning and having a diversity of perspectives, skills and experiences on our Board aligned with our long-term strategy. While our Board benefits immensely from the industry expertise of our longer-tenured directors, we recognize the importance of regular, thoughtful refreshment and have launched a thoughtful director succession planning process. Our Corporate Governance and Nominating Committee has engaged a third-party search firm to identify and evaluate potential candidates for service on our Board. With the assistance of the third-party search firm, our Corporate Governance and Nominating Committee identified the skills and experience which are needed to lead the Company into the future, in line with our evolving strategy, and has evaluated director candidates based upon these desired qualities, attributes and skills. This succession planning has been conducted over time, as part of a multi-stage process, to ensure that the Company continues to benefit from the Company-specific expertise of our longer-tenured directors, balanced with the fresh perspectives brought by our newer directors.

Our director succession planning and refreshment process:

•	Emphasizes the importance of diversity; and

•

Focuses on expanding the collective skills and experience of our Board with our new directors bringing deep industry and financial expertise, regulatory experience, innovative thinking and strategic perspective.

Since July 2018, six longer-tenured directors have retired. However, as a result of the Corporate Governance and Nominating Committee’s thoughtful approach to director succession planning, the Board was positioned to nominate highly qualified directors. Since July 2018, seven talented directors with diverse skill sets and professional backgrounds have joined the Board, adding four women and one racially/ethnically diverse director.

PROPOSAL 1. ELECTION OF DIRECTORS	7

BOARD DIVERSITY

The Corporate Governance and Nominating Committee views diversity as a key element of our Board’s composition and effectiveness. The Committee also believes that it is desirable for new candidates to contribute to the variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Highlights of our directors continuing in office include the following:

DIRECTOR NOMINEES

The table below sets forth the names, ages, classes and positions of the nominees who are standing for election at the meeting. The biographies that follow provide business experience and U.S. – listed public Company directorships held during the last five years.

Name	Age	Class	Position	Since

Charles A. Davis	72	I	Independent Director	November 2001

Elanor R. Hardwick (1)	48	I	Independent Director	November 2018

Axel Theis (1)	63	I	Independent Director	April 2021

Barbara A. Yastine (1)	61	I	Independent Director	July 2018

(1)

Mses. Hardwick and Yastine and Dr. Theis were identified as director candidates by a third-party search firm as part of our Board refreshment process. Upon recommendation by our Corporate Governance and Nominating Committee, Mses. Hardwick and Yastine were unanimously appointed by the Board effective November 1, 2018 and July 1, 2018, respectively. Dr. Theis was unanimously appointed by the Board effective April 1, 2021.

8	PROPOSAL 1. ELECTION OF DIRECTORS

Charles A. Davis	Experience:

•	Current Chief Executive Officer of Stone Point Capital LLC, serving since June 2005.

•

From 1998 until May 2005, held various executive positions at MMC Capital, Inc., a subsidiary of Marsh & McLennan Companies, Inc., serving as the Chief Executive Officer from 1999 to 2005 and as Chairman from 2002 to 2005. Also served as a Vice Chairman of Marsh & McLennan Companies, Inc. from 1999 to November 2004.

•

Spent 23 years at Goldman Sachs & Co. LLC, where, among other positions, Mr. Davis served as head of Investment Banking Services worldwide; head of the Financial Services Industry Group; General Partner; Senior Director; and Limited Partner.

Education: B.A. from the University of Vermont and M.B.A. from Columbia Business School

Public Company Boards: The Hershey Company and The Progressive Corporation

Key Qualifications: The Board believes that Mr. Davis is qualified to serve as a director based on his distinguished career in investment banking, his extensive knowledge of corporate finance and his experience in the insurance industry.

Committee Membership: Chair of Finance Committee and member of the Executive and Risk Committees

Elanor R. Hardwick	Experience:

•	Former Chief Digital Officer of UBS, leading the bank’s innovation and digitization activities across all business lines and functions globally, serving from 2018 to June 2020.

•	Served as Head of Innovation of Deutsche Bank from 2016 to 2018, leading innovation across business lines and functions globally and supporting the company’s digital strategy development.

•	From 2011 to 2016, served as Chief Executive Officer of Credit Benchmark Ltd., a FinTech start-up and provider of credit risk data, leading the company from its foundation.

•

Held a succession of senior leadership positions at Thomson Reuters from 2005 to 2011 including Global Head of Strategy, Investment and Advisory; Global Head of Professional Publishing; and Head of Strategy for Europe and Asia.

•	Held positions at Morgan Stanley International from 2002 to 2005; Booz-Allen & Hamilton from 1997 to 2000; and the United Kingdom’s Department of Trade and Industry from 1995 to 1997.

Education: M.A. from the University of Cambridge and M.B.A. from Harvard Business School

Public Company Boards: None

Key Qualifications: The Board believes that Ms. Hardwick is qualified to serve as a director based on her leadership positions in the financial services and FinTech industries, including her experience leading global innovation and digital strategy initiatives at UBS and Deutsche Bank.

Committee Membership: Compensation, Corporate Governance and Nominating and Risk Committees.

PROPOSAL 1. ELECTION OF DIRECTORS	9

Axel Theis	Experience:

•

Served in various management roles during his distinguished 33-year career with Allianz SE, including as a member of the Allianz Board of Management from 2015 to 2020; Chief Executive Officer of Allianz Global Corporate & Specialty SE from 2006 to 2014; and Chief Executive Officer of Allianz Global Risks Ruckversicherungs from 2004 to 2006.

•

Also served on Allianz’s U.K. subsidiary board as Chairman from 2015 to 2018, as a member of the U.S. and Irish subsidiaries of Allianz from 2015 to 2018 and as Chairman of Allianz’ French credit insurance company, Euler Hermes from 2015 to 2019.

Education: Ph.D. from the Eberhard Karls Universität Tübingen

Public Company Boards: None

Key Qualifications: The Board believes Dr. Theis is qualified to serve as a director based on his 33 years of multinational experience at Allianz and his experience leading (re)insurance and asset management businesses of significant scale across the European and global markets

Committee Membership: Audit and Risk Committees

Barbara A. Yastine	Experience:

•

Former Chair and Chief Executive Officer of Ally Bank, a digital banking leader. Served as Chair from 2010 to 2015 and became interim Chief Executive Officer and President in 2011 before serving as Chief Executive Officer and President beginning in 2012. Also served as Chief Administrative Officer of Ally Financial from 2010 to 2012.

•

Previously served on the Board of First Data Corporation from 2016 to July 2019 and also as a director and co-Chief Executive Officer of privately held Lebenthal Holdings, LLC from September 2015 to June 2016. In November 2017, Lebenthal and certain of its subsidiaries filed voluntary petitions for bankruptcy under Chapter 7 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York.

•	Held various executive roles at Citigroup and Credit Suisse First Boston spanning over 17 years.

Education: B.A. in Journalism from New York University and M.B.A. from New York University

Public Company Boards: Primerica, Inc. and Zions Bancorporation

Key Qualifications: The Board believes that Ms. Yastine is qualified to serve as a director based on her more than 30 years of management experience in the financial services and risk management sectors, including her prior role as Chair, Chief Executive Officer and President of Ally Bank.

Committee Membership: Chair of the Corporate Governance and Nominating Committee and member of the Audit and Risk Committees

Recommendation of the Board

The Board recommends that you vote “FOR” the election of these nominees.

10	PROPOSAL 1. ELECTION OF DIRECTORS

DIRECTORS CONTINUING IN OFFICE

The table below sets forth the names, ages, classes and positions of the directors who are not standing for election at the Annual General Meeting but whose term of office will continue after the meeting. The biographies that follow provide business experience and U.S.-listed public company directorships held during the last five years.

Name	Age	Class	Position	Since

Henry B. Smith (1)	72	III	Chairman of the Board	May 2004

Albert A. Benchimol	63	III	Chief Executive Officer and President	January 2012

W. Marston Becker	68	II	Independent Director	June 2020

Anne Melissa Dowling	62	III	Independent Director	January 2020

Michael Millegan (2)	62	II	Independent Director	April 2021

Thomas C. Ramey	77	II	Independent Director	July 2009

Lizabeth H. Zlatkus	62	II	Independent Director	March 2019

(1)	Mr. Smith succeeded Mr. Butt as Chairman upon Mr. Butt’s retirement from the Board effective September 16, 2020.

(2)	Mr. Millegan was unanimously appointed by the Board effective April 1, 2021.

Henry B. Smith	Experience:

•	Served as the Chief Executive Officer and President of W.P. Stewart & Co., Ltd. from May 2005 to March 2006.

•	Former Chief Executive Officer of the Bank of Bermuda Limited from March 1997 to March 2004.

•

Joined the Bank of Bermuda in 1973 serving in various senior positions including Executive Vice President and Chief Operations Officer; Executive Vice President Europe; and Senior Vice President and General Manager, Retail Banking.

Education: B.A. from Trinity College-Hartford

Public Company Boards: None

Key Qualifications: The Board believes that Mr. Smith is qualified to serve as a director based on his background and extensive international banking experience, including his 31-year career with the Bank of Bermuda.

Committee Membership: Chair of the Executive and Compensation Committees and member of the Corporate Governance and Nominating Committee

Albert A. Benchimol	Experience:

•	Has served as our President and Chief Executive Officer since May 2012. He previously served as our Executive Vice President and Chief Financial Officer from January 2011 until May 2012.

•

Served as Executive Vice President and Chief Financial Officer of PartnerRe Ltd. from April 2000 through September 2010 and as Chief Executive Officer of PartnerRe Ltd.’s Capital Markets Group business unit from June 2007 through September 2010.

•	Prior to joining PartnerRe, Mr. Benchimol was Senior Vice President and Treasurer at Reliance Group Holdings, Inc. for 11 years and was previously with the Bank of Montreal from 1982 to 1989.

Education: B.S. from McGill University and M.B.A. from McGill University

Public Company Boards: None

Key Qualifications: The Board believes that Mr. Benchimol is qualified to serve as a director based on his 39 years of experience in corporate finance, investments, the finance and insurance industry and his specific background as the Company’s Chief Executive Officer and President and former Chief Financial Officer.

Committee Membership: Executive and Risk Committees

PROPOSAL 1. ELECTION OF DIRECTORS	11

W. Marston Becker	Experience:

•	Served as Chairman of the Board of QBE Insurance Group from 2014 until April 2020.

•

Served as Chairman and Chief Executive Officer of: Alterra Capital Holdings Limited from 2006 to 2013, Trenwick Group, Ltd. from 2002 to 2005, the run-off for LaSalle Re Holdings from 2002 to 2008 and Orion Capital Corporation from 1996 to 2000.

•	Served as President and Chief Executive Officer of McDonough Caperton Insurance Group, Inc. from 1987 to 1994.

•	Holds the Chartered Financial Analyst designation and is an admitted attorney in West Virginia.

Education: B.S. from West Virginia University and J.D. from West Virginia University

Public Company Boards: MBV Financial Corp.

Key Qualifications: The Board believes that Mr. Becker is qualified to serve as a director based on his 35 years of experience, including Chief Executive Officer and Chairman leadership positions in the insurance and financial industries.

Committee Membership: Chair of the Risk Committee and Member of the Audit, Executive and Compensation Committees

Anne Melissa Dowling	Experience:

•	Served as Director of Insurance for the State of Illinois from 2015 to 2017 and as Deputy Commissioner of Insurance for the State of Connecticut from 2011 to 2015.

•

Held executive management roles in the areas of investments, treasury, strategic planning and marketing and governance at Massachusetts Mutual Financial Group; Connecticut Mutual Life Insurance Company; Travelers Insurance Company; and at Aetna Life & Casualty, where she began her career in 1982.

•	Holds the Chartered Financial Analyst designation.

Education: B.A. from Amherst College and M.B.A. from Columbia Business School

Public Company Boards: None

Key Qualifications: The Board believes that Ms. Dowling is qualified to serve as a director based on her insurance industry expertise including 25 years of executive management in the private sector and, most recently in the public sector, as Director of the Illinois Department of Insurance.

Committee Membership: Audit, Corporate Governance and Nominating, Finance and Risk Committees.

Michael Millegan	Experience:

•	Serves as Founder and Chief Executive Officer of Millegan Advisory Group-3 LLC, a strategic advisory firm for early-stage companies.

•

Held executive leadership and management roles at Verizon over the course of his 33-year tenure, including President of Verizon Global Wholesale Group, Area President of Verizon Midwest Region and Senior Vice President of Verizon Enterprise Operations.

Education: B.A. from Angelo State University and M.B.A. from Angelo State University

Public Company Boards: Portland General Electric Company, Wireless Telecom Group, Inc. and CoreSite Realty Corporation

Key Qualifications: The Board believes Mr. Millegan is qualified to serve as a director based on his 33 years of leadership experience in the areas of

12	PROPOSAL 1. ELECTION OF DIRECTORS

digital technology and platforms, cybersecurity, supply chain management, sales, marketing and operations.

Committee Membership: Audit and Compensation Committees

Thomas C. Ramey	Experience:

•

Former Chairman and President of Liberty International, a wholly owned subsidiary of Liberty Mutual Group, from 1997 to 2009. Also served as Executive Vice President of Liberty Mutual Group from 1995 through 2009.

•	Served as President and Chief Executive Officer of American International Healthcare, a subsidiary of AIG.

•	Founder and President of an international healthcare trading company.

Education: B.A. from Texas Tech University and M.A. from Tulane University

Public Company Boards: None

Key Qualifications: The Board believes Mr. Ramey is qualified to serve as a director based on his extensive insurance industry knowledge and significant background in international insurance operations, acquisitions and management.

Committee Membership: Audit, Corporate Governance and Nominating and Compensation Committees

Lizabeth H. Zlatkus	Experience:

•

Served in various senior leadership positions during her tenure with The Hartford Financial Services Group from 1983 to 2011, including Chief Financial Officer and Chief Risk Officer of the firm and Co-President of Hartford Life Insurance Companies and as Executive Vice President of The Hartford’s international operations and the group life and disability divisions.

Education: B.S. from Pennsylvania State University

Public Company Boards: Boston Private Financial Holdings, Inc. and Meta Financial Group, Inc. Former director of Computer Sciences Corporation from 2016 to 2017.

Key Qualifications: The Board believes that Ms. Zlatkus is qualified to serve as a director based upon her leadership experience with insurance organizations, including her prior roles as Chief Financial Officer and Co-President as well as her executive management background in risk and operations during her 28-year career with The Hartford Financial Services Group.

Committee Membership: Chair of the Audit Committee and member of the Compensation and Finance Committees

PROPOSAL 1. ELECTION OF DIRECTORS	13

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE HIGHLIGHTS

Corporate governance is an area of significant focus for our Board and is a critical component of our success in driving sustained shareholder value. Highlights of our corporate governance standards are provided below:

✓	Majority vote standard for election of directors. Each director must be elected by a majority of votes cast, not a plurality.

✓	No “over-boarding.” None of our directors serve on the board of directors of more than three other publicly held corporations.

✓	Regular shareholder engagement. We engage with our shareholders to better understand their perspectives.

✓	Regular Board and Committee self-evaluation process

✓	Active Board refreshment process

✓	No hedging the economic risk of owning AXIS stock or pledging of AXIS stock for loans or other obligations
✓	Shareholders holding 10% or more of our outstanding stock have the right to call a special meeting

✓	Majority independent Board. All of our directors are independent, except for our CEO.

✓	Independent Audit, Compensation and Corporate Governance and Nominating Committees

✓	Robust Code of Business Conduct. AXIS is committed to operating its business with the highest level of ethical conduct and has adopted a Code of Business Conduct that applies to all employees and officers as well as the Board of Directors. Our Code of Business Conduct is available at www.axiscapital.com.

DIRECTOR INDEPENDENCE

Our Board currently consists of 11 directors, ten of whom are independent. The Board has affirmatively determined that each of Messrs. Becker, Davis, Millegan, Ramey, Smith and Theis and Mses. Dowling, Hardwick, Yastine and Zlatkus are independent as defined in the listing standards of the NYSE and in accordance with the Company’s Corporate Governance Guidelines, including with respect to committee service. In addition, the Board had affirmatively determined that each of Messrs. Robert Friedman, Christopher Greetham, Maurice Keane and Wilhelm Zeller, who served as directors during 2020, were independent as defined in the listing standards of the NYSE and in accordance with the Company’s Corporate Governance Guidelines, including with respect to committee service, while Michael Butt, the Company’s former Chairman who retired in 2020, was not independent. Mr. Benchimol serves as our Chief Executive Officer and President and therefore is not independent. The Board has made these determinations based primarily on a review of the responses of the directors to questions regarding employment and compensation history, family relationships and affiliations and discussions with the directors.

With respect to Charles A. Davis, the Board reviewed his current relationship with Stone Point Capital LLC (“Stone Point”) and assets that we currently have under management with affiliates of Stone Point, along with his indirect share ownership of the Company through Stone Point affiliated entities (refer to “Principal Shareholders” later in this proxy statement). The Board determined that none of these relationships constitute a material relationship with us as defined in the listing standards of the NYSE and in accordance with the Company’s Corporate Governance Guidelines. For more details about these relationships and the related transactions, see “Certain Relationships and Related Transactions” below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Persons. With the assistance of the Company’s General Counsel, our Corporate Governance and Nominating Committee is required to consider and approve all transactions in which AXIS participates where a related person may have a direct or indirect material interest which involves an amount greater than $120,000. When reviewing transactions, the Corporate Governance and Nominating Committee considers any factors it deems relevant, including (i) whether the transaction is in the ordinary course of business of the Company, (ii) whether the transaction is on terms no less favorable than terms available to an unaffiliated third party, (iii) the related party’s interest in the transaction, (iv) the approximate dollar value of the transaction, (v) the purpose of the transaction, (vi) the disclosure obligations of the Company, (vii) the conflict of interest provisions of our Code of Business Conduct; and (viii) any other information that may be considered material.

14	CORPORATE GOVERNANCE

Related persons include any of our directors, director nominees or executive officers, certain of our shareholders and their respective immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests.

Our Code of Business Conduct requires all directors, officers and employees who may have either a potential or apparent conflict of interest to promptly disclose such conflict to our General Counsel. We seek affirmative confirmation of compliance with our Code of Business Conduct from our directors, officers and employees annually. Additionally, each year, our directors and executive officers complete questionnaires that require the identification of any arrangements or transactions in which they or their family members have an interest.

During 2020, Mr. Butt, who served as our Chairman until his retirement in September 2020, received $400,000 in consulting fee payments pursuant to the terms of a consulting agreement by and between Mr. Butt and the Company dated May 3, 2012, as amended, which terminated on December 31, 2020.

Charles A. Davis is the Chief Executive Officer of Stone Point. In the ordinary course of business, the Company engages SKY Harbor Capital Management, LLC, an affiliate of Stone Point, to manage approximately 6% of our total investments representing certain of our high-yield debt portfolios. In 2020, we paid $2.6 million to SKY Harbor Capital Management, LLC in management fees relating to these portfolios.

We have invested $11 million in a co-investment with Stone Point for a partnership interest in T-VIII Co-Invest-A LP, an entity formed by Stone Point to facilitate the investment by multiple investors in Duff & Phelps, LLC, a financial advisory firm. We pay no fees to Stone Point in connection with our investment in Duff & Phelps, LLC.

Additionally, we have committed to invest $71 million to Stone Point’s private equity fund, Trident VIII L.P. In 2020, we paid $1.1 million in management fees to Stone Point in connection with our investment in Trident VIII L.P.

We also have approximately $38 million invested in the Freedom Consumer Credit Fund, LLC Series B, the manager of which is Freedom Financial Asset Management, LLC, an indirect subsidiary of Pantheon Partners, LLC. Investment funds managed by Stone Point own approximately 14.5% of Pantheon Partners, LLC. During 2020, management fees paid to Freedom Financial Asset Management, LLC totaled $2 million.

In January 2021, we committed to invest $30 million in Stone Point’s Business Development Company. As an investor in the Business Development Company, we will receive an ownership interest in SPC Credit, the Stone Point entity that manages BDC and other existing and future Stone Point credit strategies. No fees were paid during 2020 relating to this investment.

BOARD COMMITTEES

Our Board maintains Audit, Compensation, Corporate Governance and Nominating, Finance, Risk and Executive Committees. Current copies of the charter for each of these committees, as well as our Corporate Governance Guidelines, are available on our website at www.axiscapital.com. The table below provides current membership and meeting information for each committee. In addition, the table identifies the independent directors, as determined by our Board based on the NYSE listing standards and our Corporate Governance Guidelines.

Name	Audit	Compensation	Corporate Governance and Nominating	Finance	Risk	Executive	Independent Director

W. Marston Becker	Member	Member			Chair	Member	X

Albert A. Benchimol					Member	Member

Charles A. Davis				Chair	Member	Member	X

Anne Melissa Dowling	Member		Member	Member	Member		X

Elanor R. Hardwick		Member	Member		Member		X

Michael Millegan	Member	Member					X

Thomas C. Ramey	Member	Member	Member				X

Henry B. Smith		Chair	Member			Chair	X

Axel Theis	Member				Member		X

Barbara A. Yastine	Member		Chair		Member		X

Lizabeth H. Zlatkus	Chair	Member		Member			X

2020 Meetings	10	9	5	5	4	0

CORPORATE GOVERNANCE	15

Audit Committee. The Audit Committee has general responsibility for the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit functions and independent auditors. The Committee appoints, retains and determines the compensation for our independent auditors, pre-approves the fees and services of the independent auditors and reviews the scope and results of their audit. The Audit Committee has been established in accordance with Rule 10A-3 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee is a non-management director and is independent based on the listing standards of the NYSE and our Corporate Governance Guidelines. Our Board has determined that each of Messrs. Becker, Ramey and Theis and Mses. Dowling Yastine and Zlatkus qualify as an audit committee financial expert pursuant to the rules and regulations of the SEC.

Compensation Committee. The Compensation Committee establishes compensation for our Chief Executive Officer and certain other executives in light of our established corporate performance goals and makes recommendations to our Board with respect to overall officer, management and employee compensation policies, incentive compensation plans, equity-based plans and director compensation. Each member of this Committee is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and is independent as defined in the listing standards of the NYSE and in accordance with our Corporate Governance Guidelines. For a description of our processes and procedures for the consideration and determination of executive and director compensation, see “Compensation Discussion and Analysis” and “2020 Directors Compensation” later in this proxy statement.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee takes a leadership role in shaping our corporate governance by identifying and proposing qualified director nominees, overseeing the purpose, structure and composition of our Board committees and periodically reviewing our Code of Business Conduct and Corporate Governance Guidelines. The Committee also establishes and oversees our Board and committee evaluation process which occurs annually. During 2021, the Committee Chair held one-on-one discussions with each director to augment its process conducted with the Board and each committee in a group setting. The Committee will report actionable feedback to the Board at its regularly scheduled meeting in May. The Committee considers the one-on-one discussions as an added benefit which deepens its assessment of the overall effectiveness of the Board and its committees. Additionally, the Committee also oversees our corporate citizenship and sustainability initiatives which are considered to be an essential part of our governance and are discussed in detail further in this proxy statement. Each member of this Committee is a non-management director and is independent as defined in the listing standards of the NYSE and in accordance with our Corporate Governance Guidelines.

Finance Committee. The Finance Committee oversees the investment and treasury functions of the Company, including the investment of funds and financing facilities. It also is responsible for establishing our investment policies and guidelines, reviewing the selection of investment managers, evaluating the performance of investment managers, monitoring the need for additional financing and ensuring compliance with outstanding debt facility covenants.

Risk Committee. The Risk Committee assists the Board in its oversight of risks to which the Company is exposed and monitors our compliance with our aggregate risk standards and risk appetite. The Risk Committee also reviews compensation practices to determine whether our policies and plans are consistent with the Company’s risk framework and do not encourage excessive risk taking.

Executive Committee. The Executive Committee may exercise the authority of the Board when the entire Board is not available to meet, except in cases where the action of the entire Board is required by our memorandum of association, our bye-laws or applicable law.

MEETINGS OF THE BOARD AND ITS COMMITTEES

Pursuant to our Corporate Governance Guidelines, we expect our directors to attend all meetings of our Board, all meetings of all committees of the Board on which they serve and each annual general meeting, absent exigent circumstances. Our Board met seven times during the year ended December 31, 2020. No director attended fewer than 75% of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which the director served (during the period that each director served on the Board or such committee(s)). Ten of our directors then in office attended our 2020 Annual General Meeting.

16	CORPORATE GOVERNANCE

MEETINGS OF NON-MANAGEMENT DIRECTORS

The Board believes that one of the key elements of effective, independent oversight is for the independent directors to meet in executive session on a regular basis without the presence of management. In 2020, the independent directors met in executive session at each of our four regularly scheduled Board meetings. Mr. Smith, who served as Lead Independent Director until his appointment as independent Chairman in September 2020, chaired these sessions.

LEAD INDEPENDENT DIRECTOR

The Board believes that the role of a Lead Independent Director can enhance effective governance. During Mr. Butt’s tenure as non-independent Chairman in 2020, Mr. Smith served as the Lead Independent Director. In September 2020, Mr. Smith was appointed as independent Chairman. In addition to presiding at executive sessions of the non-management directors as well as all meetings at which the Chairman is not present, the Lead Independent Director’s duties included:

•	providing input on meeting scheduling, agendas and information that is provided to the Board;

•	acting as a liaison between the independent directors and the former Chairman;

•	recommending, as appropriate, that the Board retain consultants who will report directly to the Board; and

•	consulting and communicating with major shareholders on a per-request basis.

Under the Company’s Corporate Governance Guidelines, the Company no longer requires a Lead Independent Director since Mr. Smith qualifies as an independent Chairman.

BOARD LEADERSHIP STRUCTURE

The Board believes that the decision of whether to combine or separate the positions of Chief Executive Officer and Chairman varies from company to company and depends upon a company’s particular circumstances at a given point in time. The Board continues to believe that separating the Chief Executive Officer and Chairman positions is the appropriate leadership structure for our company and is in the best interests of our shareholders. In addition, the Board believes that AXIS’ leadership structure does not affect the Board’s role in risk oversight of the Company. Mr. Smith serves as our Chairman of the Board, while Mr. Benchimol serves as our Chief Executive Officer and President. Our Board believes that this structure best encourages the free and open dialogue of alternative views and provides for strong checks and balances. Additionally, the Chairman’s attention to Board and committee matters allows Mr. Benchimol to focus more specifically on overseeing the Company’s day-to-day operations and underwriting activities as well as strategic opportunities and planning.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2020, Messrs. Smith, Greetham, Keane, Ramey and Zeller and Mses. Hardwick and Zlatkus served on our Compensation Committee. Messrs. Greetham, Keane and Zeller retired from the Board in 2020. During fiscal year 2020, none of our executive officers served on the Compensation Committee (or its equivalent) or on the board of directors of another entity where one of our Compensation Committee members was an executive officer.

CONSIDERATION OF DIRECTOR NOMINEES

The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders to be nominated to our Board for election at the Annual General Meeting. A shareholder who wishes to submit a candidate for consideration must be a shareholder of record at the time that such shareholder submits a candidate for nomination and must be entitled to vote for the candidate at the meeting. A shareholder must give written notice of the submission to our Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary of the annual general meeting for the preceding year; provided, that, if the date of the annual general meeting is moved more than 30 days before or after the anniversary date of the annual general meeting for the preceding year, the deadline for giving written notice of the submission to our Secretary will instead be a reasonable time before we begin to print and mail our proxy materials. The notice must include:

•	the name, age and business and residence addresses of the candidate;

•	the principal occupation or employment of the candidate;

•	the number of common shares or other securities of the Company beneficially owned by the candidate;

CORPORATE GOVERNANCE	17

•	all other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

•	the candidate’s written consent to be named in the proxy statement and to serve as a director if elected.

The notice also must include information on the shareholder submitting the nomination, including the shareholder’s name and address as it appears on our share register and the number of our common shares beneficially owned by the shareholder.

COMMUNICATIONS WITH BOARD OF DIRECTORS

Shareholders and other interested parties may send communications to our Board by sending written notice to our Secretary at our headquarters at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda. The notice may specify whether the communication is directed to the entire Board, to the non-management directors or to a particular Board committee or other director. Our Secretary will handle routine inquiries and requests for information or will otherwise determine whether the communication is made for a valid purpose and is relevant to the Company and its business and, if he so determines, will forward the communication to our Chairman of the Board, to the non-management directors or to the appropriate committee chairman or director. At each meeting of our Board, our Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors upon request.

BOARD OVERSIGHT OF RISK AND RISK MANAGEMENT

With assistance from the Risk Committee of the Board of Directors, the Board oversees the integrity and effectiveness of our enterprise risk management framework and ensures that our risk assumption and risk mitigation activities are consistent with that framework. The Risk Committee reviews, approves and monitors our overall risk strategy, risk appetite and key risk limits and receives regular reports from the Group Risk Management function to ensure any significant risk issues are being addressed by management. Further, the Risk Committee reviews, with management and Internal Audit, the Company’s general policies and procedures and ensures that effective systems of risk management and controls are established and maintained. Among its other responsibilities, the Risk Committee also reviews and approves the Company’s annual Own Risk and Solvency Assessment report. The Risk Committee assesses the independence and objectivity of our Group Risk Management function, approves its terms of reference and reviews its ongoing activities.

Following a recommendation by the Chief Executive Officer, the Risk Committee also conducts a review and provides a recommendation to the Board of Directors regarding the appointment and/or removal of the Chief Risk Officer. The Risk Committee meets with the Chief Risk Officer in executive sessions on a regular basis.

The Finance Committee of the Board of Directors oversees the Company’s investment of funds and adequacy of financing facilities. This includes approval of the our strategic asset allocation plan. The Audit Committee of the Board of Directors, which is supported by Internal Audit, is responsible for overseeing internal controls and compliance procedures, and also reviews our policies regarding risk assessment and risk management with management and the Chairman of the Risk Committee.

Climate Change Risk. Our Board, along with our Risk Committee, oversees the risks and opportunities related to the Company’s climate change exposure and initiatives and receives periodic reports relating to climate change as part of their standing agendas.

Information Security Risk. The Board, along with the Risk and Audit Committees of the Board, oversees our information security program. In 2020, our Board received periodic updates on cybersecurity matters, and these updates are part of the Board of Directors’ standing agenda.

Compensation Risk. For information regarding compensation-related risks, see “Risk Governance and Risk Management Organization” in the Compensation Discussion and Analysis section.

CODE OF BUSINESS CONDUCT AND CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines, along with our Code of Business Conduct and the charters of each of the committees of our Board, provide a framework for the corporate governance of the Company addressing matters such as director qualification standards, director responsibilities and duties and compensation of our directors. Our Corporate Governance Guidelines and our Code of Business Conduct apply to all of our directors, officers and

18	CORPORATE GOVERNANCE

employees, including our Chief Executive Officer and President, Chief Financial Officer and Controller, and are available on our website at www.axiscapital.com. We intend to disclose on our website any required amendment to, or waiver of, a provision of the Code of Business Conduct that applies to our Chief Executive Officer and President, our Chief Financial Officer or our Controller. In addition, waivers of the Code of Business Conduct for our directors and executive officers may be made only by our Board or the Corporate Governance and Nominating Committee and will be promptly disclosed to shareholders on our website in accordance with the listing standards of the NYSE. All directors and employees are required to certify their compliance with our Code of Business Conduct and Corporate Governance Guidelines annually.

CORPORATE CITIZENSHIP & SUSTAINABILITY

Our corporate citizenship program identifies, assesses and manages on an ongoing basis the environmental, social and governance (“ESG”) factors that are relevant to our long-term financial performance. We take into account the input of core stakeholders, including our colleagues, our shareholders and our communities, and consider material ESG factors in our strategic planning and risk oversight process. We are committed to enhancing our sustainability practices. To that end, a strategic enterprise goal for 2021 is to elevate the Company’s people and culture, including driving positive results with the Company’s diversity, equity and inclusion and corporate citizenship initiatives. At the end of the year, compensation determinations for the non-financial portion of our annual incentive plan, including its people and culture initiative, will be based on how the Company advanced all of its strategic objectives.

In 2020, we took steps to improve our transparency and accountability on corporate citizenship matters. AXIS adopted the Principles for Sustainable Insurance and the United Nations Global Compact. We also published our first report aligned with the Sustainable Accounting Standards Board, a voluntary public disclosure that provides ESG information.

Our corporate citizenship program focuses on the four strategic areas we initially identified as priorities in 2018 when we scaled up our work: the environment (which includes environmental sustainability and climate-risk mitigation), diversity, equity and inclusion, philanthropy and advocacy. Select initiatives in each of these areas are discussed below.

Our Planet: Environment

We recognize that climate-related risks are among the biggest threats to our planet today. To help manage these risks, we assess and mitigate the environmental impact of our business and exposures as well as our operations.

Our Business and Exposures – We believe that (re)insurers have an important role to play in mitigating climate risk, transitioning to a low-carbon economy and protecting our planet. In 2020, we continued to mitigate climate risk. In particular, our policy to limit thermal coal and oil sands underwriting and investment went into effect on January 1, 2020 and by year end, we committed to not underwrite new insurance or facultative reinsurance contracts, or provide investment support, for projects covering the exploration, production or transportation of oil and gas in the Arctic National Wildlife Refuge. As part of our commitment to transition to a low-carbon economy, we were proud to continue to be a top global player in the renewable energy insurance space – a line of business in which we continue to invest. We also completed an assessment report of climate risks across our product lines and continued to advance and monitor the latest science on climate change through our NatCat Centre of Excellence, the AXIS Research Center at the University of Illinois, our global climate-change working group and local modeling teams. We also model and review peril regions most likely to be affected by climate risk.

Our Operations – We completed a comprehensive assessment of our 2019 greenhouse gas emissions and plan to use the results of our assessment to inform our strategy to mitigate our environmental footprint. We were proud in 2020 to achieve Excellent BREEAM status for our London office and to open our Alpharetta, Georgia office which earned Platinum LEED status. Additional initiatives intended to address the environmental impact of our operations can be found in the AXIS Capital Holdings Limited Statement and Policy on Climate Risk and the Environment on our website.

Our Board, along with our Risk Committee, oversees the risks and opportunities related to the Company’s climate change exposure and initiatives and each receives periodic reports relating to climate change as part of its standing agenda.

CORPORATE GOVERNANCE	19

Our People: Diversity, Equity and Inclusion

A key pillar of our corporate citizenship platform is diversity, equity and inclusion. Encouraging a wide range of experiences, backgrounds and perspectives and ensuring equal treatment for all makes AXIS a more rewarding place to work, enables us to attract talented teammates, enriches our perspectives and makes us stronger as a global organization. Below are strategies and initiatives enacted in 2020 to foster a diverse, equitable and inclusive culture:

•

AXIS established a Diversity & Inclusion Council comprised of global employees representing a full spectrum of experiences and viewpoints. The Council, in partnership with AXIS’ dedicated diversity, equity and inclusion lead, identifies, prioritizes and enacts annual diversity, equity and inclusion goals that are aligned and embedded in our corporate initiatives. The Council is supported by an ancillary group of Diversity & Inclusion Advocates who actively engage and promote the work of the Council.

•

AXIS introduced various diversity, equity and inclusion educational initiatives, such as monthly “knowledge tests” on a range of diversity, equity and inclusion topics, informational toolkits serving as quick reference guides for colleagues, and the establishment of an anti-racism resource center. We continued mandatory unconscious bias training for new hires. In addition, AXIS hosted a global racial justice and equality discussion series moderated by an external diversity, equity and inclusion expert and employee input from the discussion series was one of many factors that informed our 2021 diversity, equity and inclusion strategy.

•	We continued to broaden our recruiting strategies to identify, recruit and develop a diverse pipeline of candidates. Recent initiatives include:

–	Establishing and enhancing existing relationships with diverse universities and professional organizations;

–	Participating in diverse apprenticeship programs in Bermuda, London and the U.S.;

–	Further building out our internship program with strong diverse representation;

–	Providing recruitment training and manager coaching with a focus on enhancing managers’ effectiveness at recruiting diverse candidates; and

–	Ensuring management succession plans have diverse representation.

•

AXIS established quarterly measurement of diverse hiring, turnover, promotions, succession planning and candidate slates. In support of this work, AXIS also measures gender pay gap semi-annually and conducts annual pay audits. We also continued to partner with a human capital analytics firm that advises companies with respect to diversity, equity and inclusion metrics to help us set, track and consistently improve our diversity, equity and inclusion.

•

AXIS participated in the Bloomberg Gender Equality Index, an index of public companies committed to disclosing their efforts to achieve gender equality, to build greater parity between genders within our organization. This participation, in turn, earned AXIS inclusion in the 2021 Bloomberg Gender Equality Index.

Our Communities: Philanthropy

Our philanthropy strategy focuses on organizations that drive awareness and action important to our company, people, communities and industry. AXIS has a long history of supporting charitable causes that align with our values. Our giving comes in many forms:

•	In 2020, AXIS donated $1 million to support COVID-19 relief efforts, including $100,000 to support underserved communities that have been particularly impacted by the pandemic.

•

Each year we host a Global Giving Rally, a period of time when colleagues can use paid time off to volunteer at local organizations. We also offer one additional paid day off to volunteer at any point during the year. In 2020, we shifted the initiative to a virtual setting.

•

As part of our investment in communities, AXIS sponsors a Matching Gifts Program, which is now in its thirteenth year of operation. In 2020, AXIS’ combined philanthropic activity supported over 570 non-profit organizations.

20	CORPORATE GOVERNANCE

Our Voice: Advocacy

AXIS focuses its advocacy efforts on driving significant change in the (re)insurance industry by promoting issues, policies and initiatives that are supportive of our values, our corporate citizenship pillars and our stakeholders.

For example, in terms of environmental and climate change advocacy:

•

AXIS continues to partner with leading researchers and students at the University of Illinois’ Office of Risk Management and Insurance Research. This partnership is creating new natural catastrophe risk conceptualization models that leverage data analytics and computer programming.

•

AXIS partnered with AIR Worldwide and scholars from the Brookings Institution to publish “Quantifying the Impact from Climate Change on U.S. Hurricane Risk,” a research study addressing how climate change may affect hurricane risk in the United States by 2050, specifically related to residential and commercial properties. This paper included information from University of Illinois research fellows funded by AXIS.

•

We expanded our work with the Insurance Development Forum (“IDF”), a public-private partnership that seeks to optimize and extend the use of insurance to address social, economic and environmental issues. We joined additional IDF working groups, including the Sovereign & Humanitarian Solutions working group, which focuses on the development of new insurance solutions for sovereigns, sub-sovereigns, international institutions and humanitarian agencies. We continue to play a leadership role as our CEO, Albert Benchimol, serves on the IDF Steering Committee; and

•

AXIS remains a member of the Bermuda Institute of Ocean Sciences’ Risk Prediction Initiative, which was formed in the wake of Hurricane Andrew in 1992. The Risk Prediction Initiative was formed in part to improve models for natural catastrophes and better estimate probable loss distributions.

In terms of diversity and inclusion advocacy:

•

AXIS participated in the 2020 Lloyd’s Dive In festival, an initiative focused on diversity, equity and inclusion in the insurance industry, by sponsoring and participating in local committees in Atlanta, Bermuda, London, New York City and Zurich.

•

We were also proud to support AXIS colleagues as they assumed or continued leadership positions in a variety of industry organizations dedicated to advancing diversity, equity and inclusion, such as Insider Progress, the National African American Insurance Association and the WSIA Insurance Industry Diversity Foundation.

HUMAN CAPITAL MANAGEMENT

We believe our employees distinguish us from our competitors and are critical to our success as a (re)insurance company that leads with purpose. Our workforce’s strength is grounded in our One AXIS culture, which celebrates collaboration, diversity and integrity, as well as relentless execution and continuous learning, adapting and improving. We recognize that our strength lies in our people, and therefore, one of our core strategies is to invest in and support our employees, including in the following areas of focus:

Health, Safety and Wellness

We are committed to the health, safety and wellness of our workforce. In response to the ongoing COVID-19 pandemic, our employees have worked remotely since March 2020, and we suspended all nonessential business travel. We provided employees with an office and technology stipend to assist with the transition to work-from-home and have developed educational tools and materials focused on the wellbeing of our employees, including remote working best practices, leadership of virtual teams and managing stress while working from home. We also offered flexible work schedules, added half-day well-being days and allowed flexibility with paid time-off and sick leave policies for employees directly impacted by COVID-19. We are carefully reviewing and monitoring health information and shelter-in-place orders in the regions in which we operate, and we have re-opened certain of our offices only on an optional and limited basis and in accordance with the rules and regulations of the applicable jurisdiction. Our Board is focused on our response to the COVID-19 pandemic, receiving regular updates on the health and safety of employees, protocols to address actual or suspected COVID-19 exposures or cases and the status of any return to work decisions.

CORPORATE GOVERNANCE	21

Diversity, Equity and Inclusion

We see diversity, equity and inclusion as a strategic imperative that is core to our business and our culture. See “Corporate Citizenship & Sustainability – Our People: Diversity, Equity and Inclusion” for a discussion of our 2020 diversity, equity and inclusion initiatives.

Talent Development

At AXIS, investing in our people is a top priority. We provide our employees with a variety of professional development resources to help them achieve their career goals. Some of our 2020 initiatives in furtherance of this goal are described below:

•	Career Mobility Within the Organization. In 2020, 20% of our open positions were filled by internal candidates.

•

AXIS Academy. We provide our employees access to AXIS Academy, which serves as our learning and development hub and reflects our commitment to continuing education. AXIS Academy includes over 5,000 online training courses.

•	Professional Development. We offer financial assistance for external professional development opportunities and tuition reimbursement for certain part-time business-related degree programs.

•	Early Careers Program. Our Early Careers Program aims to build a strong pipeline of early career talent through our internship and development programs.

•

AXIS Careers. We created AXIS Careers to ensure our people feel empowered to “own their careers” – offering a comprehensive suite of professional development tools, resources and training modules to help navigate career experiences and upskilling across our global organization. This includes leadership development, mentoring and job secondments, shadows and swaps.

Employee Engagement

We understand that employee engagement leads to a more satisfying and fulfilling workplace and motivates employees to do their best work. Our employee engagement initiatives include: (i) AXIS Applause (our global recognition program to recognize the contributions of other AXIS members), (ii) community building events for AXIS employees and their families and (iii) our employee-led charitable giving program which helps our employees give back to their communities.

During 2020, we conducted an enterprise-wide engagement survey, measuring engagement and inclusion. Managers and teams reflected on the survey results and developed enterprise-wide and local action plans to address areas identified for growth.

Compensation and Benefits

To attract and retain our industry’s top talent, we offer employees a total rewards program that is designed to incentivize exceptional performance and deliver equal pay for equal work. Our compensation packages align with our pay-for-performance philosophy and are assessed on an annual basis through year-end performance reviews. Our packages are also regularly benchmarked against similarly-sized insurance, reinsurance and financial services companies in each of our talent markets. Compensation components include market competitive salaries and short-term annual incentive programs (i.e., bonus payments) and, for senior level employees, long-term incentives such as equity grants. Our comprehensive benefits packages include medical plans for employees and their families, flexible spending accounts, retirement savings plans with employer contributions and work-life benefits, including parental leave policies, flexible work arrangements for eligible employees and charitable matching programs.

Succession Planning

We have a robust talent and succession planning process. On an annual basis, management conducts a talent and succession plan for each member of our Executive Committee and their direct reports, focusing on high performing and high potential talent, diverse talent and the succession plan for each position. On an annual basis, our Board receives a comprehensive succession plan for each member of our Executive Committee. In light of the COVID-19 pandemic, in 2020, the Compensation Committee also received a report on the emergency succession plan for the Executive Committee.

22	CORPORATE GOVERNANCE

Employees

At December 31, 2020, we had 1,921 employees. During fiscal year 2020, the number of employees increased by approximately 17%. This increase in employees relates to an initiative targeted to reduce the Company’s dependence on contractors, particularly in the area of Business Technology Solutions, and many of these new employees are located in our recently opened Halifax, Nova Scotia office. During fiscal year 2020, our voluntary turnover rate was approximately 8%.

Below is summary of our employees by region as of December 31, 2020:

North America	1,212

Europe, Middle East and Africa	677

Asia Pacific	32

Total employees	1,921

At December 31, 2020, our global employees had approximately the following gender demographics:

	Women	Men

Total employees (1)	43%	55%

(1)	2% of employees did not identify.

At December 31, 2020, our U.S. employees had approximately the following racial and ethnic demographics:

All U.S. Employees(1)

Black / African American	14%

Asian	10%

Hispanic / Latinx	4%

White	59%

Multiracial, Native American and Pacific Islander	2%

(1)	This information is presented for U.S. employees only. We continue to gather global demographic information to demonstrate our racial and ethnic diversity.

(2)	11% of employees did not identify.

CORPORATE GOVERNANCE	23

PRINCIPAL SHAREHOLDERS

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of March 12, 2021 regarding beneficial ownership of our common shares by each of the following, in each case based on information provided by these individuals:

•	Each person or group known to us to be the beneficial owner of more than 5% of our common shares

•	Each of our directors

•	Each of our named executive officers

•	All of our directors and executive officers as a group

Directors and Executive Officers	Number of Common Shares (1)	Percent of Outstanding Common Shares (1)

Albert A. Benchimol	409,131	*

W. Marston Becker	9,775	*

Charles A. Davis (2)	44,083	*

Anne Melissa Dowling	5,703	*

Elanor R. Hardwick	6,188	*

Thomas C. Ramey	15,552	*

Henry B. Smith	49,541	*

Axel Theis	—	*

Barbara A. Yastine	8,337	*

Lizabeth H. Zlatkus	8,110	*

Steve K. Arora	52,186	*

David S. Phillips	36,858	*

Peter J. Vogt	38,724	*

Peter W. Wilson	54,850	*

All directors and executive officers as a group (14 persons) (7)	739,038	*

OTHER SHAREHOLDERS

T. Rowe Price Associates, Inc. (3)	10,682,555	12.6%

The Vanguard Group (4)	7,518,425	8.9%

T-VIII PubOpps LP (5)	6,777,086	8.0%

Pzena Investment Management, LLC (6)	6,596,786	7.8%

*	Less than 1%

(1)

Unless otherwise indicated, the number of common shares beneficially owned and percentage of outstanding common shares are based on 84,753,532 common shares outstanding as of March 12, 2021. Beneficial ownership is determined in accordance with the rules of the SEC and includes sole or shared voting or investment power with respect to such shares. Except as indicated in the footnotes to the table, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all common shares shown as beneficially owned by them. Our bye-laws reduce the total voting power of any shareholder owning 9.5% or more of our common shares to less than 9.5% of the voting power of our capital stock, but only in the event that a U.S. Shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist.

(2)

T-VIII PubOpps LP (“T8”) beneficially owns 6,777,806 common shares. The GP of T8 is T-VIII PubOpps GP LLC (“T8 GP”). The managing member of T8 GP is Trident VIII, L.P. The general partner of Trident VIII, L.P. is Trident Capital VIII, L.P. A limited liability company solely owned by Mr. Davis is one of the five general partners of Trident Capital VIII, L.P. Mr. Davis is also chief executive officer and a member of Stone Point Capital LLC, which serves as the investment manager of T8. Mr. Davis disclaims beneficial ownership of such common shares that are held by T8 except to the extent of any pecuniary interest therein. The principal address of T8 is c/o CSC at 251 Little Falls Drive, Wilmington, DE 19808. The principal business address for Stone Point Capital LLC is 20 Horseneck Lane, Greenwich, CT 06830.

(3)

The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 3 to Schedule 13G/A filed on February 16, 2021 by T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, MD 21202, and includes common shares beneficially owned as of December 31, 2020. T. Rowe Price has sole voting power over 3,610,727 common shares and sole dispositive power over 10,682,555 common shares.

24	PRINCIPAL SHAREHOLDERS

(4)

The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 7 to Schedule 13G/A filed on February 10, 2021 by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, and includes common shares beneficially owned as of December 31, 2020. Vanguard has sole dispositive power over 7,389,355 common shares. Vanguard has shared voting power over 58,429 common shares and shared dispositive power over 129,070 common shares.

(5)

The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 1 to Schedule 13D filed on August 28,2020 by T-VIII PubOpps LP (“T8”), T-VIII PubOpps GP LLC (“T8 GP”), Trident VIII, L.P. (“Trident VIII”), Trident Capital VIII, L.P. (“Trident VIII GP”) and Stone Point Capital LLC (“Stone Point”) (collectively, the “Stone Point Reporting Persons”), 20 Horseneck Lane, Greenwich, CT 06830 and includes common shares beneficially owned as of July 24, 2020. The Stone Point Reporting Persons have shared voting power over 6,777,806 common shares. T8, T8 GP, Trident VIII and Trident VIII GP each have shared dispositive power over 6,777,806 common shares.

(6)

The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 6 to the Schedule 13G/A filed on January 29, 2021 by Pzena Investment Management, LLC, 320 Park Avenue, 8th Floor, New York, NY 10022, and includes common shares beneficially owned as of December 31, 2020. Pzena has sole voting power over 6,017,995 common shares and sole dispositive power over 6,596,786 common shares.

(7)	Excludes Michael Millegan as Mr. Millegan was appointed as a Class II director effective April 1, 2021 and is not a director nominee standing for election at the Annual General Meeting.

DELINQUENT SECTION 16(a) REPORTS

Under Section 16(a) of the Securities and Exchange Act of 1934, our directors, executive officers and certain shareholders are subject to reporting requirements concerning their ownership of our common shares and any other equity securities of the Company.

We believe that all of our directors, executive officers and shareholders who are required to file reports filed all of such reports on a timely basis during 2020 except that, due to an administrative error, the Form 4 originally filed for Albert Benchimol on January 30, 2020 incorrectly reported the amount of restricted stock units awarded on January 28, 2020. An amended Form 4 was filed on February 4, 2020 to report the correct amount of restricted stock units awarded to Mr. Benchimol on January 28, 2020.

PRINCIPAL SHAREHOLDERS	25

EXECUTIVE OFFICERS

The table below sets forth certain information concerning our current executive officers:

Name	Age	Position

Albert A. Benchimol (1)	63	Chief Executive Officer, President and Director

Peter J. Vogt	57	Chief Financial Officer

Steve K. Arora	44	Chief Executive Officer, AXIS Reinsurance

David S. Phillips	52	Chief Investment Officer

Peter W. Wilson	61	Chief Executive Officer, AXIS Insurance

(1)	Mr. Benchimol’s biography is available under “Directors Continuing in Office.”

Peter J. Vogt	Peter J. Vogt was appointed Chief Financial Officer of AXIS Capital in January 2018. He previously served as the Company’s Deputy CFO from July 1, 2017 until his appointment as CFO in January 2018 and as the Chief Operating Officer of AXIS Insurance from 2013 to June 2017. Mr. Vogt joined AXIS in 2010 as CFO and COO of the Company’s Accident & Health business unit. Prior to AXIS, Mr. Vogt served as CFO of Penn Mutual Life Insurance Company. He also held the CFO role at CIGNA’s Group Insurance business. Mr. Vogt started his career at Hartford Life Insurance Company where, over nearly 14 years, he held a series of actuarial roles and eventually led sales, marketing and product development for its corporate retirement business. Mr. Vogt holds a B.B.A. in Actuarial Science from Temple University and is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries.

Steve K. Arora	Steve K. Arora joined AXIS in January 2018 as Chief Executive Officer, AXIS Reinsurance. Mr. Arora came to AXIS from Swiss Re, where he spent 18 years in various senior positions, most recently as Head of Casualty Reinsurance and as a member of the Reinsurance Executive Committee. He has held positions in New York, Munich, London, Tokyo and Zurich, and his expertise crosses finance, risk management, underwriting, and general management. In his most recent role at Swiss Re, Mr. Arora led a 250-person organization that spanned the company’s global network of offices. Previously he served as President and Managing Director of Swiss Re Japan, where he had oversight of the Company’s entire Japanese platform. Mr. Arora held multiple positions at GE Insurance Solutions prior to its acquisition by Swiss Re.

David S. Phillips	David S. Phillips joined AXIS as Chief Investment Officer in April 2014. With over 25 years of experience in investments, Mr. Phillips previously served as Head of Investments for PartnerRe where he had management and asset allocation responsibilities for public fixed income, public equities, private equities, and alternative fixed income. Prior to PartnerRe, he was the Director of Research and a Portfolio Manager at Oppenheimer Capital, an institutional money manager based in New York City. Mr. Phillips is a Chartered Financial Analyst and received an A.B. from Princeton University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Peter W. Wilson	Peter W. Wilson was appointed Chief Executive Officer of AXIS Insurance in April 2014. He joined AXIS in May 2013 as President of U.S. Insurance. Prior to joining AXIS, Mr. Wilson served as President and Chief Operating Officer for CNA Specialty, a unit of CNA Financial Corporation, which is focused on professional and management liability, healthcare, surety and other specialized insurance products and services. During his more than 20-year tenure with CNA Financial Corporation, Mr. Wilson served in a number of leadership positions and had management responsibility for a diverse group of business units operating both in the U.S. and internationally. Prior to CNA, he served as an Executive Vice President at AIG, where he managed AIG’s commercial public D&O business in the U.S.

26	EXECUTIVE OFFICERS

PROPOSAL 2. NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in this proxy statement a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation paid to our named executive officers as disclosed below. The language of the resolution, commonly known as a “Say on Pay” proposal, is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

In considering their vote, shareholders may wish to review with care the information on our compensation policies and decisions regarding our named executive officers presented in the “Compensation Discussion and Analysis” section below as well as the discussion regarding the Compensation Committee Process, below.

The Board has adopted a policy providing for annual Say on Pay advisory votes. Accordingly, the next Say on Pay vote will occur in 2022.

Recommendation of the Board

The Board recommends that you vote “FOR” the approval of the compensation paid to our named executive officers.

PROPOSAL 2. NON-BINDING VOTE ON EXECUTIVE COMPENSATION	27

LETTER FROM THE COMPENSATION COMMITTEE CHAIRMAN

Dear Fellow Shareholder,

Over the course of the past year, I had the opportunity to speak with many of you directly, in connection with our 2020 Annual Meeting and our fall outreach program. During these meetings, we discussed key topics, such as:

•	Our executive compensation practices, including changes made to our program to further align pay and performance;
•	Our Board composition, including diversity and skills criteria and our Board refreshment process;
•	Environmental, social and other sustainability topics, such as diversity, equity and inclusion initiatives and human capital management;
•	Transparency in disclosures on executive compensation, corporate governance and corporate citizenship matters; and
•	The impact of the COVID-19 pandemic on the Company’s operations, employees and compensation.

The feedback provided from our shareholders has helped to inform our compensation, governance and citizenship programs, and it has positively enhanced our disclosures.

Performance and pay outcomes in 2020

Our financial results fell short of expectations in 2020. As for our non-financial goals, the exceptional collaboration among our leadership team in the face of an extraordinary year and the degree of progress made on the Company’s long-term strategy was exemplary. However, given that our Chief Executive Officer is ultimately accountable for our financial results, the Compensation Committee felt it was important that his annual incentive non-financial performance payout not exceed 100%, resulting in a bonus equal to 30% of target. Despite the pay outcome, the Committee still recognizes the Chief Executive Officer’s excellent stewardship of the Company, redefining our organizational culture and preparing the Company for future success during a year of unparalleled macro events.

Changes in our compensation structure in 2020 and 2021

The Compensation Committee is committed to responding to ongoing feedback from shareholders. We recognize that as AXIS and the (re)insurance industry evolve, it is necessary to continually adapt our compensation programs to account for shifting business dynamics and the corresponding expectations from our shareholders.

As detailed further in this proxy statement, the Compensation Committee made the following changes to our compensation program in 2020 and 2021:

•	Adjusted the annual incentive mix for our Chief Executive Officer to place a higher weighting on the Company’s OROACE results, effective with his 2020 incentive award.
•	Revised the PSU payout scale effective with our 2021 grants (for performance year 2020).
•	Increased the weighting of the Company’s OROACE in the annual incentive mix for all other NEOs, emphasizing the importance of group financial results (for performance year 2021).

How the Committee considered the impact of COVID-19 on executive compensation

The Compensation Committee met several times to thoughtfully consider the impact of COVID-19 on our executive compensation program. The Committee sought to balance acknowledging the Company’s financial results, while recognizing our executives for their unwavering efforts and leadership throughout the pandemic. In consultation with Korn Ferry, the Committee determined:

•	No modifications would be made to the financial goals under our annual incentive plan or to the performance assessment of outstanding PSUs to account for the impact of COVID-19.
•	A modest adjustment was made to the non-financial annual incentive performance payout specific to each NEO to reflect their role in the Company’s response to the pandemic.
•

20% of each NEO’s annual incentive bonus will be delivered in RSUs that vest on a pro-rata basis over three years (in lieu of cash) consistent with the approach taken with other senior employees in our organization.

As you review the discussion and analysis of our compensation program in the proxy statement, I believe that you will find the actions taken in 2020 align with the interests of our shareholders and incentivize growth in the long-term. Thank you for your continued support of AXIS.

Henry Smith

Chairman of the Board

Compensation Committee Chair

28	LETTER FROM COMPENSATION COMMITTEE CHAIRMAN

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is divided into the following sections:

NAMED EXECUTIVE OFFICERS

The Compensation Discussion and Analysis section that follows explains the Company’s executive compensation program as it relates to our named executive officers, or NEOs, whose compensation information is presented in the tables following this discussion in accordance with SEC rules. Our NEOs for 2020 were:

Name	Title

Albert A. Benchimol	Chief Executive Officer and President

Peter J. Vogt	Chief Financial Officer

Steve K. Arora	Chief Executive Officer, AXIS Reinsurance

David S. Phillips	Chief Investment Officer

Peter W. Wilson	Chief Executive Officer, AXIS Insurance

Executive Summary

In fiscal year 2020, AXIS faced the combination of severe catastrophe events and the global COVID-19 pandemic, making 2020 the fifth costliest catastrophe year on record, impacting our financial performance, as well as the industry overall. Nonetheless, fiscal year 2020 marked a year of significant progress in our core underwriting performance and portfolio optimization efforts. Despite our 2020 financial results, we believe AXIS enters 2021 with a stronger and more balanced book of business and is well-positioned for future profitable growth.

Company Performance

OROACE was the financial metric used for evaluating cash bonus awards under our Annual Incentive Plan. Relative TSR was the Company’s financial metric for the PSUs granted in 2020.

AXIS Capital’s 2020 financial results for these performance metrics on an absolute basis are set forth below:

Measure	Fiscal Year 2020 Results

OROACE (1)	-3.7%

ROACE	-3.2%

TSR (2)	-11.9%

(1)	See Appendix 1 for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

(2)	One-year TSR with dividends reinvested.

COMPENSATION DISCUSSION AND ANALYSIS	29

Progress on Long-Term Strategy

Several years ago, we launched a multiyear transformation program focused on delivering more proactive capital allocation and winning with customers. For 2020, we constructed our strategic business goals with a view toward continuing to improve relative and absolute financial performance of AXIS in future years.

While COVID-19 and numerous catastrophe events impacted our financial results for the year, the challenging environment caused by the global pandemic did not change or slow the execution of our strategic priorities. Instead, it served as a catalyst to further accelerate these initiatives. In 2020, we significantly advanced the following four strategic business goals approved by the Board in February 2020:

•

Continuing to progress targeted portfolio and implement best-practice underwriting culture. We continued to reorient our portfolio to exit lower performing lines of business and reduce volatility; we continued to invest in and grow business classes where we have attractive return potential and can achieve profitable growth.

•	Scaling priority, high-growth business. We progressed digital offerings for attractive professional lines and progressed our capability to innovate around product offerings for micro customers.

•

Advancing automation and digitization processes. The Company took measures to scale in attractive businesses, reduce distribution and G&A costs over the long-term and focus underwriters on high value-added risk selection.

•

Progressing One AXIS, high performance culture. We progressed our high performance, One AXIS culture, improving employee engagement as measured in our enterprise-wide engagement survey and advancing our diversity, equity and inclusion initiatives.

POSITIVE 2020 SAY ON PAY VOTE AND SHAREHOLDER ENGAGEMENT

At our 2020 Annual General Meeting, approximately 93% of the votes cast were in favor of our advisory vote on executive compensation.

During 2020, Mr. Smith, along with members of management, continued their strong level of engagement with shareholders focusing on corporate governance, corporate responsibility and executive compensation. This engagement is in addition to our regular investor relations outreach program relating to the Company’s financial performance and strategic initiatives, as illustrated below:

30	COMPENSATION DISCUSSION AND ANALYSIS

Feedback from the shareholder meetings was positive overall and no significant concerns were raised. The feedback provided from our shareholders has helped to inform our compensation, governance and citizenship programs, and it has enhanced our disclosures. Below are key changes made to our compensation program in response to shareholder feedback.

	What We Heard	What We Did
Annual Incentive	Reward executives on achievement of financial goals and strategic objectives; provide clear disclosure around non-financial achievements and their expected benefits toward the Company’s financials.	Adjusted the annual incentive mix for our CEO to increase the weighting of financial metrics from 70% to 75% and decrease the weighting of non-financial metrics to 25%.
Continued with the enhanced disclosure of individual performance assessments in our proxy statement.
PSUs	Ensure that PSUs have a direct alignment with Company performance.	Re-introduced 0% payout for below threshold performance and increased the maximum payout for top performance.

Kept our target performance goal at the 55th percentile for measuring relative TSR performance and increased maximum performance goal from 80th percentile to the 85th percentile (effective for 2021 awards)

The Compensation Committee will continue to consider shareholder feedback and the results of Say on Pay votes when making future compensation decisions.

COVID-19 COMPENSATION CONSIDERATIONS

In determining compensation for the 2020 performance year, the Compensation Committee did not modify the financial performance goals for the Annual Incentive Plan that were established at the beginning of the year, prior to the onset of COVID-19. As a result, the financial metric of the Annual Incentive Plan that relates to OROACE, resulted in a performance factor of 0%. Likewise, the Compensation Committee also did not modify or adjust the financial results for any of the outstanding PSUs to account for the impact of COVID-19.

Instead, the Compensation Committee determined it was appropriate to make a modest adjustment to the non-financial payment of each NEO to recognize each leader’s individual performance during the pandemic. In particular, the Committee recognized that in addition to pursuing the Company’s ongoing long-term strategy, each of our NEOs took on additional responsibilities to keep AXIS employees safe, engaged and motivated while delivering high quality service to our clients and distribution partners in a virtual environment.

Lastly, to further align the 2020 annual incentive awards with AXIS’ long-term performance, the Committee decided to deliver 20% of each NEO’s annual incentive award in RSUs (in lieu of cash).

Pay and Performance—Compensation Structure

Our Compensation Committee is focused on maintaining a pay for performance orientation, while ensuring that executives are aligned with shareholders and the Company’s long-term goals.

COMPENSATION DISCUSSION AND ANALYSIS	31

With that in mind, a substantial portion of our NEOs’ compensation is subject to performance. The below charts illustrate the 2020 actual mix of pay for our CEO and other NEOs for the 2020 performance year:

•	For our CEO, approximately 84% of his actual earned compensation was subject to performance.

•	For our NEOs, on average, approximately 68% of their actual earned compensation was subject to performance.

The 2020 actual mix of earned compensation above differs from the Summary Compensation Table included in this proxy statement. This is because SEC rules require that the Summary Compensation Table include equity compensation in the year granted, while the Committee awards equity compensation after the performance year. Therefore, equity compensation granted in 2021 for the 2020 performance year will be shown in next year’s Summary Compensation Table. Similarly, equity compensation granted in 2020 for the 2019 performance year is shown in the Summary Compensation Table as 2020 compensation, respectively.

Pay and Performance – CEO Compensation

Our CEO demonstrated strong leadership and advanced the Company’s long-term strategic achievements during a year characterized by an extraordinary global pandemic and severe catastrophe events. Nonetheless, to reinforce our commitment to a clear link between pay and performance, the Compensation Committee approved the following with respect to CEO compensation for the 2020 performance year:

•	No base salary increase

•	Bonus was paid at 30% of target, resulting in a 18% decrease in the CEO’s actual annual incentive award year-over-year

•	No increase in equity awards from prior year

Total direct compensation for our CEO, which we define as 2020 base salary, bonus and equity awarded for 2020 performance, was reduced from his prior performance year compensation. The Committee maintained the CEO’s actual compensation mix to ensure that approximately 75% is received in the form of equity which directly aligns his compensation with the shareholder’s experience.

32	COMPENSATION DISCUSSION AND ANALYSIS

Since 2018, there has been a significant decrease in our CEO’s total direct compensation as a result of the Company’s financial performance, as illustrated in the chart below:

(1)

Some of the 2020, 2019 and 2018 compensation above differs from the Summary Compensation Table included in this proxy statement. This is because SEC rules require that the Summary Compensation Table include equity compensation in the year granted, while the Committee awards equity compensation after the performance year. Therefore, equity compensation granted in 2021 for the 2020 performance year will be shown in next year’s Summary Compensation Table. Similarly, equity compensation granted in 2020 for the 2019 performance year and in 2019 for 2018 performance is shown in the Summary Compensation Table as 2020 and 2019 compensation, respectively.

BEST PAY PRACTICES

Highlighted below are compensation practices that we maintained in 2020 to drive company performance and align the interests of the Company’s executives with its shareholders:

What We Do

✓ Set robust goals, ensuring adequate stretch goals within our risk framework

✓ Link performance metrics to strategy to support shareholder value

✓ Provide appropriate mix of fixed and variable pay to reward Company, business unit, and individual performance

✓ Balance equity awards between PSUs (3-year performance period) and RSUs (4-year pro-rata vesting period)

✓ Retain discretion of incentive awards by our Compensation Committee

✓ Maintain robust stock ownership guidelines

✓ Maintain a Clawback Policy

✓ Retain an independent compensation consultant

✓ Engage in regular shareholder outreach

✓ Provide limited executive perquisites

What We Don’t Do

  No hedging or pledging of AXIS stock

  No individual executive retirement plans

  No excise tax gross-ups upon change of control or termination

  No single-trigger vesting of equity-based awards upon change in control

COMPENSATION DISCUSSION AND ANALYSIS	33

Executive Compensation Philosophy and Key Features

We are a specialty insurer and global reinsurer that provides our clients and distribution partners with a broad range of risk transfer products and services and meaningful capacity, backed by excellent financial strength. Accordingly, it is critical that we recruit, retain and motivate the best talent in the highly competitive global marketplace. To achieve these goals, we have designed our executive compensation programs to retain and reward leaders who create long-term value for our shareholders. The combination of fixed and variable compensation that we pay to our NEOs is structured to reward above-median performance with above-median levels of compensation and conversely, to provide below-median compensation for below-median performance. A large portion of our NEOs’ compensation is variable, or performance-based, and consists of annual incentive awards and long-term equity awards, while the fixed component of their compensation is designed to reflect their significant level of responsibility and overall contributions to our success. In addition to leading the Company’s day-to-day underwriting, investing, financial oversight and operating activities, our NEOs manage and lead a team of senior professionals that we believe is among the strongest teams in our industry. The successful management of our operations serves to maintain our capital and drive long-term shareholder returns. The primary consideration for our compensation decisions continues to be the assessment of our overall financial performance based on: (i) certain short-term and long-term financial metrics; and (ii) both business unit and individual performance.

Key Incentive Plan Metrics

Company Financial Metrics: The financial metrics for our incentive plans are OROACE and relative TSR. Relative TSR is the metric used to measure performance for our PSUs granted in early 2020. Previously, performance for PSUs was measured based on the growth in diluted book value per common share (“DBVPS”) adjusted for dividends as compared to our peers, and the PSUs granted in 2018, which vested in March 2021, were measured based on the DBVPS metric. The below chart describes the metrics used in our 2020 incentive programs and why we believe these metrics are important to the Company and our current strategy.

Used In:
Metric	Annual Incentive Awards	Long-Term Incentive Awards	Why Metric is Important to AXIS and Our Strategy

OROACE	X

•  Our goal is to achieve top quintile OROACE to deliver value creation for shareholders; therefore, we have aligned our Annual Incentive Program to this financial metric.

•  This metric reflects the rate of return the Company is earning on its capital and surplus.

•  Generally, the higher the return, the better the Company is making use of the funds invested by its shareholders, assuming risk is measured and managed appropriately.

Relative TSR		X

•  Relative TSR measures shareholder value creation compared to a group of similarly-situated companies.

•  TSR explicitly links the senior executives’ incentive compensation to shareholder value.

•  Successful execution against long-term financial and strategic plans should drive an increase in TSR over the long-term.

•  Directly correlates to other relevant key performance metrics, including DBVPS.

Company and Individual Non-Financial Metrics: At the beginning of the year, the Committee approves the Company’s non-financial objectives, which are aligned with the Company’s strategic enterprise goals. At the end of the year, our CEO evaluates and makes compensation recommendations to the Committee on the performance of the NEOs against these objectives. The Committee in turn reviews the individual performance of each NEO, considers the recommendations from our CEO (except with regard to his own individual performance) and makes a final decision for each NEO’s compensation.

34	COMPENSATION DISCUSSION AND ANALYSIS

Elements of Executive Compensation

The following table lists the elements of compensation for our executive compensation program. The program uses a mix of fixed and variable compensation elements and provides alignment with both short- and long-term business goals through annual and long-term incentives. Our incentives are designed to drive overall Company, business unit and individual performance using financial and non-financial measures the Committee believes are correlated to gains in shareholder value. At the beginning of the performance year, the Committee establishes the measures and ranges of performance for the variable compensation elements.

	Component	Link to Shareholder Value	Description

Short- Term	Base Salary	• Attract and retain talented executives, and reflect level of responsibility and experience	• Annual fixed-cash compensation
	Annual Incentive	• Drive performance consistent with our annual financial goals	• OROACE: – Measures rate of return earned on capital and surplus – Goal to achieve top quintile OROACE to create shareholder value
			• Business Unit Financial Assessment (Business Unit Heads only): – Combined ratio (Insurance & Reinsurance CEOs) – Investment performance (Chief Investment Officer)
			• Individual Performance: – Non-financial metric accounting for individual strategic contributions to company-wide performance
Long-Term	PSUs	• Promote accountability and strategic long-term decision-making	• 100% Relative TSR over three-year performance period: – Cliff vests after 3 years – Earned according to relative performance vs. peers
			Relative Base Percentile	Vesting
			≥ 80th	125%
			55th	100%
			≤ 30th	75%

For awards granted in early 2021 for 2020 performance, the payout scale will range from 0% to 200%, see “2021 Equity Awards (Relating to 2020 Performance Year)” for additional details regarding these awards

	RSUs	• Foster a culture of ownership, aligning long-term interests of our executives and shareholders	• Vests ratably over four years

COMPENSATION DISCUSSION AND ANALYSIS	35

BASE SALARY

Salaries are the most basic form of compensation and are integral to any employment arrangement. Our main consideration in determining base salaries is to remain competitive. We also seek to balance a logical salary structure within the Company globally reflecting the market demands for executive talent. A competitive salary allows us to attract and retain key staff.

Placement of our NEOs within a salary range is based on the market data for each NEO’s position, the executive’s expertise and historical compensation, scope of role, geographic location and the Committee’s determination of competitiveness and appropriate levels based on the CEO’s recommendations (other than with respect to his own salary).

Since being appointed as CEO in 2012, Mr. Benchimol has not received an increase in his base salary. In 2020, none of the NEOs received increases in their base salaries.

Name	2019 Base Salary ($)	2020 Base Salary ($)	2021 Base Salary ($)
Albert A. Benchimol	1,100,000	1,100,000	1,100,000
Peter J. Vogt	600,000	600,000	600,000
Steve K. Arora	900,000	900,000	900,000
David S. Phillips	600,000	600,000	600,000
Peter W. Wilson	900,000	900,000	900,000

ANNUAL INCENTIVE AWARDS

Our Annual Incentive Plan is intended to provide for formulaic annual incentive payouts to our NEOs and serves as a critical tool for rewarding the achievement of our financial and strategic goals.

In order to achieve a competitive total compensation package, we established individual annual incentive targets expressed as a percentage of salary for each NEO. For our NEOs, annual incentive targets are governed by the terms of their employment agreements, but are not guaranteed. The annual incentive targets for each NEO are displayed below and for 2021, only Mr. Vogt will have an increase in his target award opportunity:

Name	2019 Bonus Target	2020 Bonus Target	2021 Bonus Target
Albert A. Benchimol	175%	175%	175%
Peter J. Vogt	115%	115%	125%
Steve K. Arora	125%	125%	125%
David S. Phillips	125%	125%	125%
Peter W. Wilson	125%	125%	125%

For 2020, annual incentive compensation was determined based on the weightings of OROACE, business unit financial metrics and individual non-financial metrics as follows:

Executive	Company Financial Metric (OROACE) Weighting	Business Unit Financial Metric Weighting	Individual Non-Financial Weighting
CEO	75%	—	25%
Business Unit Leaders (1)	35%	35%	30%
Corporate Function Leader (2)	60%	—	40%

(1)	Business Unit Leaders are Messrs. Arora, Phillips and Wilson.
(2)	Mr. Vogt is the Corporate Function Leader.

Company Financial Performance Goals and Results

Each year, the Committee sets a financial performance target after considering the Company’s business plan and market conditions for the current year. The Committee also receives input from Korn Ferry, its independent compensation consultant, as to the rigor and stretch inherent in the goals.

For 2020, financial goals were set pre-COVID-19 and the Committee did not adjust our financial goals to account for the impact of the pandemic on Company performance.

36	COMPENSATION DISCUSSION AND ANALYSIS

For 2020, our target performance was OROACE of 10%, which was consistent with our 2019 target of 10% ex-PGAAP OROACE and higher than actual 2019 ex-PGAAP OROACE of 5.2%. For 2020, the Company’s annual OROACE was negative, resulting in 0% payout under the Company financial portion of the formula.

Historical Annual Incentive Results vs. Target (1)

(1)

As described in the chart above, the 2018 target was set at 9% OROACE, and the Committee evaluated OROACE on an ex-PGAAP basis. The 2018 ex-PGAAP OROACE was 4.7%. For 2019, target was set at 10% ex-PGAAP OROACE and performance was 5.2% ex-PGAAP OROACE. For 2020, target was set at 10% OROACE and performance was -3.7% OROACE. OROACE and ex-PGAAP OROACE are non-GAAP financial measures, as defined in item 10(e) of SEC Regulation S-K. A reconciliation to the most comparable GAAP financial measure (ROACE) is provided in Appendix 1.

Annual Incentive Plan Goal Ranges (1)
	OROACE Achievement	Multiplier
Maximum	15%	200%
Target	10%	100%
Threshold	5%	50%

(1)

The table above sets forth the threshold, target and maximum OROACE, as well as the respective payout factor for the OROACE portion of the Annual Incentive Plan. To the extent that performance fell between the applicable threshold, target or maximum levels for OROACE, payouts were determined using linear interpolation.

Business Unit Financial Goals and Results

Business unit financial goals are set and ultimately measured based on comparing the combined ratio relative to the plan for the applicable business unit or, in the case of Mr. Phillips, by comparing investment performance against a neutral benchmark intended to provide a comparable set of investments to measure the unit’s performance. With respect to the Insurance and Reinsurance segments, combined ratio is a key metric in assessing achievement of the goals.

The business unit financial score for our Insurance and Reinsurance businesses, each of which missed their goals in 2020, was rated at 0% of target on this metric. For our Investment function, our investment portfolio performed slightly below the neutral benchmark, resulting in a score of 67.5% of target.

COMPENSATION DISCUSSION AND ANALYSIS	37

CEO Non-Financial Performance Achievements

Mr. Benchimol delivered meaningful achievements against all 2020 strategic initiatives during an extraordinary year. However, based on the Company’s financial underperformance, the Committee determined that Mr. Benchimol’s non-financial performance score should not exceed 100% of target. The below table lists the key non-financial goals and accomplishments achieved in 2020:

GOALS	Continuing to progress targeted portfolio and implement best-practice underwriting culture	Scaling priority, high-growth business	Advancing automation and digitization processes	Progressing One AXIS, high performance culture

WEIGHTING	45%	10%	22.5%	22.5%

Natural catastrophe probable maximum loss shifted to be within right-sized, reduced appetite.

Higher-quality rate adequacy measurement instituted in our Insurance business; same approach to be introduced in Reinsurance business in 2021.

Completed high-level portfolio allocation assessment, which will be further progressed as part of higher-quality, hybrid underwriting strategy.

Completed internal review of higher-quality capital allocations and return on risk adjusted capital to better support hybrid strategy; implemented for 2021 planning.

Improved group execution across a high number of business units delivered in the 2021 underwriting year plan.

Exceeded targeted plans to advance innovation portfolio with less than half of innovation budget deployed.

Undertook re-underwriting of certain books of business to account for emerging exposures without additional expense or sacrificing market positioning in long-term growth market.

Launched innovative Home-Based Business initiative, which offers customized coverage for home businesses not covered by traditional homeowners insurance policies.

Cultivated and executed strategic partnerships (including investments) advancing small account professional liability businesses.

Exceeded gross written premium goals in the small-to-medium enterprise and Home-Based Business classes.

Increased investments in technology and digitization to enable a fully-digital business environment.

Completed a seamless transition to new digital operating environment increasing productivity.

Scaled up marketing for priority business areas via 360°/"always-on" support while introducing new digital marketing platforms and tools.

Insurance underwriting units processed record levels of submissions and quotes with North American submissions up 10% and International up 11% vs. prior year.

Achieved $5 million savings by implementing digital enablement initiatives.

Increased our employee engagement scores by eight points over the prior year primarily driven by culture metrics such as transparency, One AXIS, diversity, equity and inclusion initiatives and our net promoter score.

Advanced diversity, equity and inclusion initiative, including the formation of a D&I Council, hosting a global forum on racial justice and equality and recognized as one of the 380 companies in Bloomberg’s 2021 Gender-Equality Index.

Launched programs to promote the wellbeing and productivity of our employees – all with exceptional results and without any material increase to budget.

Increased manager training and support focused on strengthening emotional intelligence and arming managers with skills required to lead a remote workforce.

In addition, we hired, onboarded and trained new colleagues for our new Business & Technology Center in Halifax, Nova Scotia.

38	COMPENSATION DISCUSSION AND ANALYSIS

Other NEOs Non-Financial Performance Achievements

Each of our NEOs and their respective functions were critical to the success of our strategy. The Committee evaluated each of the NEO’s final achievements against their non-financial goals, and a non-financial payout factor was determined for each executive. On average, the NEOs’ non-financial score was 140% which reflects the strong contributions they made to advancing our long-term strategic plan as described in the below table:

Peter J. Vogt	Steve K. Arora	David S. Phillips	Peter W. Wilson

Managed and drove annual 2020 budgeted expenses down by $50M due to economic uncertainties specific to 2020. Focused on expense management and delivering increased operational efficiency over time.

Took responsibility for the group underwriting function and recruited new leadership talent including the new Group Head of Underwriting.

Refinanced company debt and preferred stock to decrease company cost of capital.

Implemented new risk adjusted capital model for pricing and business evaluation as well as new firm wide Sarbanes Oxley and operational control system.

Significantly reduced catastrophe exposure resulting in a material reduction in Aggregate Exceedance Probability for 2020 and improved the portfolio’s projected risk vs. return for 2021.

Achieved significant rate increases in 2020, exceeding the Business Plan goal for this metric by 100%.

Redirected Capital and Gross Written Premium from less attractive classes through the targeted reduction of business lines, leading lower Gross Capital Consumption and an increase of 11% in GWP written in our most attractive classes.

Recruited a new Chief Underwriting Officer with 20 years of experience in the reinsurance industry who will be responsible for the global underwriting approach and portfolio management for all lines of business.

Minimized the downside impact from COVID-19 on investments by significantly reducing exposure to industries most impacted by an extended downturn using securities that had experienced only modest price impacts.

Enhanced group analyses of (re)insurance portfolio decisions by adding real-time corporate spread data.

Enhanced asset portfolio risk modeling.

Raised funds in a cost-effective manner for large debt repayment during a difficult market environment.

Improved efficiency and profitability by leveraging digital technology submission optimization and triage models for four North American business units.

Increased our submission flow resulting in a record level of submissions leading to improved new business writings.

Introduced several new business products such as a new home based business product, an AllDigital Specialty platform launched for small and medium-sized enterprise D&O business and an updated small digital cyber product.

Built and launched Virtual Broker Lounge as a platform to further enhance visibility and engagement in the digital business environment.

One-Time COVID-19 Adjustment

In addition to considering the non-financial achievements detailed above, the Compensation Committee approved an adjustment to reflect the extraordinary work of the NEOs during the COVID-19 pandemic. In particular, the Committee recognized that in addition to pursuing their annual strategic goals, each of the NEOs took on additional responsibilities and workstreams to keep our employees safe, maintain our productivity and deliver high quality service to our clients in a virtual work environment.

As a result, the Compensation Committee adjusted the annual incentive payments earned with respect to non-financial performance to reflect the specific contributions of each NEO, as shown in the table below:

Name	COVID-19 Adjustment (%) (1)	COVID-19 Adjustment ($)

Albert A. Benchimol	20%	96,250

Peter J. Vogt	10%	41,400

Steve K. Arora	15%	72,141

David S. Phillips	10%	32,625

Peter W. Wilson	15%	63,281
(1)	Note the COVID-19 adjustment was not applied to any of the financial performance payments.

Given the COVID-19 adjustment applied by the Compensation Committee and to further align executives with the success of our long-term strategy, the Committee decided that 20% of each NEO’s 2020 annual incentive bonus was to be delivered in RSUs in lieu of cash that vest on a pro-rata basis over three years.

COMPENSATION DISCUSSION AND ANALYSIS	39

Annual Incentive Performance Results and Payouts

Albert A. Benchimol
2020 Metric	(A) Weighting	(B) Target Bonus ($)	(C) Performance Result	(D) = A*C Payout Factor	(E) = D*B Actual Bonus Earned ($)	(F) COVID-19 Adjustment ($)	(G) = E + (E*F) Actual Bonus Received ($)

Company Financial	75%	1,443,750	0%	0.0%	0	0	0

Non-Financial	25%	481,250	100%	25.0%	481,250	96,250	577,500

TARGET BONUS	100%	1,925,000	TOTAL ACTUAL	30.0%			577,500

			RECEIVED IN CASH (80%)				462,000

			RECEIVED IN EQUITY (20%)(1)				115,500

Peter J. Vogt
2020 Metric	(A) Weighting	(B) Target Bonus ($)	(C) Performance Result	(D) = A*C Payout Factor	(E) = D*B Actual Bonus Earned ($)	(F) COVID-19 Adjustment ($)	(G) = E + (E*F) Actual Bonus Received ($)

Company Financial	60%	414,000	0%	0.0%	0	0	0

Non-Financial	40%	276,000	150%	60.0%	414,000	41,400	455,400

TARGET BONUS	100%	690,000	TOTAL ACTUAL	66.0%			455,400

			RECEIVED IN CASH (80%)				364,320

			RECEIVED IN EQUITY (20%)(1)				91,080

Steve K. Arora
2020 Metric	(A) Weighting	(B) Target Bonus ($)	(C) Performance Result	(D) = A*C Payout Factor	(E) = D*B Actual Bonus Earned ($)	(F) COVID-19 Adjustment ($)	(G) = E + (E*F) Actual Bonus Received ($)

Company Financial	35%	393,750	0%	0.0%	0	0	0

Business Unit Financial	35%	393,750	0%	0.0%	0	0	0

Non-Financial	30%	337,500	142.5%	42.8%	480,938	72,141	553,078

TARGET BONUS	100%	1,125,000	TOTAL ACTUAL	49.2%			553,078

			RECEIVED IN CASH (80%)				442,463

			RECEIVED IN EQUITY (20%)(1)				110,616

David S. Phillips
2020 Metric	(A) Weighting	(B) Target Bonus ($)	(C) Performance Result	(D) = A*C Payout Factor	(E) = D*B Actual Bonus Earned ($)	(F) COVID-19 Adjustment ($)	(G) = E + (E*F) Actual Bonus Received ($)

Company Financial	35%	262,500	0%	0.0%	0	0	0

Business Unit Financial	35%	262,500	67.5%	23.6%	0	0	177,188

Non-Financial	30%	225,000	145%	43.5%	326,250	32,625	358,875

TARGET BONUS	100%	750,000	TOTAL ACTUAL	71.5%			536,063

			RECEIVED IN CASH (80%)				428,850

			RECEIVED IN EQUITY (20%)(1)				107,213

Peter W. Wilson
2020 Metric	(A) Weighting	(B) Target Bonus ($)	(C) Performance Result	(D) = A*C Payout Factor	(E) = D*B Actual Bonus Earned ($)	(F) COVID-19 Adjustment ($)	(G) = E + (E*F) Actual Bonus Received ($)

Company Financial	35%	393,750	0%	0.0%	0	0	0

Business Unit Financial	35%	393,750	0%	0.0%	0	0	0

Non-Financial	30%	337,500	125%	37.5%	421,875	63,281	485,156

TARGET BONUS	100%	1,125,000	TOTAL ACTUAL	43.1%			485,156

			RECEIVED IN CASH (80%)				388,125

			RECEIVED IN EQUITY (20%)(1)				97,031

(1)

The equity portion of the 2020 annual incentive will not be included in this year’s “Summary Compensation Table” or “Grants of Plan-Based Awards Table,” but will be reflected in next year’s proxy statement as the grants occurred in early 2021.

40	COMPENSATION DISCUSSION AND ANALYSIS

LONG-TERM INCENTIVE AWARDS

We provide long-term incentive compensation to our NEOs through equity awards under our shareholder-approved 2017 Long-Term Equity Compensation Plan (the “2017 LTEP”). Equity awards directly link the compensation of our NEOs to the interests of our shareholders as the amount the executive will ultimately receive under these awards is determined by our stock price. In addition, the vesting requirement for our equity awards is a valuable retention tool in our competitive industry.

Under the Executive Long-Term Equity Compensation Program in place in 2020, two types of equity awards were granted to our NEOs: (a) time-vesting awards (“RSUs”); and (b) performance-vesting awards (“PSUs”). These equity awards are summarized in the table below:

CEO: 40% RSUs All Other NEOs: 50% RSUs	CEO: 60% PSUs All Other NEOs: 50% PSUs
• Vests 25% per year over four years

•  Vests in a single installment on the third anniversary of the vesting commencement date

•  The number of PSUs that ultimately vest is based on three-year relative TSR

•  Peer group is established at time of grant with performance measured after three years

2020 Equity Awards Reflected in the Summary Compensation Table (Relating to 2019 Performance)

In early 2020, the Committee reduced the value of the CEO’s and NEOs’ equity awards to ensure strong alignment between pay and performance by granting equity awards relating to 2019 performance at below-target value. The CEO’s award was reduced by $1.75M (26%) from his prior year equity award and all other NEOs received 85% of their respective target awards. For PSUs, performance is measured over the forward looking three-year period which determines the number of PSUs that ultimately vest. Equity-based incentives granted in 2020 for the 2019 performance year as shown in the table below are reflected in the “Summary Compensation Table.”

RSUs & PSUs Awarded in 2020 (Relating to 2019 Performance)
Name	RSUs (%)	RSUs ($)	PSUs (%)	PSUs ($)	Total ($) (1)
Albert A. Benchimol	40	1,999,978	60	2,999,998	4,999,976
Peter J. Vogt	50	424,987	50	424,987	849,974
Steve K. Arora	50	594,957	50	594,957	1,189,915
David S. Phillips	50	339,940	50	339,940	679,881
Peter W. Wilson	50	424,987	50	424,987	849,974

(1)

Amounts represent the aggregate grant date fair value of PSUs, assuming target performance, and RSUs granted to our NEOs on January 28, 2020 based on the closing price of our common stock on January 28, 2020 ($62.26).

Long-Term Incentive Performance Goals for PSU Awards Granted in 2020 (Relating to 2019 Performance)

The Committee regularly evaluates its executive compensation programs. Starting in 2019, the Committee decreased the maximum and increased the threshold payout for the PSU awards to reduce the impact of one-time catastrophes on the incentive program and reduce the volatility in our compensation program in line with our current strategy.

COMPENSATION DISCUSSION AND ANALYSIS	41

The number of PSUs earned is determined based on relative TSR over a three-year performance period as compared to our performance peers (as set forth below under “2020 Performance Peer Group”) which are established at the time of grant. PSUs granted in 2020 have a performance period of January 1, 2020 through December 31, 2022. For the 2020 grants (made for 2019 performance), below are the maximum, target and threshold performance levels.

2020 Performance Scale for Determining Number of Earned PSUs
	Relative TSR Percentile	Vesting
Maximum	≥ 80th	125%
Target	55th	100%
Threshold	≤ 30th	75%

However, following shareholder feedback on the 2019 and 2020 payout scales, the Company re-introduced a 0% payout for below-threshold performance, and increased the maximum payout for top performance, starting with the awards granted in early 2021 for 2020 performance. Therefore, 2020 is the last year of awards granted with a minimum payout of 75%.

Vesting of 2018 PSU Awards

The PSU awards granted in 2018 vested in March 2021, based on the Company’s growth in DBVPS, adjusted for dividends, relative to its peer group. The performance period for the PSUs granted in 2018 was September 30, 2017 through September 30, 2020. As of September 30, 2020, the three-year DBVPS growth ranked in the 40th percentile of the peer group that was determined at the time of grant. This resulted in a payout factor of 63%. The below table describes the number of shares actually earned by the NEOs based on this performance.

PSUs Awarded in 2018 Performance Period (September 2017 – September 2020)
Name	Number of Target PSUs Granted	Number of PSUs Earned Based on Performance
Albert A. Benchimol	51,135	32,215
Peter J. Vogt	6,136	3,865
Steve K. Arora (1)	N/A	N/A
David S. Phillips	7,363	4,638
Peter W. Wilson	9,204	5,798

(1)	Mr. Arora did not receive a PSU award in 2018.

2018 Performance Scale Used to Determine Number of Earned PSUs
	Relative DBVPS Percentile	Vesting
Maximum	≥ 85th	200%
Target	55th	100%
Actual	40th	63%
Threshold	25th	25%
Minimum	≤ 25th	0%

2021 Equity Awards (Relating to 2020 Performance Year)

As discussed in the “Executive Summary,” the Committee responded to shareholder feedback and made a key change to the design of the program by:

•	Widening the PSU payout range to a minimum of 0% and a maximum of 200% of target (previous minimum was 75% and a maximum of 125%).

The Committee was also focused on ensuring that the Company’s senior leadership continues to receive a significant portion of their compensation in the form of equity, as this executive compensation strategy rewards long-term achievements that benefit the Company and our shareholders. As a result, the Committee awarded $5M for the CEO’s 2021 equity award, which is below-target and equivalent to his prior year award. For the other NEOs, the value of their 2021 equity awards were made at 100% of their annual target award opportunities.

42	COMPENSATION DISCUSSION AND ANALYSIS

The Committee approved the following equity awards in January 2021, which will be reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards Table” in next year’s proxy statement.

2021 Equity Awards (Relating to 2020 Performance)
Name	RSUs (%)	RSUs ($)	PSUs (%)	PSUs ($)	Total ($)
Albert A. Benchimol	40	2,000,000	60	3,000,000	5,000,000
Peter J. Vogt	50	500,000	50	500,000	1,000,000
Steve K. Arora	50	700,000	50	700,000	1,400,000
David S. Phillips	50	400,000	50	400,000	800,000
Peter W. Wilson	50	500,000	50	500,000	1,000,000

2021 Performance Scale for Determining Number of Earned PSUs
	Relative TSR Percentile	Vesting
Maximum	≥ 85th	200%
Target	55th	100%
Threshold	25th	25%
Minimum	< 25th	0%

Compensation Committee Process

Under our Compensation Committee’s charter, the Committee:

•

evaluates the CEO’s performance relative to corporate goals and objectives established by the Committee and sets the CEO’s annual compensation after consulting with the independent directors of the Board;

•	approves annual compensation, as well as any initial offers of employment for executive committee members;

•	makes recommendations to the Board regarding compensation programs and policies affecting our executives as well as our other employees;

•	makes recommendations on the form and amount of director compensation;

•	approves all equity awards to our executive committee members and establishes the pool for all other equity award recipients;

•	approves the design of our incentive and equity compensation plans and any changes or amendments to those plans;

•	considers the outcome of the shareholder advisory vote on executive compensation annually in connection with its determination of our NEOs’ compensation and the related programs; and

•	reviews and advises on executive development and succession plans.

The Committee receives recommendations and information from management and our independent consultant for their consideration regarding executive compensation and director compensation. The Committee is permitted to delegate any of its responsibilities to subcommittees in its discretion, but has not done so to date. The Committee’s annual process for reviewing and determining executive compensation is summarized below:

The Committee conducts the other key activities set forth in its charter throughout the year, as illustrated below:

COMPENSATION DISCUSSION AND ANALYSIS	43

RISK MANAGEMENT AND COMPENSATION

In line with the Company’s requirements for managing compensation risk, the Committee seeks to ensure that our executive compensation program does not encourage executives to take risks that are inconsistent with the long-term success of the Company. The Compensation Committee believes that AXIS’ executive compensation program does not encourage inappropriate risk-taking. Specifically, in 2020, the Company’s annual incentive and long-term incentive plans were tied to our OROACE and relative TSR performance, respectively, aligning our shareholders’ short- and long-term interests with the decision-making for our employees and NEOs.

Additionally,

•	the Committee retains downward discretion in overseeing our compensation programs, such that meaningful reductions in compensation are possible if our financial results do not meet our expectations;

•	the Committee also retains downward discretion if our risk management policies or tolerances have been breached;

•	our executive compensation Clawback Policy ensures that our executives are not inappropriately rewarded in the event that we are required to restate our financial results;

•	our stock ownership guidelines are designed to ensure that the long-term interests of our executives are aligned with those of our shareholders;

•	the Chairman of our Compensation Committee meets annually with our Risk Committee to review the Company’s compensation policies;

•	the Chairman of our Risk Committee is also a member of our Compensation Committee; and

•	our Compensation Committee retains an independent consultant, apart from any consultant retained by management, as discussed in detail below.

COMPENSATION COMMITTEE CONSULTANT

Our Compensation Committee has sole authority to select, retain and terminate any consultants or advisors used to provide independent advice to the Compensation Committee and evaluate executive compensation, including the sole authority to approve the fees and any other retention terms for such consultant or advisor. Korn Ferry served as the Committee’s independent compensation consultant in 2020.

44	COMPENSATION DISCUSSION AND ANALYSIS

The independent compensation consultant assisted in establishing the Company’s compensation policies and programs. During 2020, the independent compensation consultant:

•

reviewed and advised the Compensation Committee on matters concerning compensation of the CEO and our other executive officers – in 2020, this included guidance on our COVID-19 response and resulting compensation actions taken by peers as well as the broader marketplace;

•	reported on all aspects of short and long-term compensation program design, including incentive mix, measures and plan leverage;

•	reported on emerging trends and developments in executive compensation and corporate governance;

•	prepared quarterly formal presentations for the Compensation Committee regarding executive compensation;

•	prepared and advised on peer groups;

•	prepared and reviewed compensation benchmarking analysis for each of the Company’s executive committee members; and

•	reviewed and advised on director compensation.

Each year, our compensation consultant is required to submit a letter describing any conflicts of interest and other factors relating to its independence. The Committee has determined that Korn Ferry is independent and its work during 2020 did not raise any conflict of interest.

From time to time, management also engages its own external compensation consultant to advise on the Company’s compensation programs generally, prepare reports that compare our compensation programs to those of peer companies and help ensure the competitiveness and appropriateness of our compensation programs.

PEER BENCHMARKING

AXIS gives careful consideration to each element of total compensation. We also evaluate our competitive position with respect to our NEOs on a total direct compensation basis, which consists of base salary and short and long-term incentives. We consider market pay practices when setting executive compensation, as the Compensation Committee uses benchmarking from our compensation peer group and other industry-specific compensation surveys as inputs into decision-making with respect to executive pay levels. Due to the inclusion of relevant size, business model, and capitalization criteria to determine our peers, our Committee uses our compensation peer group as the primary source of competitive market data, which is supplemented by industry-leading surveys. We believe this process provides a more robust and accurate representation of the marketplace for talent in which we compete.

Annually, the Committee reviews the Company’s peer groups based on advice from its compensation consultant. The compensation peer group is used for benchmarking compensation levels and other key features of our executive compensation programs. The Committee has established a separate performance peer group to assess relative performance to determine vesting for performance-contingent equity awards. The performance peer group augments the compensation peer group with additional global (re)insurers. Importantly, the Committee believed a larger peer group was necessary to compare performance given that the compensation group is fairly small and the industry consolidation of recent years is expected to continue.

2020 Compensation Benchmarking Peer Group
• Alleghany Corporation • Arch Capital Group Ltd. • Argo Group International Holdings, Ltd. • Everest Re Group, Ltd. • Markel Corporation • Renaissance Re Holdings Ltd. • W.R. Berkley Corporation

Purpose

•  Provides appropriately sized peers when evaluating our executive compensation levels

•  Avoids potential pay inflation that could occur if larger performance peers were included when determining pay targets

Selection Criteria

•  Size-appropriate global (re)insurance companies

•  Underwrite similar lines of business with similar geographic breadth

•  Representative of the competitive marketplace for talent

•  Strong capitalization as indicated by A.M. Best rating

COMPENSATION DISCUSSION AND ANALYSIS	45

In addition to the compensation peers listed above, the Committee also uses market data sourced from the following surveys:

•	Mercer US Property and Casualty Insurance Survey

•	Willis Towers Watson Financial Services Executive Compensation Survey

•	Equilar Top 25 Executive Compensation Survey

2020 Performance Peer Group

•  Alleghany Corporation

•  American Financial Group, Inc.

•  American International Group, Inc.

•  Arch Capital Group

•  Argo Group International Holdings, Ltd.

•  Chubb Limited

•  Cincinnati Financial Corporation

•  CNA Financial Corporation

•  Everest Re Group, Ltd.

•  Fairfax Holdings Limited

•  Hannover Ruck SE

•  The Hanover Insurance Group, Inc.

•  The Hartford Financial Services Group, Inc.

•  James River Group Holdings Ltd.

•  Kinsale Capital Group

•  Lancashire Holdings Limited

•  Markel Corporation

•  Munich RE

•  Old Republic International Corporation

•  ProAssurance Corporation

•  QBE

•  RenaissanceRe Holdings Ltd.

•  RLI Corp

•  RSA Insurance Group plc

•  SCOR SE

•  Selective Insurance Group

•  Swiss Re LTD

•  The Traveler’s Companies, Inc.

•  United Fire Group, Inc.

•  W.R. Berkley Corp

•  Zurich Re

Purpose

•  Provides a statistically-robust sample of relevant companies for PSU performance

•  Incorporates international peers, representing the Company’s expanded global footprint

•  Avoids potential relative payout anomalies that could occur with a smaller sample size

Selection Criteria

•  Global (re)insurance companies with similar geographic breadth

•  Relevant public P&C insurers and reinsurers

•  Relevant international company with similar P&C underwriting operations

•  Representative of the marketplace for investment capital

Other Compensation Topics

PERQUISITES AND OTHER PERSONAL BENEFITS

Because our business is global and we are headquartered in Bermuda, our NEOs may be required to relocate or travel for business in order to work for us. To reduce the likelihood that this factor will discourage talented executive officers from joining AXIS, in some cases, we provide reimbursement for certain expenses associated with working in our various locations to ensure we maintain our global presence. Therefore, we align our perquisites practices with our Bermudian peers and other local practices, where appropriate, in order to remain competitive and encourage global mobility. From time to time, the Committee will review the appropriateness and competitiveness of our perquisites relative to those generally offered in Bermuda to senior executives.

We also provide other perquisites and benefits, as well as the general health plan and employee benefits provided to all employees, which make us a competitive employer and do not represent a significant cost to us. These benefits also provide our NEOs with the security and convenience that allows them to focus their attention on carrying out their responsibilities to AXIS. Refer to “All Other Compensation for 2020—Supplemental Table” for additional detail.

SEVERANCE BENEFITS

Although we do not maintain a general severance plan for our NEOs, each of our NEOs has rights under their employment agreements upon termination of their employment. The terms and conditions of the separation benefits and payments are described in detail in the section entitled “Potential Payments Upon Termination or Change in Control.” We provide these benefits in order to be competitive as an employer. We also provide various benefits in connection with a change in control, in part because a change in control situation often undermines our NEOs’ job security, and it is to the benefit of AXIS and its shareholders to encourage the NEOs to seek out beneficial business transactions and to remain with us through the closing of the transactions, even though their futures may be uncertain as a result. As such, we structured the change in control provisions in each of the

46	COMPENSATION DISCUSSION AND ANALYSIS

employment agreements for our NEOs with a “double trigger,” which requires termination of the executive without cause or termination by the executive for good reason in connection with a change in control. Because the consummation of a transaction alone would not trigger this benefit, this structure essentially places the decision of whether or not to trigger change in control benefits largely in the hands of the acquiring company.

We provide our NEOs with benefits and severance payments if we terminate them without cause and if they terminate their employment for good reason. These benefits add a level of security to each NEO’s position. We believe these benefits are needed to attract and retain talented executives in our industry. These provisions encourage individuals to move from other firms and help attract individuals new to our industry, which is generally more volatile. In addition, we face significant competition within our industry for experienced leaders, and we believe these benefits are needed to remain competitive as an employer as it is a common feature in many of our competitors’ compensation programs. Furthermore, we provide these benefits in part so that we can obtain valuable agreements from the NEOs to assign to us certain intellectual property rights and maintain the confidentiality of our information, and not to compete with us or solicit our employees or customers for a certain period of time after leaving. Moreover, providing termination payments allows us to obtain a release of claims from the NEO upon his or her departure from AXIS, which we consider a valuable benefit to us.

RESTRICTION ON TRADING BY DIRECTORS AND OFFICERS/ANTI-HEDGING AND PLEDGING

The Company’s policy on insider trading generally permits directors and executive officers (including our NEOs) to engage in transactions involving the Company’s common stock and other securities only (a) during a Company-prescribed trading window of limited duration; and (b) after seeking pre-clearance to avoid trading while in possession of material non-public information. Our policy prohibits our directors, executives officers and employees from transacting certain forms of hedging or monetization transactions (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities held by them. Additionally, the pledging, or using as collateral, the Company’s securities in order to secure personal loans or other obligations is also prohibited.

CLAWBACK POLICY

The Company has adopted a Clawback Policy relating to the recovery of executive compensation. Under the terms of the Company’s Clawback Policy, as currently in effect, if the Company is required to restate its financial results because of its material noncompliance with any financial reporting requirement under applicable securities laws, the Committee will review all awards or payments of any form of incentive-based compensation made to current and former executive officers within the three-year period immediately preceding the date on which the Company is required to prepare the restatement and will, to the extent permitted by applicable law, seek to recover for the benefit of the Company the difference between the amounts awarded or paid and the amounts which would have been awarded or paid based on the restated results. The Clawback Policy is based on regulations issued by the SEC to fulfill aspects of the Dodd-Frank Act. The Clawback Policy supplements the clawback provisions required under the Sarbanes-Oxley Act of 2002, which remain in effect. In addition, the 2017 Long-Term Equity Compensation Plan and Annual Incentive Plan provide that the Company has a right to recoup compensation in accordance with the Clawback Policy and applicable law.

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS

We believe it is important to align the financial interests of our directors, NEOs and other designated senior executives with those of our shareholders. Accordingly, we have robust stock ownership guidelines designed to ensure that the minimum required amounts, set forth below, sufficiently align their long-term interests with those of AXIS.

Stock Ownership Requirements (1)
CEO	10x Annual Base Salary
Chairman (2)	5x Total Earned Compensation
Other NEOs	3x Annual Base Salary
Directors	$500,000

(1)	Directors, NEOs and designated senior executives have five years to comply with the minimum required amount.

(2)	Total Earned Compensation as reflected in the Director Compensation table later in this proxy statement.

All of our directors, NEOs and other senior executives are required to maintain compliance with their required minimum stock ownership amounts. The Compensation Committee reviews and confirms compliance annually.

COMPENSATION DISCUSSION AND ANALYSIS	47

U.S. TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain executive officers, although for tax years prior to 2018, performance-based compensation arrangements could qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Section 162(m) was amended by the U.S. Tax Cuts and Jobs Act to eliminate the exception for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017) and to expand the group of current and former executive officers who may be covered by the deduction limit under Section 162(m). For AXIS, Section 162(m) has had limited effect because our Company is headquartered in Bermuda and U.S. tax law affects only a portion of our income. Therefore, although we are aware of and have considered the impact of this rule when developing and implementing our executive compensation program, deductibility of compensation under Section 162(m) has not been a driving factor in its operation. We do not expect the changes to Section 162(m) to change our executive compensation practices prospectively.

OPPORTUNITY FOR SHAREHOLDER FEEDBACK

We value feedback from our shareholders about our executive compensation philosophy and program, and welcome shareholders to express their views to the Board in writing.

Shareholders and other interested parties may send communications to our Board by sending written notice to our Secretary at our headquarters at 92 Pitts Bay Road, Pembroke, Bermuda HM 08. The notice may specify whether the communication is directed to the entire Board, to the non-management directors, to the Chairman of the Board or to a particular Board committee or other director. Our Secretary will handle routine inquiries and requests for information or will otherwise determine whether the communication is made for a valid purpose and is relevant to the Company and its business and, if he so determines, will forward the communication to our Chairman of the Board, to the non-management directors or to the appropriate committee chairman or director. At each meeting of our Board, our Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

48	COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Henry B. Smith, Chairman

W. Marston Becker

Elanor R. Hardwick

Thomas C. Ramey

Lizabeth H. Zlatkus

COMPENSATION COMMITTEE REPORT	49

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth compensation provided to: (i) each individual who served as a Chief Executive Officer of AXIS in 2020; (ii) each individual who served as a Chief Financial Officer of AXIS in 2020; and (iii) the other three most highly compensated executive officers serving at the end of the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)		Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Albert A. Benchimol CEO, President and Director	2020	1,100,000	77,000		4,999,976	385,000	703,638	7,265,614
	2019	1,100,000			6,749,980	700,700	894,145	9,444,825
	2018	1,100,000			4,624,945	1,345,575	837,966	7,908,486
Peter J. Vogt Chief Financial Officer	2020	600,000	33,120		849,974	331,200	67,875	1,882,169
	2019	600,000			949,920	518,880	74,210	2,143,010
	2018	550,000			813,236	540,100	166,375	2,069,711
Steve K. Arora CEO, Axis Reinsurance	2020	900,000	57,713		1,189,914	384,750	533,181	3,065,557
	2019	900,000			1,399,992	348,750	520,040	3,168,782
	2018	900,000	2,125,000	(5)	3,412,982	-	560,281	6,998,263
David S. Phillips Chief Investment Officer	2020	600,000	26,100		679,880	402,750	60,000	1,768,730
	2019	600,000			719,962	590,625	66,210	1,976,797
	2018	575,000			1,252,415	761,516	63,700	2,652,631
Peter W. Wilson CEO, AXIS Insurance	2020	900,000	50,625		849,974	337,500	90,000	2,228,098
	2019	900,000			999,916	543,938	90,000	2,533,854
	2018	900,000			1,327,412	735,000	96,656	3,059,068

(1)

Reflects cash portion of the COVID-19 adjustment as discussed under “Elements of Executive Compensation – Annual Incentive Awards”. The remaining 20% of the adjustment will be paid in the form of RSUs to be disclosed in the “Stock Awards column of the Summary Compensation Table as compensation paid in 2021 in our 2022 proxy statement as the RSUs were granted in early 2021 with a grant date fair value of: Mr. Benchimol – $19,250; Mr. Vogt – $8,280; Mr. Arora – $14,428; Mr. Phillips – $6,525; and Mr. Wilson – $12,656.

(2)

Represents the aggregate grant date fair value of the RSU and PSU awards granted in fiscal year 2020, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, using the assumptions discussed in Note 16 – “Share Based Compensation” of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The final value of the PSUs granted in fiscal 2019 will be determined subject to achievement under the relative total shareholder return measure. As the PSUs are only subject to market conditions and a service period requirement as defined under Topic 718, they have no maximum grant date fair values that differ from the fair values presented in the table. Assuming the highest level of performance is achieved, the aggregate grant date fair value of the PSU awards would be: Mr. Benchimol – $3,749,998; Mr. Vogt – $531,233; Mr. Arora – $743,696; Mr. Phillips – $424,925; and Mr. Wilson – $531,233. This would result in total maximum award levels, inclusive of the RSUs, that would be: Mr. Benchimol – $5,749,976; Mr. Vogt – $956,220; Mr. Arora – $1,338,653; Mr. Phillips – $764,865; and Mr. Wilson – $956,220.

(3)

Reflects the cash portion of the annual incentive award pursuant to our Annual Incentive Plan as discussed under “Elements of Executive Compensation – Annual Incentive Awards”. The remaining 20% will be paid in the form of RSUs to be disclosed in the “Stock Awards column of the Summary Compensation Table as compensation paid in 2021 in our 2022 proxy statement as the RSUs were granted in early 2021 with a grant date fair value of: Mr. Benchimol – $96,250; Mr. Vogt – $82,800; Mr. Arora – $96,188; Mr. Phillips – $100,688; and Mr. Wilson – $84,375.

(4)	See “All Other Compensation for 2020 – Supplemental Table” below for details regarding these amounts.

(5)

The amount shown for Mr. Arora for 2018 represents the annual bonus amount that the Company agreed to pay for the calendar year 2018 pursuant to his employment agreement ($1,125,000) and a sign-on cash award (bonus) pursuant to his employment agreement ($1,000,000).

50	EXECUTIVE COMPENSATION

ALL OTHER COMPENSATION FOR 2020 – SUPPLEMENTAL TABLE

The following table describes the incremental cost of other benefits provided in 2020 that are included in the “All Other Compensation” column.

	Personal Use of Aircraft ($) (1)	Housing Allowance ($)	Retirement Contributions ($) (2)	Other Compensation ($) (3)	All Other Compensation ($)
Albert A. Benchimol	89,363	300,000	28,500	285,775	703,638
Peter J. Vogt			28,500	39,375	67,875
Steve K. Arora		300,000	90,000	143,181	533,181
David S. Phillips			60,000		60,000
Peter W. Wilson			90,000		90,000

(1)

Amounts represent the incremental cost to the Company for personal use of the aircraft that we lease. We calculate our incremental cost for personal use of the corporate aircraft based on variable operating costs including hourly operating fees, fuel costs, landing fees and other miscellaneous variable costs. On certain occasions, a family member or guest may accompany the executive on a flight.

(2)

Amounts for Messrs. Benchimol and Vogt represent a Company contribution under our AXIS 401(k) Plan. The amounts for Messrs. Arora, Phillips and Wilson represent Company contributions under our AXIS 401(k) Plan and the U.S. Supplemental Plan.

(3)

Other Compensation includes: (i) a cash payment in lieu of a Company contribution to the U.S. Supplemental Plan for Messrs. Benchimol ($101,875) and Vogt ($39,375), as these executives are not eligible participants under Section 457A of the Internal Revenue code; (ii) for Mr. Benchimol, the value of the tax gross-up related to housing allowance ($176,190); cost of spousal airfare; and the cost of premiums for life insurance for Mr. Benchimol; (iii) for Mr. Arora, the cost of an executive physical and tuition costs including the value of related tax gross-up ($39,418). In addition, the Company has a tax equalization program for certain employees, including our NEOs, who are subject to tax in Bermuda and potentially other jurisdictions as a result of their work for the Company, the purpose of which is to provide them with after-tax income equal to the income they would have realized had their income been subject only to U.S. federal income tax.

EXECUTIVE COMPENSATION	51

GRANTS OF PLAN-BASED AWARDS IN 2020

The following table provides information on plan-based annual incentive payments and restricted stock awards granted in 2020 to each of our NEOs.

Name	Award Type	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (6)			All Other Stock Awards: Number of Shares of Stock or Units (#) (10)	Grant Date Fair Value of Stock Awards ($) (11)
			Threshold ($) (3)	Target ($) (4)	Maximum ($) (5)	Threshold # (7)	Target # (8)	Maximum # (9)
Albert A. Benchimol	PSU Award	1/28/2020	-	-	-	36,138	48,185	60,231	-	2,999,998
	RSU	1/28/2020	-	-	-	-	-	-	32,123	1,999,978
	Annual Incentive Award	N/A	86,625	1,925,000	3,850,000	-	-	-	-	-
Peter J. Vogt	PSU Award	1/28/2020	-	-	-	5,119	6,826	8,532	-	424,987
	RSU	1/28/2020	-	-	-	-	-	-	6,826	424,987
	Annual Incentive Award	N/A	41,400	690,000	1,380,000	-	-	-	-	-
Steve K. Arora	PSU Award	1/28/2020	-	-	-	7,167	9,556	11,945	-	594,957
	RSU	1/28/2020	-	-	-	-	-	-	9,556	594,957
	Annual Incentive Award	N/A	50,625	1,125,000	2,250,000	-	-	-	-	-
David S. Phillips	PSU Award	1/28/2020	-	-	-	4,095	5,460	6,825	-	339,940
	RSU	1/28/2020	-	-	-	-	-	-	5,460	339,940
	Annual Incentive Award	N/A	33,750	750,000	1,500,000	-	-	-	-	-
Peter W. Wilson	PSU Award	1/28/2020	-	-	-	5,119	6,826	8,532	-	424,987
	RSU	1/28/2020	-	-	-	-	-	-	6,826	424,987
	Annual Incentive Award	N/A	50,625	1,125,000	2,250,000	-	-	-	-	-

(1)

Represents the date the awards were granted under our 2017 LTEP, the terms of which are summarized in the narrative below under “Executive Compensation – Long Term Equity Compensation Plans.” Grant date is not applicable to annual incentive awards.

(2)

Represents the bonus opportunity for each of our NEOs in 2020 pursuant to our Annual Incentive Plan. Actual amounts paid are reflected in the “Non-Equity Incentive Plan Awards” of the Summary Compensation Table above.

(3)

Amounts represent the minimum incentive bonus opportunity pursuant to our Annual Incentive Plan. The amount shown reflects the attainment of the lowest possible financial score of 15% and 0% for all other financial and non-financial scores.

(4)	Amounts represent the annual target incentive bonus opportunity pursuant to each NEO’s employment agreement.

(5)	Amounts represent the maximum incentive bonus opportunity pursuant to our Annual Incentive Plan.

(6)	Reflects PSUs which vest in one installment on the third anniversary of the vesting commencement date, subject to the satisfaction of certain Company performance conditions.

(7)	Amounts represent the minimum number of PSUs awarded subject to performance vesting conditions.

(8)	Amounts represent the target number of PSUs awarded subject to performance vesting conditions.

(9)	Amounts represent the maximum number of PSUs awarded subject to performance vesting conditions.

(10)	Amounts represent the number of RSUs awarded. The RSUs vest in four equal annual installments beginning on the first anniversary of the vesting commencement date.

(11)

Amounts represent the grant date fair value of the equity awards calculated in accordance with Topic 718 using the assumptions discussed in Note 16 – “Share Based Compensation” of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

52	EXECUTIVE COMPENSATION

EMPLOYMENT AND OTHER AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Albert A. Benchimol	Under the terms of an employment agreement between Mr. Benchimol and the Company dated May 3, 2012, as amended, Mr. Benchimol serves as our President and Chief Executive Officer for a term of service to December 31, 2023 and is entitled to: (i) an annual base salary of no less than $1,100,000; (ii) participation in our annual incentive plan at an annual bonus target of 175% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan; (iv) a monthly housing allowance of $25,000 for a residence in Bermuda; (v) up to 30 hours of personal use of the Company aircraft each calendar year; (vi) participation in any employment benefit plans made available to our executives; and (viii) any fringe benefits provided to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Benchimol’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 12-month notice period should Mr. Benchimol desire to voluntarily terminate his employment with the Company and non-competition and non-solicitation provisions for a period of 24 months from the date of any termination under the employment agreement.

Peter J. Vogt	Mr. Vogt serves as our Chief Financial Officer under the terms of an employment agreement dated December 11, 2017, as amended on October 2, 2020, for a term of service to December 31, 2023 and is entitled to: (i) an annual base salary of no less than $550,000 (which the Compensation Committee increased to $600,000 in 2019); (ii) participation in our annual incentive plan at an annual bonus target of 115% of base salary should performance targets be met (which the Committee increased to 125% for 2021); (iii) participation in our long-term equity compensation plan with an annual target award valued at $1,000,000; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote. Additionally, the employment agreement provided for a one-time payment in the amount of $100,000, less applicable taxes and withholdings, for relocation expenses.

Additionally, Mr. Vogt’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change in Control.”

The employment agreement also requires a 12-month notice period in the event Mr. Vogt voluntarily terminates his employment with the Company and non- competition and non-solicitation provisions which apply for a period of 12 months from the date of any termination under the employment agreement.

Steve K. Arora

Mr. Arora serves as the Chief Executive Officer of AXIS Reinsurance under an employment agreement dated July 5, 2017, as amended on October 6, 2020, for a term of service to January 1, 2024 and is entitled to: (i) an annual base salary of no less than $900,000; (ii) participation in our annual incentive plan at an annual bonus target of 125% of base salary should performance targets be met, provided that for the calendar year 2018 the amount paid to him was not to be less than $1,125,000; (iii) participation in our long-term equity compensation plan with an annual target award valued at $1,400,000, provided that for the calendar year 2018, Mr. Arora received

EXECUTIVE COMPENSATION	53

(a) a sign-on equity award valued at $1,000,000; and (b) a one-time “make whole” equity award valued at an amount equal to the aggregate value of equity forfeited by Mr. Arora as a result of his termination of employment with his previous employer; (iv) for the calendar year 2018, a sign-on cash award in the amount of $1,000,000; (v) participation in any employment benefit plans generally made available to our executives; and (vi) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Arora’s employment agreement also provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change in Control.”

A 12-month notice period is required in the event Mr. Arora voluntarily terminates his employment with the Company and non-competition and non- solicitation provisions apply for a period of 12 months from the date of any termination under the employment agreement.

Additionally, in consideration of Mr. Arora’s international assignment to Zurich, Switzerland, he is entitled to the following pursuant to a letter agreement dated July 5, 2017, as amended October 6, 2020: (i) a monthly housing and utilities’ allowance in the amount of $25,000 through December 31, 2021; (ii) reimbursement up to $150,000 annually for his children’s’ schooling through December 31, 2021; and (iii) reimbursement for tax preparation services through the term of his assignment.

David S. Phillips	Mr. Phillips serves as the Company’s Chief Investment Officer under an employment agreement dated March 21, 2014 for a term of service that automatically renews annually in December unless either Mr. Phillips or the Company provides six months’ prior written notice of non-renewal to the other party, or unless Mr. Phillips is otherwise terminated under the employment agreement. Under the employment agreement, Mr. Phillips is entitled to: (i) an annual base salary of no less than $575,000 (which the Compensation Committee increased to $600,000 in 2019); (ii) participation in our annual incentive plan at an annual bonus target of 125% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan with an annual target award valued at $720,000 (which the Compensation Committee increased to $800,000 in 2019); (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Phillip’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a six (6) month notice period in the event Mr. Phillips voluntarily terminates his employment with the Company, a non- competition provision for a period of three (3) months from the date of Mr. Phillips’ voluntary resignation and a non-solicitation provision for a period of six (6) months from the date of termination of his employment for any reason.

Peter W. Wilson

The Company and Mr. Wilson entered into an employment agreement dated June 23, 2014, as amended, for a term of service to December 31, 2022 and is entitled to: (i) an annual base salary of no less than $800,000 (which the Compensation Committee increased to $900,000 beginning in 2018); (ii) participation in our annual incentive plan at an annual bonus target of 125% of base salary should performance targets be met; (iii) participation in our long-term equity

54	EXECUTIVE COMPENSATION

compensation plan with an initial annual target award valued at $900,000 (which the Compensation Committee increased to $1,000,000 beginning in 2018); (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected above in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Wilson’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change in Control.”

Additionally, a 12-month notice period is required in the event Mr. Wilson voluntarily terminates his employment with the Company and non-competition and non-solicitation provisions apply for a period of 12 months from the date of any termination under the employment agreement.

The Compensation Committee regularly reviews and may make changes to the value of compensation components, as needed, as described in the “Compensation Discussion of Analysis – Elements of Executive Compensation.”

EXECUTIVE COMPENSATION	55

LONG-TERM EQUITY COMPENSATION

Long-Term Equity Compensation Plans. In 2020, we provided long-term incentive compensation through equity awards under our 2017 LTEP which was approved by our shareholders at our Annual General Meeting held in May 2017. Included in this proxy statement is a proposal to amend the 2017 LTEP to increase the authorized number of shares of Common Stock available for issuance under the 2017 LTEP. The 2017 LTEP provides for awards to our employees, directors and consultants in the form of RSUs, PSUs, restricted shares, nonqualified stock options, incentive stock options, stock appreciation rights and other equity-based awards that our Compensation Committee determines to be consistent with the purpose of the plan and in the interests of the Company. The Committee has broad authority to administer the plan, including the authority to select plan participants, determine when awards will be made, determine the type and amount of awards, determine the exercise price of options and stock appreciation rights, determine any limitations, restrictions or conditions applicable to each award and determine the terms of any agreement or other document that evidences an award. A minimum of one-year vesting is required for at least 95% of all shares subject to awards granted under the 2017 LTEP, other than in connection with a change in control, or as a result of a participant’s qualifying retirement, death or disability. During 2020, the only equity awards granted to our NEOs were RSUs and PSUs.

Awards of RSUs and PSUs represent a promise to grant shares of our common stock once certain vesting conditions are met or after a certain passage of time, subject to restrictions on transfer of the shares, any other restrictions the Compensation Committee imposes and forfeiture of the shares if the participant terminates employment before the shares vest. RSUs granted to our NEOs generally vest (and the restrictions lapse) in four equal annual installments on the first, second, third and fourth anniversaries of the vesting commencement date, except for those RSUs awarded: (i) in lieu of cash for a portion of 2021 annual incentive awards (to vest in three equal annual installments); and (ii) to Mr. Arora who, upon joining the Company, received a sign-on RSU award which vested in a single installment on February 1, 2021, which was the third anniversary of the vesting commencement date; and a make-whole RSU award which vested in three equal annual installments beginning on the first anniversary of the vesting commencement date which was February 1, 2018. PSUs granted to our NEOs during 2020 vest in a single installment on the third anniversary of the vesting commencement date of March 1, 2020, if performance metrics are met. Vesting is fully accelerated upon the death or permanent disability of the participant or termination in connection with a change in control, as described below under “Potential Payments Upon Termination or Change in Control.” RSUs and PSUs awarded to our NEOs in 2020 settle 100% in shares of our common stock. RSU and PSU award recipients receive accumulated dividend equivalents paid with respect to the underlying units only upon vesting.

ANNUAL INCENTIVE PLAN

Our Annual Incentive Plan provides performance-based annual cash bonuses for our NEOs and other members of our executive committee. For a full description of the funding for our Annual Incentive Plan, see “Compensation Discussion and Analysis” – “Annual Incentive Awards” above.

RETIREMENT BENEFITS

Each of our NEOs participate in our AXIS 401(k) Plan. Messrs. Arora, Phillips and Wilson also participate in our U.S. Supplemental Plan. The programs described below are available to all eligible employees.

In the United States, we maintain the AXIS 401(k) Plan under which all employees as participants may contribute a portion of their earnings on a tax-deferred basis and we make matching contributions. We also may make annual employer discretionary contributions. For 2020, we made matching contributions equal to 100% of each participant’s contributions, subject to a maximum match of 4% of eligible earnings. We also made annual employer discretionary contributions equal to 6% of each participant’s eligible earnings. For purposes of calculating the matching and employer discretionary contributions, only the first $280,000 of each NEO’s earnings was taken into account, due to limitations imposed by the Internal Revenue Code. NEOs are always fully vested in our matching contributions, and vest in our employer discretionary contributions 25% per year, with full vesting after four years of service. Vested benefits are distributable upon death, disability, retirement, termination of employment or upon reaching age 59-1/2.

We also maintain the U.S. Supplemental Plan in the United States which is designed to permit eligible employees to accumulate additional retirement income through a nonqualified deferred compensation plan that enables them to (i) make salary deferrals of up to 100% of their salary in excess of deferrals allowed under the AXIS 401(k) Plan; (ii) make additional deferrals from their bonus payments of up to 100%; and (iii) receive discretionary employer contributions. Each year, we make a discretionary contribution equal to 10% of the respective participant’s base salary that is above the Internal Revenue Code maximum under the AXIS 401(k) Plan.

56	EXECUTIVE COMPENSATION

Our equity retirement plan rewards eligible employees of the Company with continued vesting of outstanding equity awards upon retirement. Prior to the adoption of this plan, outstanding equity awards were generally forfeited upon a voluntary termination of employment. In accordance with the plan, including the requirement that the employee execute a Confidentiality, Non-Solicitation and Non-Competition and Release Agreement, a retirement eligible employee’s outstanding equity awards may vest, or continue to vest upon the employee’s date of retirement. Generally, an employee is retirement eligible at age 60 or older with at least ten completed years of service. None of our NEOs are retirement eligible.

ADDITIONAL BENEFITS

Each of our NEOs is encouraged to participate in our Executive Health Program which entitles each of them to have an annual physical examination. Mr. Arora took part in this benefit in 2020.

The Company permits personal use of corporate aircraft by certain of our executive officers. Mr. Benchimol is currently our only executive eligible for personal usage of the aircraft, and his employment contract provides for up to 30 hours of personal usage per calendar year.

EXECUTIVE COMPENSATION	57

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END

The following table sets forth information regarding all outstanding equity awards held by our NEOs. It includes unexercised RSUs and PSUs for which vesting conditions were not yet satisfied as of December 31, 2020.

	Stock Awards
Name	Grant Date		Number of Shares or Units of Stock that have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of PSU Unearned Shares, Units or Other Rights That Have Not Vested ($)
Albert A. Benchimol	1/31/2017	(1)	11,229	565,829	-	-
	2/6/2018	(2)	32,215	1,623,314	-	-
	2/6/2018	(1)	21,732	1,095,075	-	-
	1/29/2019	(1)	46,275	2,331,797	61,700	3,109,063
	1/28/2020	(1)	32,123	1,618,678	48,185	2,428,042
						Aggregate Market Value:
						12,771,799
Peter J. Vogt	1/31/2017	(1)	782	39,405	-	-
	5/1/2017	(1)	1,044	52,607	-	-
	2/6/2018	(2)	3,865	194,757	-	-
	2/6/2018	(4)	1,456	73,368	-	-
	2/6/2018	(1)	3,068	154,597	-	-
	1/29/2019	(1)	6,513	328,190	8,683	437,536
	1/28/2020	(1)	6,826	343,962	6,826	343,962
						Aggregate Market Value:
						1,968,385
Steve K. Arora	1/1/2018	(3)	20,296	1,022,715	-	-
	1/1/2018	(4)	16,327	822,718	-	-
	1/29/2019	(1)	9,598	483,643	12,797	644,841
	1/28/2020	(1)	9,556	481,527	9,556	481,527
						Aggregate Market Value:
						3,936,971
David S. Phillips	1/31/2017	(1)	809	40,766	-	-
	2/6/2018	(2)	4,638	233,709	-	-
	2/6/2018	(4)	4,000	201,560	-	-
	2/6/2018	(1)	3,129	157,670	-	-
	1/29/2019	(1)	4,936	248,725	6,581	331,617
	1/28/2020	(1)	5,460	275,129	5,460	275,129
						Aggregate Market Value:
						1,764,305
Peter W. Wilson	1/31/2017	(1)	2,021	101,838	-	-
	2/6/2018	(2)	5,798	292,161	-	-
	2/6/2018	(4)	3,376	170,117	-	-
	2/6/2018	(1)	3,912	197,126	-	-
	1/29/2019	(1)	6,855	345,423	9,140	460,565
	1/28/2020	(1)	6,826	343,962	6,826	343,962
						Aggregate Market Value:
						2,255,154

58	EXECUTIVE COMPENSATION

The market value of RSUs and PSUs is calculated by multiplying the closing price of AXIS stock as of December 31, 2020 ($50.39) (the last trading day for the year) by the number of shares underlying each award and, with respect to the PSUs, that have not yet vested based on the satisfaction of performance conditions, assuming satisfaction of the target levels for the applicable performance conditions.

(1)	Represents RSUs that vest in four equal annual installments beginning on the first anniversary of the vesting commencement date.

(2)	Represents PSUs, calculated at 63% payout, that vest in a single installment on March 1, 2021.

(3)	Represents RSUs that vest in a single installment on February 1, 2021.

(4)	Represents RSUs that vest in three equal annual installments beginning on the first anniversary of the vesting commencement date.

OPTION EXERCISES AND STOCK VESTED IN 2020

The following table sets forth information regarding the amounts received by our NEOs as a result of the vesting of RSUs and PSUs held by our NEOs during the 2020 fiscal year. None of our NEOs acquired any shares as a result of the exercise of stock options.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Market Value Realized on Vesting ($)
Albert A. Benchimol	64,758	3,634,219	(1)
Peter J. Vogt	7,679	408,823	(2)
Steve K. Arora	19,523	1,228,345	(3)
David S. Phillips	9,978	559,965	(4)
Peter W. Wilson	14,539	815,929	(5)

(1)	Total shares vested for Mr. Benchimol consisted of:

64,758 RSUs on March 1, 2020 based on the closing price of our common stock on March 1, 2020 of $56.12

(2)	Total shares vested for Mr. Vogt consisted of:

6,635 RSUs on March 1, 2020 based on the closing price of our common stock on March 1, 2020 of $56.12

1,044 RSUs on May 1, 2020 based on the closing price of our common stock on May 1, 2020 of $34.93

(3)	Total shares vested for Mr. Arora consisted of:

16,324 RSUs on February 3, 2020 based on the closing price of our common stock on February 3, 2020 of $64.25

3,199 RSUs on March 1, 2020 based on the closing price of our common stock on March 1, 2020 of $56.12

(4)	Total shares vested for Mr. Phillips consisted of:

9,978 RSUs on March 1, 2020 based on the closing price of our common stock on March 1, 2020 of $56.12

(5)	Total shares vested for Mr. Wilson consisted of:

14,539 RSUs on March 1, 2020 based on the closing price of our common stock on March 1, 2020 of $56.12

EXECUTIVE COMPENSATION	59

PENSION BENEFITS FOR 2020

We have no pension benefits for our NEOs.

NONQUALIFIED DEFERRED COMPENSATION FOR 2020

The following table sets forth information regarding our NEOs’ deferred compensation arrangements that are not tax qualified.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)

Albert A. Benchimol

Peter J. Vogt			4,123		196,657

Steve K. Arora		61,500	7,800		156,410

David S. Phillips	23,625	31,500	9,585		390,695

Peter W. Wilson		61,500	27,928		559,972

(1)	The amounts in this column are reported as compensation for fiscal year 2020 in the “Base Salary,” “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)

The amounts include Company contributions to the U.S. Supplemental Plan for Mr. Arora, Mr. Phillips and Mr. Wilson. Employer contributions for the 2020 plan year were made in February 2021. Messrs. Benchimol and Vogt are not eligible to participate in the U.S. Supplemental Plan due to IRS Regulation 457A. The amounts set forth in this column were included in the “All Other Compensation” column of the Summary Compensation Table for 2020.

(3)

Amounts reported in this column are included in the Summary Compensation Table in the “All Other Compensation” column for previous years as follows: for 2019, Mr. Arora – ($70,569), Mr. Phillips – ($30,000), Mr. Wilson – ($62,500); for 2018, Mr. Arora – ($62,500), Mr. Phillips – ($30,000), Mr. Wilson – ($62,500)

Each NEO’s own contributions under the U.S. Supplemental Plan are always fully vested. Company contributions vest based on the participant’s years of service at a rate of 25% per year with full vesting after four years of service are completed. The NEO’s own contributions may be distributed upon separation of employment or upon the earlier of separation of employment or a specified date in either a lump sum or over a period of annual installments between two and ten years. Benefits will be paid immediately in a lump sum in the event of the executive’s death.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes payments that would be made to our NEOs upon a change in control of AXIS or following termination of employment or upon the NEO’s death or disability. In the first part of this section, we describe benefits under general plans that apply to any NEO participating in those plans. We then describe specific benefits to which each NEO is entitled, along with estimated amounts of benefits assuming a triggering event on December 31, 2020.

Long-Term Equity Compensation Plans.    Under the terms of our 2017 LTEP, as described above, upon the occurrence of a change in control, unless otherwise provided in an applicable agreement with the affected participant, the Committee may: (i) provide for the substitution or assumption of outstanding awards; (ii) accelerate the vesting or exercise of outstanding awards; and/or (iii) make payments in consideration for the cancellation of outstanding awards. Our current award agreements contain a “double trigger” vesting provision under which awards will automatically vest upon a change in control of the Company only upon an awardee’s subsequent termination of employment: (a) by the Company without cause, or (b) by the awardee with good reason, in each case within 24 months of the change in control.

Executive Employment Agreements.    Messrs. Benchimol, Arora, Phillips, Vogt and Wilson (collectively, for purposes of this summary, the “Executives”) are entitled to the benefits under their respective employment agreements upon termination of their employment.

In particular, the Executives’ employment will automatically terminate upon death, and we may terminate the Executives’ employment as a result of their disability if they are unable to work for 181 days in any 12-month period due to illness or injury. We may terminate the employment of Messrs. Arora, Vogt and Wilson without cause upon 30 days’ notice. We may terminate Mr. Benchimol’s employment without cause upon 12-months’ notice and

60	EXECUTIVE COMPENSATION

may terminate Mr. Phillips’ employment without cause upon six months’ notice. The Executives may terminate their employment upon at least 12-months’ notice to us, except for Mr. Phillips whose notice period to us is six months. In addition, the Executives’ employment may be terminated as a result of either party declining to extend the term of their employment agreement.

Under each of the Executives’ employment agreements, we may terminate the Executives’ employment for cause upon the Executives’:

(i)	material breach of the terms of their employment;

(ii)	conviction for a felony or commission of any act which would rise to the level of a felony;

(iii)	commission of a lesser crime or offense that materially harms or could harm our business or reputation;

(iv)	willful violation of our specific directives;

(v)	commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing us damage or potential damage;

(vi)	willful failure to perform a substantial part of their duties; or

(vii)	breach of fiduciary duty.

Under each of the Executives’ employment agreements, except for Mr. Phillips, in the event the Executive is terminated for cause, the Executives are given 15 days to cure the event that is the basis for the Company’s termination for cause, except that the right to cure will not apply in the event of a termination for cause due to any of the acts described in (ii), (iii) or (v) above.

Under the employment agreements, the Executives may terminate their employment for good reason if: (i) the scope of their respective position, authority or duties is materially adversely changed; (ii) their compensation is not paid or their base salary or target bonus is reduced below the levels specified in the agreement or there is a material adverse change in their employee benefits; (iii) they are required to relocate away from their current primary place of employment; (iv) they are assigned duties that are materially inconsistent with their position with the Company; (v) with respect to Mr. Benchimol, he is required to report to any person or entity other than the Board; (vi) they are required to report to anyone other than any mutually agreed person; (vii) with respect to Mr. Benchimol, the Company fails to offer him continuing employment on terms no less favorable than set forth in his agreement at least six months before the end of his employment term; (viii) with respect to Messrs. Benchimol and Phillips, they provide the Company written notice of their intent to terminate their employment as a result of such event within 30 days of such event occurring, the Company does not make necessary corrections within 30 days of receiving such notice and Messrs. Benchimol and/or Phillips terminate their employment no later than 10 days following the end of the 30 day period; (ix) with respect to Messrs. Arora and Wilson, they provide the Company written notice of their intent to terminate their employment as a result of such event within 60 days of such event occurring, the Company does not make necessary corrections within 60 days of receiving such notice and Messrs. Arora and/or Wilson terminate their employment no later than 10 days following the end of the 60 day period; and (x) with respect to Mr. Vogt, he gives the Company written notice of his intent to terminate his employment as a result of such event within 60 days of such event occurring, the Company does not make necessary corrections within 45 days of receiving such notice and Mr. Vogt terminates his employment no later than 10 days following the end of the 45 day period.

In the event the Executives’ employment is terminated for any reason, they are entitled to receive payment for any accrued but unpaid base salary up to the date of termination, any bonus awarded in respect of a prior year’s target annual bonus but not yet paid as of the date of termination, any accrued but unpaid reimbursable expenses, any unused vacation accrued to the date of termination, any unpaid housing allowance, if applicable, accrued to the date of termination and reimbursement for reasonable relocation costs incurred within six months of termination.

In the event that the Executives’ employment is terminated due to death or disability, they or their beneficiaries will be paid a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurred, except for Mr. Benchimol, or his beneficiaries, who will be paid a cash lump sum amount equal to one year’s base salary and annual bonus that he would have been entitled to receive for the calendar year in which his termination occurred. Additionally, any and all outstanding and unvested RSUs and PSUs held by the Executives shall immediately vest.

EXECUTIVE COMPENSATION	61

In the event that the Executives’ employment is terminated by the Company without cause or by them with good reason, they will be entitled to: (i) a lump sum amount equal to one year’s base salary, except for Mr. Benchimol, who will be entitled to a lump sum amount equal to two year’s base salary, and Mr. Phillips, who will be entitled to a lump sum amount equal to .75 of his base salary for termination by the Company without cause and a lump sum amount equal to one year’s base salary for termination by him with good reason; (ii) an amount equal to the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs, except for Mr. Benchimol, who will be entitled to an amount equal to two times the higher of (a) the highest annual bonus earned for any of the three calendar years preceding the date of termination, or (b) the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, and Mr. Phillips, who will be entitled to a lump sum amount equal to .75 of his annual bonus for termination by the Company without cause and a lump sum amount equal to his annual bonus for termination by him with good reason; (iii) a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs; (iv) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event they cease to be eligible for COBRA continuation coverage; (v) all outstanding and unvested RSUs and PSUs shall continue to vest on the applicable dates set forth in the applicable award agreements, except for Mr. Vogt whose outstanding and unvested RSUs and PSUs shall immediately vest; and (vi) with respect to Mr. Benchimol, a cash lump sum amount equal to his most recent annual equity award.

In the event that the Executives’ employment is terminated by the Company without cause or by them, in each case within 24 months following a change in control, they will be entitled to: (i) a lump sum amount equal to one year’s base salary, except for Mr. Benchimol who will be entitled to a lump sum amount equal to two year’s base salary; (ii) an amount equal to two times the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs, except for Mr. Benchimol who will be entitled to an amount equal to three times the higher of (a) the highest annual bonus earned for any of the three calendar years preceding the date of termination, or (b) the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs, except for Mr. Phillips; (iv) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event that they cease to be eligible for COBRA continuation coverage; (v) all outstanding and unvested RSUs and PSUs held by them shall immediately vest upon termination; (vi) with respect to Mr. Benchimol, a cash lump sum amount equal to his most recent annual equity award; and (vii) with respect to Messrs. Arora, Benchimol, Vogt and Wilson, if any payments made in connection with their termination following a “Change in Control” were to constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, such payments shall either be reduced so that no portion of any such payments would constitute an excess parachute payment, or shall be paid in full, depending upon which approach would result in their receiving the greatest amount of payments after taxes. In the case of the latter approach, they would be liable for any excise tax owed.

In the event that the employment agreements for either Mr. Phillips or Mr. Wilson are not renewed by the Company at the end of the respective terms of employment and on at least as favorable terms and conditions, each of them will be entitled to those benefits payable under a termination of employment by the Company without cause as described above.

Under the employment agreements, the Executives are required to execute a general release and waiver of claims against us and to resign from their positions upon termination of their employment for any reason. The Executives are subject to non-competition and non-solicitation (of our employees and customers) provisions for a period of 12 months after termination for any reason, except for: (i) Mr. Phillips who, in the event of his voluntary termination, shall be subject to a non-competition provision for a period of three months from the date of his voluntary termination and a non-solicitation provision for a period of six months from the date of termination for any reason; and (ii) Mr. Benchimol who is subject to non-competition and non-solicitation (of our employees and customers) provisions for a period of 24 months after termination of employment. Additionally, the Executives are subject to ongoing confidentiality requirements.

62	EXECUTIVE COMPENSATION

The following table sets forth the termination and/or change in control benefits payable to each NEO under the benefits applicable to all executive officers as well as under each NEO’s applicable employment agreement, assuming termination of employment on December 31, 2020. With the exception of insured benefits, all termination payments will be made by us.

Name	Death or Disability	Executive Termination for Good Reason or Company Termination Without Cause (pre-Change in Control)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control (1)
Albert A. Benchimol
Base Pay ($)	1,100,000	2,200,000	2,200,000
Separation Bonus ($)	1,925,000	5,775,000	7,700,000
Value of Equity Awards ($) (2)	12,771,799	12,771,799	12,771,799
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	47,044	47,044	47,044
Cash Payments (4)	-	5,000,000	5,000,000
Total ($)	15,843,843	25,793,843	27,718,843
Peter J. Vogt
Base Pay ($)	-	600,000	600,000
Separation Bonus ($)	690,000	1,380,000	2,070,000
Value of Equity Awards ($) (2)	1,968,385	1,968,385	1,968,385
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	32,694	32,694	32,694
Total ($)	2,691,079	3,981,079	4,671,079
Steve K. Arora
Base Pay ($)	-	900,000	900,000
Separation Bonus ($)	1,125,000	2,250,000	3,375,000
Value of Equity Awards ($) (2)	3,936,971	3,936,971	3,936,971
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	31,273	31,273	31,273
Total ($)	5,093,244	7,118,244	8,243,244
David S. Phillips
Base Pay ($)	-	450,000	600,000
Separation Bonus ($)	750,000	1,312,500	1,500,000
Value of Equity Awards ($) (2)	1,764,305	1,764,305	1,764,305
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	32,564	32,564	32,564
Total ($)	2,546,869	3,559,369	3,896,869
Peter W. Wilson
Base Pay ($)	-	900,000	900,000
Separation Bonus ($)	1,125,000	2,250,000	3,375,000
Value of Equity Awards ($) (2)	2,255,154	2,255,154	2,255,154
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	22,438	22,438	22,438
Total ($)	3,402,592	5,427,592	6,552,592

(1)

Under the 2017 LTEP and each of our NEO’s employment agreements, a change in control generally occurs upon: (i) a person or group becoming the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities, other than in connection with certain affiliated party transactions; (ii) our incumbent Board members, including those members approved by a majority vote of prior incumbent directors, ceasing to constitute a majority of the Board; (iii) a merger, reorganization or similar transaction involving us, other than certain transactions where (a) more than 50% of the combined voting power of the surviving entity continues to be owned by the same owners and in substantially the same proportions as prior to the transaction, (b) no person beneficially owns 50% of our combined voting power, and (c) at least a majority of the members of the board of directors of the successor entity were members of our incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, pursuant to which the merger or other transaction occurs; or (iv) a complete liquidation or dissolution of our company, or the sale or other disposition of all or substantially all of our assets (or, in the case of our NEO employment agreements, the approval by our shareholders of such a transaction).

(2)

Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability and for which vesting continues in accordance with the vesting terms set forth in the applicable award agreements in the case of Company termination without Cause or termination by each NEO for Good Reason. In the case of each NEO’s termination without Cause by the Company or for Good Reason by the NEO after a change in control, unvested equity awards, including those subject to performance conditions, immediately vest. The aggregate value of unvested equity awards was calculated based on the closing price of our common stock on December 31, 2020 which was $50.39.

EXECUTIVE COMPENSATION	63

(3)	Value of continued coverage under medical, dental and vision assumes that the Company is paying the full cost of COBRA premiums for one year and is based on 2020 rates.

(4)	Represents lump sum cash payment equal to the grant date fair value of Mr. Benchimol’s most recent equity award pursuant to his employment agreement.

64	EXECUTIVE COMPENSATION

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (“Item 402(u)”), the Company is providing the following reasonable estimate of the ratio of the median of the annual total compensation of all of our employees (except Albert A. Benchimol, our Chief Executive Officer and President), to the annual total compensation of Mr. Benchimol, calculated in a manner consistent with Item 402(u). For 2020, our last completed fiscal year:

•	The median of the annual total compensation of all of our employees, excluding our CEO, was $156,400.

•	The annual total compensation of our CEO was $7,265,614.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees except our CEO was 46:1.

We determined that, as of December 31, 2020, our employee population consisted of 1,921 individuals.

To identify our “median employee” from this employee population, we obtained from our internal compensation system, annualized base salary amounts for 2020 to each employee in the employee population. We believe this consistently applied compensation measure reasonably reflects annual compensation across our employee base. Base salary amounts for employees located outside the United States and compensated in currencies other than U.S. dollars were converted to U.S. dollars based on the foreign exchange rates as of December 31, 2020. We annualized the base salary amounts for any permanent employees in the employee population who were employed by us for less than the full fiscal year. We then ranked the resulting base salaries for all of the employees in the employee population other than our CEO to determine our median employee. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for the Summary Compensation Table. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Summary Compensation Table set forth above in this proxy statement.

EXECUTIVE COMPENSATION	65

2020 DIRECTOR COMPENSATION

NON-MANAGEMENT DIRECTORS

The table below sets forth information regarding compensation earned by our non-management directors in 2020.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($)		Total ($)

W. Marston Becker (3)	128,634	-	-		128,634

Michael A. Butt (4)	177,398	99,979	425,973	(5)	703,350

Charles A. Davis	-	229,920	-		229,920

Anne Melissa Dowling	116,250	116,168	-		232,418

Robert L. Friedman	-	219,953	-		219,953

Christopher V. Greetham	165,000	99,979	-		264,979

Elanor R. Hardwick (6)	221,921	99,979	-		321,900

Maurice A. Keane (6)	58,596	239,949	-		298,545

Michael Millegan (7)	-	-	-		-

Thomas C. Ramey	162,500	99,979	-		262,479

Henry B. Smith (6)	202,449	152,414	26,556	(8)	381,419

Axel Theis (7)	-	-	-		-

Barbara A. Yastine	137,398	99,979	-		237,377

Wilhelm Zeller		229,920	-		229,920

Lizabeth H. Zlatkus	35,000	199,957	-		234,957

(1)

Under the terms of our Directors Annual Compensation Program, the directors were required to receive 50% of their 2020 annual retainer for board service in AXIS common shares and had the option to elect to receive the remaining 50% of their board retainer in either shares or cash and all or 50% of their retainer(s) for 2020 committee service in shares in lieu of cash. Partial shares are excluded. In accordance with the Program, issued shares were derived using the closing fair market value of our common stock on January 15, 2020 ($60.41). Cash payments for annual retainers were paid semi-annually in arrears in July 2020 and in January 2021. Each of Messrs. Davis, Friedman, Keane and Zeller elected to receive the remaining portion of their annual board retainer and 100% of their committee service retainers, as applicable, in shares resulting in the issuance of 3,806; 3,641; 3,972; and 3,806 shares, respectively. Ms. Zlatkus received 3,310 shares per her election to receive the remaining portion of her annual board retainer in shares. Ms. Dowling received 1,923 shares in accordance with her election to receive 50% of her committee retainers in shares. Mr. Smith received 2,523 shares per his election to receive 100% of his retainers for committee service and for service as Lead Independent Director.

(2)

Represents the aggregate grant date fair value of the portion of the annual retainer required to be paid in shares of AXIS common stock in fiscal 2019, calculated in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 16 – “Share Based Compensation” of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(3)	Mr. Becker’s annual retainers for Board and committee service were pro-rated from June 1, 2020, the date of his appointment to the Board and Finance and Risk Committees, through December 31, 2020.

(4)

Because Mr. Butt retired from the Board effective September 16, 2020, the cash portion of his retainers for Board service and Chairman service were pro-rated from January 1, 2020 through September 15, 2020.

(5)

Includes (i) consulting fee payments totaling $400,000 pursuant to the terms of a consulting agreement by and between Mr. Butt and the Company dated May 3, 2012, as amended, which terminated effective December 31, 2020; and (ii) $25,973, for personal use of corporate aircraft that we lease (we calculate our incremental cost for personal use of the corporate aircraft based on variable operating costs including hourly operating fees, fuel costs, landing fees and other miscellaneous variable costs. On certain occasions, a family member or guest may accompany the executive on a flight).

(6)

Each of the cash payments for Messrs. Keane and Smith includes $58,596 for their service on the Boards of our Irish subsidiaries, AXIS Re SE and AXIS Specialty Europe SE, for the period January 1, 2020 through December 31, 2020. Cash payment for Ms. Hardwick includes $39,171 for her service on the Boards of AXIS Specialty Europe SE and AXIS Re SE from May 1, 2020 through December 31, 2020 and $50,250 for her service on AXIS Managing Agency Ltd, our U.K. subsidiary, from July 20, 2020 through December 31, 2020. Additionally, Mr. Smith received $43,853, pro-rated amount of retainer for his service as Non-Employee Chairman from September 16, 2020 through December 31, 2020.

(7)	Neither of Messrs. Millegan or Theis earned directors fees during 2020 as both will join our Board on April 1, 2021.

(8)

Represents amount paid for personal use of corporate aircraft (we calculate our incremental cost for personal use of the corporate aircraft that we lease based on variable operating costs, hourly operating fees, fuel costs, landing fees and other miscellaneous variable costs. On certain occasions, a family member or guest may accompany the executive on a flight.

66	2020 DIRECTOR COMPENSATION

DIRECTORS ANNUAL COMPENSATION PROGRAM

Our director compensation philosophy is to appropriately compensate our non-management directors for the time, expertise, and effort required to serve as a director of an international (re)insurance company and to properly align the interests of our directors and long-term shareholders. Our director compensation program is reviewed annually by our independent compensation consultant against our compensation benchmarking peer group. Understanding that the talent pool for qualified directors extends beyond this group, Korn Ferry also benchmarked our director compensation against a size-relevant group of financial services organizations. Although this competitive review is conducted annually, it is our practice to make changes to director pay periodically so that they can remain competitive for a longer period of time.

Pursuant to our Directors Annual Compensation Program, our directors were compensated in the form of annual retainers for Board and committee service plus additional retainers for service as non-employee Chairman of the Board and Lead Independent Director. Directors who are employees of the Company do not receive compensation for their service. Each of the directors were required to receive 50% of their annual Board retainer in AXIS common shares. The directors had the option to receive the remaining 50% of their Board retainer and all or 50% of their retainers for committee service in AXIS common shares by notifying the Company of their elections prior to January 1, 2020. The number of common shares issued was based upon the closing fair market value of the Company’s common shares on the tenth trading day in January 2020, in accordance with the Directors Annual Compensation Program.

For Board service during 2020, our directors were entitled to receive an annual retainer of $200,000. Directors appointed after January 1, 2020 received pro-rated annual retainer(s) based on months of service during 2020. Our directors were entitled to receive the following annual retainers for committee service during 2020:

Committee Member	Annual Retainer ($)

Audit Committee	15,000

Compensation Committee	10,000

Corporate Governance and Nominating Committee	7,500

Finance Committee	10,000

Risk Committee	10,000

Committee chairpersons received the following additional annual retainers:

Committee Chair	Annual Retainer ($)

Audit Committee	30,000

Compensation Committee	15,000

Corporate Governance and Nominating Committee	7,500

Finance Committee	10,000

Risk Committee	20,000

Mr. Butt, our former non-employee Chairman, received a pro-rated portion of the $150,000 retainer for service as Chairman. As noted above, Mr. Butt was also party to a Consulting Agreement which terminated December 31, 2020.

Mr. Smith received a retainer of $15,000 for service as Lead Independent Director and also received a pro-rated portion of the $150,000 retainer for Chairman service in accordance with our Directors Annual Compensation Program. Mr. Smith will not receive any additional compensation outside of the Directors Annual Compensation Program.

Director Compensation for 2021. In December 2020, our Board, based upon the recommendations of our Compensation Committee, approved the Directors Annual Compensation Program with no changes.

2020 DIRECTOR COMPENSATION	67

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information concerning our equity compensation plans as of December 31, 2020.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted- Average Exercise Price Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (3)

Equity compensation plans approved by security holders	1,789,816	-	1,912,055

Equity compensation plans not approved by security holders	-	-	-

Total	1,789,816	-	1,912,055

(1)

Includes 1,499,987 restricted stock units and 289,829 performance stock units granted under our 2007 and 2017 LTEP (unearned PSUs are reflected at target while 2018 PSUs are reflected at their final multiplier of 63%). This balance does not include 471,341 cash-settled restricted stock units.

(2)	There were no outstanding options at December 31, 2020.

(3)

Includes common shares available for issuance under our 2017 LTEP pursuant to awards of stock options, stock appreciation rights, restricted stock unit awards and other equity-based or equity-related awards.

68	EQUITY COMPENSATION PLAN INFORMATION

PROPOSAL 3. AMENDMENT TO 2017 LONG-TERM EQUITY COMPENSATION PLAN

We are asking our shareholders to consider and vote on a proposal to increase the number of shares of common stock authorized to be issued under our 2017 Long-Term Equity Compensation Plan, which we refer to as the “2017 LTEP.”

The Board of Directors has approved, subject to shareholder approval, an amended 2017 LTEP which would increase the number of shares of common stock authorized to be issued under the 2017 LTEP by 1,600,000. Under the 2017 LTEP, which was adopted by shareholders at the 2017 Annual General Meeting of Shareholders, the maximum number of authorized shares of common stock that currently may be issued is 3,400,000 shares. As of March 12, 2021, after deducting 1,263,031 shares awarded in 2021 in connection with our 2020 performance year, 830,743 shares of common stock remain available for issuance under the 2017 LTEP. As a result of the limited number of shares of common stock available under the 2017 LTEP, we are requesting that shareholders authorize 1,600,000 additional shares of common stock for issuance under the 2017 LTEP to cover the shares needed for our anticipated awards in the next one to two years in accordance with our existing compensation practices. The maximum number of shares of common stock authorized for issuance under the amended 2017 LTEP is 5,000,000 shares.

The 2017 LTEP is a significant component of our total compensation package, allowing us to establish long-term incentives that link the financial interest of our employees to those of our shareholders. We believe that the increase in the number of shares will allow us to continue to remain competitive within the market in both the retention and recruitment of key employees. To date, we have achieved our objective of retaining key employees. We attribute the success in employee retention in part to our long-term incentive compensation practices. Without the ability to grant equity compensation in the future, we believe that our cash compensation costs would increase significantly in order to attract and retain key employees. Please refer to “Proposal 2: Non-Binding Vote on Executive Compensation” and “Compensation Discussion and Analysis,” above, for a comprehensive discussion of our compensation objectives and policies, Company performance and competitive market analysis.

Key Features of the 2017 LTEP

The 2017 LTEP has been designed to include a number of provisions that we believe promote best practices by reinforcing the alignment between equity compensation arrangements for officers, employees, consultants and non-employee directors and shareholders’ interests. These provisions include, but are not limited to, the following:

•	Provides for the issuance of restricted stock units, performance units, restricted shares, stock options, stock appreciation rights and other equity-based awards

•	Administered by the independent Compensation Committee, or if no such committee exists, by our Board of Directors

•	Shareholder approval required for increasing the maximum number of shares available for award grants

•	No reload or “evergreen” share replenishment features

•	Ten year maximum term for stock options and stock appreciation rights

•	No re-pricing of stock options or stock appreciation rights without prior shareholder approval

•	Stock options and stock appreciation rights may not be granted below fair market value on the date of grant, except as otherwise provided by the Compensation Committee in the case of substitute awards

•	Limited transferability – awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee

•	Plan includes limits of total compensation for directors and the Chairman

•	All awards are subject to any clawback policy adopted by the Compensation Committee from time to time

Key Components of Our Current Plan Administration Practices

•	Participation is expected to be broad-based

•	Double-trigger change in control provisions in all award agreements

PROPOSAL 3. AMENDMENT TO 2017 LONG-TERM EQUITY COMPENSATION PLAN	69

•	No automatic grants to be made to any plan participant

•	No tax gross-ups

Additional Award Information

We understand the importance of preserving value for shareholders. Accordingly, when determining our annual equity awards, we have historically carefully monitored and considered the impact of those awards on shareholder dilution and our burn rate.

Dilution:

Dilution is a measure of assessing the amount of shareholder equity that may be transferred from a company to its award recipients under an equity plan. As of March 12, 2021, we had an overall dilution level of 4.0% under the 2017 LTEP. Our share authorization request of 1,600,000 additional shares will result in an overall dilution level of 5.7%.

We calculate dilution as follows:

	Dilution Inputs	Amount

A	Granted but unexercised stock options*	0

B	Granted but unvested restricted stock and restricted stock units*	2,719,733

C	Phantom share units*	0

D	Shares available for issuance under all plans*	830,743

E	Additional shares requested	1,600,000

F	Total common shares outstanding*	84,753,532

Full Dilution = (A + B + C + D + E) ÷ (A + B + C + D + E + F)		5.7%

*	All amounts are as of March 12, 2021

Over the past three years, our full annual dilution was 5.1%, 4.7% and 4.2% (for the years ended December 31, 2018, 2019 and 2020, respectively). The 2017 LTEP currently has 830,743 shares available for issuance, and the 2017 LTEP provides for a share reserve of 3,400,000 shares. The share authorization request under the 2017 LTEP amendment is a conservative amount designed to manage our equity compensation needs, for the next one to two years, and we anticipate our equity compensation program will continue to have a limited impact on shareholder dilution.

Burn Rate:

Burn rate is a measure of assessing a company’s historical use of equity compensation. We calculate burn rate by dividing the number of award shares granted each year by the weighted average common shares outstanding for the year. As shown in the table below, the Company’s three-year average annual burn rate under the 2017 LTEP is 0.93%. Note that we annually repurchase shares from employees to satisfy withholding tax liabilities that arise on the vesting of share-settled restricted stock units and those repurchases have decreased the Company’s outstanding shares by 570,000 over the past three years.

70	PROPOSAL 3. AMENDMENT TO 2017 LONG-TERM EQUITY COMPENSATION PLAN

Year	RSUs Granted	PSUs Vested	Total Granted/ Vested	Basic- Weighted Average Common Shares Outstanding (CSO)	Burn Rate = Total Granted ÷ CSO

2020	894,000	27,000	921,000	84,262,000	1.09%

2019	523,000	61,000	584,000	83,894,000	0.70%

2018	737,000	87,000	824,000	83,501,000	0.99%

Three Year Average	718,000	58,333	776,333	83,885,667	0.93%

Participation:

•	Participation in the 2017 LTEP is designed to be broad-based, but generally is limited to senior leaders and outstanding performers.

•

Under the 2017 LTEP, on March 12, 2021, we granted awards to 557 employees relating to our 2020 performance. This represents approximately 29% of the employee population eligible for year-end compensation rewards.

Description of the 2017 LTEP

The following summarizes the material terms of the 2017 LTEP and is qualified in its entirety by the specific terms of the 2017 LTEP. A copy of the amended 2017 LTEP is included as Appendix 2 to this proxy statement.

Purpose. The 2017 LTEP is intended to promote the best interests of the Company and our shareholders by attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants). The 2017 LTEP is also intended to enable such individuals to participate in our long-term growth and financial success.

Types of Awards. The 2017 LTEP provides for a variety of types of equity and cash-based awards to provide flexibility in the compensation program. Employees and other eligible persons may receive awards of restricted stock units, performance units, restricted shares, incentive stock options, nonqualified stock options, stock appreciation rights, and other equity-based awards as determined by the Compensation Committee.

Eligible Persons. Any of our or our affiliates’ directors, officers, employees or consultants (including any prospective director, officer, employee or consultant) are eligible to participate in the 2017 LTEP. As of March 12, 2021, the record date for our annual general meeting, approximately 250 participants have equity award targets and would be eligible to receive annual awards under the 2017 LTEP. In addition, we expect to continue to grant equity awards to senior leaders and high performers.

Plan Administration. The 2017 LTEP is administered by the Compensation Committee of our Board of Directors. The Compensation Committee has the power and complete discretion to select participants of awards, to determine the nature, terms, and conditions of each award, and to make any other determination and take other action that it deems necessary or desirable for the administration of the 2017 LTEP, including amending an outstanding award.

Shares Available For Awards. The total number of our common shares that may be delivered pursuant to awards granted under the amended 2017 LTEP is 5,000,000, of which the maximum number of shares that may be delivered pursuant to incentive stock options granted under the amended 2017 LTEP is 5,000,000 (inclusive of awards previously granted and shares previously reserved for issuance under the 2017 LTEP). If an award granted under the 2017 LTEP is forfeited, or otherwise expires, terminates or is cancelled or, in the case of “full value” awards (i.e., awards other than stock options or SARs), is settled in cash or net-withheld to cover taxes (up to, but not exceeding, the applicable minimum tax withholding obligation), in each case, without the delivery of shares, then the shares covered by that award will again be available for new awards under the 2017 LTEP. If our common shares are surrendered or tendered to us in payment of the exercise price of a stock option or any taxes required to be withheld in respect of a stock option or SAR, such shares will not become available for new awards under the 2017 LTEP.

PROPOSAL 3. AMENDMENT TO 2017 LONG-TERM EQUITY COMPENSATION PLAN	71

In the event of any dividend (other than a regular cash dividend), or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase of exchange of our shares, change of control, or other similar corporate transaction or event that affects shares, or unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, the Compensation Committee may, in its sole discretion, determine that a substantial dilution or enlargement of the rights intended to be granted to participants could result. The Compensation Committee shall then make such adjustments or proportionate substitutions to the share limit and other limits under the 2017 LTEP, the number of shares and or other securities issuable in respect of awards under the 2017 LTEP, and the terms of any awards under the 2017 LTEP, as it deems equitable.

The Compensation Committee may grant awards in assumption of, or in substitution for, outstanding awards previously granted by a company that we acquire or with which we combine. Any shares issued by us through the assumption of or substitution for outstanding awards granted by a company that we acquire or combine with will reduce the total number of our common shares available for awards under the 2017 LTEP.

Restricted Shares and Restricted Stock Units. The Compensation Committee may grant restricted shares and restricted stock units, or RSUs. Restricted shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered. Upon the grant of a restricted share, a certificate will be issued and registered in the name of the participant or a share shall be registered in the name of the participant and held in book-entry form subject to the Company’s directions. A participant will generally have the rights and privileges of a stockholder as to restricted shares, unless such restricted shares are forfeited.

An RSU will be granted with respect to one common share or have a value equal to the fair market value of one such share. Upon the lapse of restrictions applicable to an RSU, the RSU may be paid in cash, our common shares, other awards or other property, as determined by the Compensation Committee. If a cash payment is made in respect of RSUs, the payment shall be equal to the fair market value per share as of the date on which the restrictions lapsed. A participant will not have the rights and privileges of a stockholder as to RSUs.

Performance Units. The Compensation Committee may grant performance units to participants. The Compensation Committee will set performance period length, performance criteria and performance goals that, depending on the extent to which they are met during a specified performance period, will determine the number and/or value of performance units that will be paid out to the participant. The Compensation Committee may pay earned performance units in the form of cash and/or our common shares having an aggregate fair market value equal to the value of the earned performance units at the close of the applicable performance period. The determination of the form and timing of payout of performance units will be set forth in each award agreement.

Stock Options. The Compensation Committee may grant both incentive stock options and nonqualified stock options under the 2017 LTEP. Incentive stock options are designed to qualify for favorable tax treatment under Internal Revenue Code Section 422, while nonqualified stock options are not. A stock option entitles the recipient to purchase a common share at an exercise price specified in the award agreement. The exercise price for either type of option cannot be less than the fair market value per share of our common shares on the date the option is granted, except as otherwise provided by the Compensation Committee in the case of substitute awards. In the case of incentive stock options granted to an employee who, at the time of the grant of such option, owns shares representing more than 10% of the voting power of all classes of shares of the Company or any of its subsidiaries, the exercise price cannot be less than 110% of the fair market value of a common share on the date the incentive stock option is granted.

Each option will expire at the time set forth in the award agreement, except that no option may be exercisable after the tenth anniversary of the date the option is granted (or in the case of an incentive stock option granted to a participant who on the date of grant owns shares representing more than 10% of the voting power of all classes of shares of the Company or any of its subsidiaries, the fifth anniversary of the date the option is granted). The exercise price may be paid with cash or, in the discretion of the Compensation Committee, with common shares held by the participant for at least six months or through a cashless or net exercise.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights (“SARs”) under the 2017 LTEP. SARs may be granted either alone or in tandem with any other award granted under the 2017 LTEP. The exercise price of each of our common shares covered by a SAR cannot be less than the fair market value of such share on the grant date, except as otherwise provided by the Compensation Committee in the case of substitute awards. Upon exercise of a SAR, the participant will receive an amount equal in value to the excess

72	PROPOSAL 3. AMENDMENT TO 2017 LONG-TERM EQUITY COMPENSATION PLAN

of the fair market value of the common shares subject to the SAR at the exercise date, over the exercise price. The participant may receive cash, our common shares, other awards, other property or a combination of any of these methods of settlement, as determined by the Compensation Committee. The Compensation Committee will determine the vesting criteria, term, methods of exercise, methods and form of settlement, and any other terms and conditions of any SAR, except that no SAR may be exercisable after the tenth anniversary of the date the SAR is granted.

Other Equity-Based Awards. The Compensation Committee may grant to participants other equity-based compensation awards. The Compensation Committee may determine the amounts and terms and conditions of any such awards.

Dividends and Dividend Equivalents. The Compensation Committee may, on such terms and conditions as it may determine, provide a participant who holds an award, other than an option or SAR, with dividends, dividend equivalents, or similar payments with respect to shares underlying such awards, payable in cash, our common shares, other awards or other property. No dividends or dividend equivalents shall be paid out to participants prior to the vesting of the shares underlying the award.

Amendment and Termination of the 2017 LTEP. Subject to any applicable law, government regulation, or requirement of the NYSE (or other exchange upon which our common shares may be listed), the 2017 LTEP may be amended, altered, suspended, modified, discontinued or terminated by our Board of Directors at any time without the approval of our shareholders, except that shareholder approval will be required for any amendment that would (i) increase the maximum number of our common shares available for awards under the 2017 LTEP or (ii) change the class of employees or other individuals eligible to participate in the 2017 LTEP. No modification, alteration, suspension, amendment, discontinuance or termination of the 2017 LTEP or a previously granted award that would materially and adversely affect a participant will be effective without the consent of the affected participant.

The 2017 LTEP prohibits the repricing of options and stock appreciation rights after such options and stock appreciation rights are granted, without stockholder approval.

Change of Control. Unless otherwise provided in the award agreement or other agreement between the participant and the Company, the Compensation Committee may, in its sole discretion, provide for any one or more of the following:

•	the substitution or assumption of awards;

•

to the extent that the surviving entity in a change of control does not substitute or assume awards, full acceleration of vesting, exercisability or lapse of restrictions on any awards, with deemed performance achievement for performance-based vesting awards determined by the Compensation Committee; and

•	cancellation of any outstanding awards and payment to the holders of awards that are vested as of the cancellation.

Unless otherwise provided in an award agreement, a change of control is defined to mean any of the following events, generally:

•

an acquisition by any individual, entity or group of beneficial ownership of 50% or more of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors;

•	a change in the composition of a majority of our Board of Directors that is not supported by a majority of the incumbent Board of Directors;

•	the consummation of a reorganization, merger, share exchange, amalgamation, recapitalization, consolidation or similar transaction; or

•	a complete liquidation or dissolution or the sale or disposition of all or substantially all of our assets.

Clawback of Awards. All equity and cash-based awards granted under the 2017 LTEP to any participant, including any executive officers of the Company, will be subject to any clawback or forfeiture policy adopted by the Compensation Committee or the Board of Directors. Under the terms of the Company’s Clawback Policy, as currently in effect, if the Company is required to restate its financial results because of its material noncompliance with any financial reporting requirement under the securities laws, the Committee will review all awards or payments of any form of incentive-based compensation made to current and former executive officers within the

PROPOSAL 3. AMENDMENT TO 2017 LONG-TERM EQUITY COMPENSATION PLAN	73

three-year period immediately preceding the date on which the Company is required to prepare the restatement and will, to the extent permitted by applicable law, seek to recover for the benefit of the Company the difference between the amounts awarded or paid and the amounts which would have been awarded or paid based on the restated results. The Clawback Policy is based on regulations issued by the U.S. Securities and Exchange Commission to fulfill aspects of the Dodd-Frank Act. The Clawback Policy supplements the clawback provisions required under the Sarbanes-Oxley Act of 2002.

Term of the 2017 LTEP. No award may be granted under the 2017 LTEP after the tenth anniversary of the date the 2017 LTEP was originally approved by our shareholders.

U.S. Tax Consequences.

The following provides only a general description of the application of U.S. federal income tax laws to certain types of awards and U.S. taxable participants under the 2017 LTEP. Generally, our U.S. subsidiaries will obtain U.S. tax deductions in the period and in the amount the participant is required to report as ordinary income, provided the compensation expense is attributable to the U.S. subsidiaries. With regard to award participants not subject to U.S. tax and non-U.S. operations, the tax impact to the participant and the non-U.S. operations will be dictated by local tax rules. Because of the variety of awards that may be made under the 2017 LTEP and the complexities of the tax laws, participants should seek advice, based on their particular circumstances, from an independent tax advisor about the consequences of participating in the 2017 LTEP.

This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or the provisions of any income tax or other laws of any foreign country, municipality or state in which a participant may reside. Each participant should consult with, and rely on, his or her own tax advisor regarding all the possible federal, foreign, state, and local tax consequences, based on his or her individual situation, of participating in the 2017 LTEP.

With respect to awards granted under the 2017 LTEP involving common shares or other property that is restricted as to transferability and is subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income when the award vests or becomes transferable. With respect to other awards that may be settled in cash, in common shares, or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or fair market value of common shares or other property received.

Restricted Stock. If the participant is granted restricted stock that is subject to restrictions that lapse in increments over a period of time or upon attainment of certain performance factors, so that the participant becomes vested in a portion of the shares as the restrictions lapse, the participant will recognize income in any tax year only with respect to the shares that become nonforfeitable during that year. The income recognized will be equal to the fair market value of those shares, determined at the time the restrictions on those shares lapse. That income generally will be taxable at ordinary income tax rates. We generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the participant.

Alternatively, the participant may make a timely election under Section 83(b) of the Internal Revenue Code to recognize ordinary income for the taxable year in which the participant receives an award of restricted stock in an amount equal to all or a portion of the fair market value of shares of restricted stock awarded (even if the shares are subject to forfeiture). That income will be taxable at ordinary income tax rates. At the time of disposition of the shares, if such an election was made, the participant will recognize gain in an amount equal to the difference between the sales price and the fair market value of the shares at the time of the award. Such gain will be taxable at the applicable capital gains rate. A timely election under Section 83(b) of the Internal Revenue Code must be made within 30 days after the transfer of the restricted stock to the participant. We will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized the participant at the time of the participant’s election.

Restricted Stock Units. A participant generally will not recognize any income upon the grant of a restricted stock unit. Upon the settlement of the restricted stock unit, a participant normally will recognize income in the tax year of receipt in an amount equal to the fair market value of any shares received. That income generally will be taxable at ordinary income tax rates. We generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the participant. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date on which the restricted stock units were settled, will be taxed as capital gain or loss.

74	PROPOSAL 3. AMENDMENT TO 2017 LONG-TERM EQUITY COMPENSATION PLAN

Nonqualified Stock Options. Neither the Company nor the participants have income tax consequences from the issuance of nonqualified stock options (“NSOs”). Generally, in the tax year when an NSO is exercised, the participant will recognize ordinary income equal to the fair market value of the shares at the time of exercise minus the exercise price for such shares, and that amount will be subject to FICA and FUTA taxes if the participant is also an employee. We generally will have a deduction in the same amount as the ordinary income recognized by the participant in our tax year in which or with which the participant’s tax year (of exercise) ends.

Depending upon how long the participant holds the shares of common stock after exercise of the NSO, the sale or other taxable disposition of the shares generally will result in a short-term or long-term capital gain or loss. This gain or loss will equal the difference between the amount realized on such disposition and the fair market value of the shares when the NSO was exercised.

Also note that, if the participant exercises an NSO by paying the exercise price with previously acquired common stock as permitted by the 2017 LTEP, the participant will have federal tax consequences (relative to the new shares received) in two steps. In the first step, a number of new shares equivalent to the number of older shares tendered (in payment of the NSO exercised) is considered to have been exchanged in accordance with Section 1036 of the Internal Revenue Code and the rulings thereunder, and no gain or loss is recognized. In the second step, with respect to the number of new shares acquired in excess of the number of old shares tendered, the participant will recognize income on those new shares equal to their fair market value less any non-stock consideration tendered. The new shares equal to the number of the old shares tendered will have the same basis the participant had in the old shares and the participant’s holding period with respect to the tendered older shares will apply to the new shares. The excess new shares received will have a basis equal to the amount of income recognized by the participant on exercise, increased by any non-stock consideration tendered. Their holding period will commence upon the exercise of the option.

Incentive Stock Options. Neither the Company nor the participant has any tax consequences upon issuance or, generally, upon exercise of an incentive stock option (“ISO”). Instead, when the participant sells or exchanges the shares acquired upon exercise of the ISO, the participant will recognize income equal to the difference between the fair market value at the time of sale or exchange and the exercise price. This income will be taxed at the applicable capital gains rates if the sale or exchange occurs after the expiration of the required holding periods. Generally, the required holding periods expire two years after the date of grant of the ISO and one year after the date of acquisition of the shares pursuant to the exercise of the ISO.

If the participant disposes of the shares acquired upon exercise of an ISO before the expiration of the holding periods, the participant will recognize compensation income in an amount equal to the difference between the option exercise price and the lesser of (1) the fair market value of the shares on the date of exercise and (2) the price at which the shares are sold. This amount will be taxed at ordinary income rates. If the sale price of the shares is greater than the fair market value on the date of exercise, the participant will recognize the difference as gain and will be taxed at the applicable capital gains rate. If the sale price of the shares is less than the exercise price, the participant will recognize a capital loss equal to the excess of the exercise price over the sale price. Such capital gain or loss will be treated as long-term or short-term capital gain or loss depending upon whether the holding period applicable to long-term capital assets is satisfied.

Special tax rules will apply in the following situations: (1) if the participant uses shares acquired upon exercise of an ISO to pay the exercise price of another option (whether or not it is an ISO); (2) upon exercise of an ISO, if the aggregate fair market value of the shares subject to the ISO that first become exercisable by the participant in any one calendar year exceeds $100,000 (if this occurs, the shares exceeding $100,000 in value will be taxable an NSO according to the taxation rules described above); and (3) if the participant terminates employment with us other than due to death or disability (in which case if the participant exercises an ISO more than three months after termination it will be taxed as an NSO according to the taxation rules described above).

Finally, except to the extent that the participant has recognized income with respect to the exercise of an ISO (as described in the preceding paragraphs), the amount by which the fair market value of a share at the time of exercise of the ISO exceeds the exercise price will be included in determining the alternative minimum taxable income, and may cause the participant to incur an alternative minimum tax liability in the year of exercise.

To the extent that an option holder recognizes ordinary income upon exercise of an ISO, as described above, we generally will have a deduction in the same amount.

PROPOSAL 3. AMENDMENT TO 2017 LONG-TERM EQUITY COMPENSATION PLAN	75

Stock Appreciation Rights. Generally, the recipient of a SAR will not recognize taxable income at the time the SAR is granted. If a participant receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the employee at the time it is received. If a participant receives the appreciation inherent in the SARs in shares, the spread between the then current fair market value of the shares and the base price will be taxed as ordinary income to the recipient at the time the shares are received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the settlement of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.

Section 409A. Acceleration of income, additional taxes and interest apply to nonqualified deferred compensation that is not compliant with Section 409A of the U.S. Internal Revenue Code (“Section 409A”). To be compliant with Section 409A, rules with respect to the timing of elections to defer compensation, distribution events and funding must all be satisfied. The 2017 LTEP has been designed such that awards under the 2017 LTEP should not be subject to adverse tax consequences applicable to deferred compensation under Section 409A.

Registration with the SEC

If the amendment described in this Proposal 3 is approved by shareholders, the Company will file a Registration Statement on Form S-8 with the SEC with respect to the shares of the Company’s common stock to be registered pursuant to the amended 2017 LTEP as soon as reasonably practicable following shareholder approval.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE AMENDMENT TO THE 2017 LTEP.

76	PROPOSAL 3. AMENDMENT TO 2017 LONG-TERM EQUITY COMPENSATION PLAN

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist our Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal audit function. The Audit Committee is solely responsible for the appointment, retention and compensation of our independent registered public accounting firm. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditors, as appropriate.

In performing its duties, the Audit Committee:

•	has reviewed our audited financial statements for the year ended December 31, 2020 and had discussions with management regarding the audited financial statements;

•	has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;

•

has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and

•	has discussed with the independent registered public accounting firm their independence, the audited financial statements and other matters the Audit Committee deemed relevant and appropriate.

Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements for the year ended December 31, 2020 be included in our Annual Report on Form 10-K for that year for filing with the Securities and Exchange Commission. The Board of Directors approved the Audit Committee’s recommendations.

AUDIT COMMITTEE

Lizabeth H. Zlatkus, Chair

W. Marston Becker

Anne Melissa Dowling

Thomas C. Ramey

Barbara A. Yastine

AUDIT COMMITTEE REPORT	77

PROPOSAL 4. APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee and our Board have recommended the appointment of Deloitte Ltd. as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm. Representatives of the firm are expected to be present at the Annual General Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Recommendation of the Board

The Board recommends that you vote “FOR” the appointment of Deloitte Ltd. as our independent registered public accounting firm and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.

78	PROPOSAL 4. APPOINTMENT OF INDEPENDENT AUDITORS

PRINCIPAL ACCOUNTANT FEES AND SERVICES

AUDIT AND NON-AUDIT FEES

Aggregate fees for professional services rendered for us by Deloitte Ltd. for the fiscal years ended December 31, 2020 and 2019 are set forth below.

	Fiscal Year 2020 ($)	Fiscal Year 2019 ($)

Audit Fees (1)	5,812,318	6,064,804

Audit-Related Fees (2)	206,720	149,220

Tax Fees (3)	45,358	81,910

Total	6,064,396	6,295,934

(1)

Audit fees for the years ended December 31, 2020 and 2019 were for professional services rendered for the audit of our annual financial statements, for the review of the financial statements included in our quarterly reports on Form 10-Q, for services in connection with the audits for insurance statutory and regulatory purposes in the various jurisdictions in which we operate, for the provision of opinions and consents relating to our filings with the Securities and Exchange Commission and the provision of comfort letters in relation to our debt offerings in 2019.

(2)

Audit-related fees for the years ended December 31, 2020 and 2019 were for professional services rendered for the audit of our employees’ pension plans, for internal-control related services, and for services rendered in 2020 in connection with the adoption of IFRS-17.

(3)	Tax fees for the years ended December 31, 2020 and 2019, included $35,358 and $71,910 for tax consulting services and $10,000 and $10,000 for tax compliance services, respectively.

The Audit Committee of the Board considered whether Deloitte Ltd. providing the non-audit services included in the table above was compatible with maintaining Deloitte Ltd.’s independence and concluded that it was.

PRE-APPROVAL POLICY

In September 2003, our Board adopted a policy regarding the procurement of audit services and non-audit services. The primary purpose of the policy is to ensure that we engage public accountants as external auditors to provide only audit and non-audit services that are compatible with maintaining independence. The policy requires that the Audit Committee pre-approve all audit and non-audit services for which our auditors are engaged. The Audit Committee may delegate the authority to grant pre-approvals to the Chairman of the Audit Committee or, in the event of his non-availability, to any other Audit Committee member. The Chairman of the Audit Committee or such other Audit Committee member must present to the Audit Committee at each scheduled meeting any pre-approvals that are granted. For the years ended December 31, 2020 and 2019, 100% of the audit fees, the audit-related fees and the tax fees were pre-approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES	79

SHAREHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

Shareholder proposals intended for inclusion in the Proxy Statement for the 2022 Annual General Meeting pursuant to Rule 14a-8 under the Exchange Act should be sent to our Secretary at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda and must be received by November 26, 2021 and otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2022 proxy materials. If the date of next year’s Annual General Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual General Meeting, the deadline for inclusion of proposals in our proxy materials is instead a reasonable time before we begin to print and mail our proxy materials. In addition, if a holder of our common shares intends to present a proposal at the 2022 Annual General Meeting other than pursuant to Rule 14a-8 under the Exchange Act, and if the proposal is not received by our Secretary by February 9, 2022 or, if the date of next year’s Annual General Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual General Meeting, a reasonable time before we mail our proxy materials for the 2022 Annual General Meeting, then the proxies designated by our Board for the 2022 Annual General Meeting may vote in their discretion on any such proposal any common shares for which they have been appointed proxies without mention of such matter in the proxy materials for such meeting.

80	SHAREHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

OTHER MATTERS

We know of no specific matter to be brought before the meeting that is not referred to in this proxy statement. If any other matter properly comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote the proxies in accordance with their best judgment on such matter.

The proxies are solicited by our Board on our behalf for use at the 2021 Annual General Meeting and any adjournments or postponements thereof and we will bear the cost of the solicitation of proxies. We have engaged Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902, to assist us in the solicitation of proxies and the anticipated cost of such engagement is approximately $6,500. Proxies also may be solicited by our directors, officers and employees and our subsidiaries without receiving additional compensation. The solicitation may be conducted by mail, telephone, telecopy, facsimile, email, Internet and personal solicitation. Upon request, we also will reimburse brokers, banks and others who hold shares in their names, or in the names of nominees, for forwarding proxy materials to the beneficial owners.

WE WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020 MAY BE OBTAINED UPON WRITTEN REQUEST TO OUR SECRETARY AT AXIS HOUSE, 92 PITTS BAY ROAD, PEMBROKE HM 08, BERMUDA.

OTHER MATTERS	81

APPENDIX 1

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURES RECONCILIATION (UNAUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

	Years ended
	2020	2019	2018
	(in thousands)
Net income (loss) available (attributable) to common shareholders	$(150,674)	$282,361	$396
Net investment (gains) losses[a]	(129,133)	(91,233)	150,218
Foreign exchange losses (gains)[b]	81,069	(12,041)	(29,165)
Reorganization expenses[c]	7,881	37,384	66,940
Interest in (income) loss of equity method investments[d]	3,612	(9,718)	(993)
Income tax expense (benefit)	13,023	6,656	(26,697)

Operating income (loss)[e]	$(174,222)	$213,409	$160,699

Amortization of value of business acquired (“VOBA”) and intangible assets[f]	-	37,939	184,531
Amortization of acquisition cost[g]	-	(12,207)	(125,467)
Income tax (benefit)	-	(4,888)	(11,222)

Ex-PGAAP operating income (loss)[h]	$(174,222)	$234,253	$208,541

Average common shareholders’ equity	$4,757,351	$4,512,040	$4,410,668
Return on average common equity	(3.2%)	6.3%	-%
Operating return on average common equity[e]	(3.7%)	4.7%	3.6%
Ex-PGAAP operating return on average common equity[h]	-	5.2%	4.7%

[a]

Tax cost (benefit) of $18 million, $12 million and $(12) million for the years ended December 31, 2020, 2019 and 2018, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.

[b]

Tax cost (benefit) of $(4) million, $1 million and $(4) million for the years ended December 31, 2020, 2019 and 2018, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

[c]

Tax (benefit) of $(1) million, $(7) million and $(11) million for the years ended December 31, 2020, 2019 and 2018, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.

[d]	Tax cost of $nil for the years ended December 31, 2020, 2019 and 2018. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.

[e]

Operating income (loss) and operating return on average common equity (“OROACE”) are non-GAAP financial measures as defined in Item 10(e) of SEC Regulation S-K. The reconciliation to the most comparable GAAP financial measures, net income (loss) available (attributable) to common shareholders and return on average common equity (“ROACE”), respectively, are presented in the table above, and a discussion of the rationale for the presentation of these items is provided later in this report.

[f]	Tax (benefit) of $(7) million and $(35) million for the years ended December 31, 2019 and 2018, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.

[g]	Tax cost of $2 million and $24 million for the years ended December 31, 2019 and 2018, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.

[h]

Ex-PGAAP operating income (loss) and ex-PGAAP operating return on average common equity (“ex-PGAAP OROACE”) are non-GAAP financial measures as defined in Item 10(e) of SEC Regulation S-K. The reconciliations to the most comparable GAAP financial measures, net income (loss) available (attributable) to common shareholders and ROACE respectively, are presented in the table above, and a discussion of the rationale for the presentation of these items is provided later in this report.

APPENDIX 1	A-1

Rationale for the Use of Non-GAAP Financial Measures

We present our results of operations in the way we believe will be meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. Some of the measurements we use are considered non-GAAP financial measures under SEC rules and regulations. In this report, we present operating income (loss), operating return on average common equity (“OROACE”), ex-PGAAP operating income (loss) and ex-PGAAP OROACE which are non-GAAP financial measures as defined in Item 10(e) of SEC Regulation S-K. We believe that these non-GAAP financial measures, which may be defined and calculated differently by other companies, help explain and enhance the understanding of our results of operations. These measures should not be viewed as a substitute for those determined in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Operating Income (Loss)

Operating income (loss) represents after-tax operational results exclusive of net investment gains (losses), foreign exchange losses (gains), reorganization expenses, and interest in income (loss) of equity method investments.

Although the investment of premiums to generate income and investment gains (losses) is an integral part of our operations, the determination to realize investment gains (losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our consolidated statements of operations primarily relate to the impact of foreign exchange rate movements on net insurance-related liabilities. In addition, we recognize unrealized foreign exchange losses (gains) on our equity securities and foreign exchange losses (gains) realized on the sale of our available for sale investments and equity securities in net investment gains (losses). We also recognize unrealized foreign exchange losses (gains) on our available for sale investments in other comprehensive income (loss). These unrealized foreign exchange losses (gains) generally offset a large portion of the foreign exchange losses (gains) reported in net income (loss), thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As a result, foreign exchange losses (gains) in our consolidated statements of operations in isolation are not a meaningful contributor to the performance of our business.

Reorganization expenses are related to the transformation program which was launched in 2017. This program encompasses the integration of Novae, which commenced in the fourth quarter of 2017, the realignment of our accident and health business, together with other initiatives designed to increase efficiency and enhance profitability, while delivering a customer-centric operating model. Reorganization expenses are primarily driven by business decisions, the nature and timing of which are not related to the underwriting process, therefore, these expenses are excluded from operating income (loss).

Interest in income (loss) of equity method investments is primarily driven by business decisions, the nature and timing of which are not related to the underwriting process, therefore, this income (loss) is excluded from operating income (loss).

Certain users of our financial statements evaluate performance exclusive of after-tax net investment gains (losses), foreign exchange losses (gains), reorganization expenses, and interest in income (loss) of equity method investments to understand the profitability of recurring sources of income.

We believe that showing net income (loss) available (attributable) to common shareholders exclusive of after-tax net investment gains (losses), foreign exchange losses (gains), reorganization expenses, and interest in income (loss) of equity method investments reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons. The reconciliation of operating income (loss) to net income (loss) available (attributable) to common shareholders, the most comparable GAAP financial measure, is presented in the table above.

We also present OROACE, which is derived from the operating income (loss) measure and is reconciled to the most comparable GAAP financial measure, return on average common equity (“ROACE”) in the table above.

A-2	APPENDIX 1

Ex-PGAAP Operating Income (Loss)

Ex-PGAAP operating income (loss) represents operating income (loss) exclusive of after-tax amortization of VOBA and intangible assets, and after-tax amortization of acquisition costs, both associated with Novae’s balance sheet at October 2, 2017 (the “closing date” or “acquisition date”). The reconciliation of ex-PGAAP operating income (loss) to net income (loss) available (attributable) to common shareholders, the most comparable GAAP financial measure, is presented in the table above.

We also present ex-PGAAP OROACE, which is derived from the ex-PGAAP operating income (loss) measure and is reconciled to the most comparable GAAP financial measure, ROACE in the table above.

We believe the presentation of ex-PGAAP operating income (loss) and ex-PGAAP OROACE helps investors and other users of our financial information analyze the performance of our business.

Acquisition of Novae

On October 2, 2017, we acquired Novae. At the acquisition date, we identified VOBA which represents the present value of the expected underwriting profit within policies that were in-force at the closing date of the transaction. In addition, the allocation of the acquisition price to the assets acquired and liabilities assumed based on estimated fair values at the acquisition date, resulted in the write-off of the deferred acquisition cost asset on Novae’s balance sheet at the acquisition date as the value of policies in-force on that date are considered within VOBA. Consequently, net income (loss) available (attributable) to common shareholders in 2020, 2019 and 2018 included the recognition of premiums attributable to Novae’s balance sheet at the acquisition date without the recognition of the associated acquisition costs.

APPENDIX 1	A-3

APPENDIX 2

AXIS CAPITAL HOLDINGS LIMITED

AMENDED AND RESTATED 2017 LONG-TERM EQUITY COMPENSATION PLAN

Section 1. Purpose. The purpose of this AXIS Capital Holdings Limited 2017 Long-Term Equity Compensation Plan is to promote the interests of AXIS Capital Holdings Limited, a company organized and existing under Bermuda law, and its stockholders by (a) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company (as defined below) and its Affiliates (as defined below) and (b) enabling such individuals to participate in the long-term growth and financial success of the Company.

Section 2. Definitions. As used herein, the following terms shall have the meanings set forth below:

“Absolute Share Limit” has the meaning given to such term in Section 4(a) of the Plan.

“Adjustment Event” has the meaning given to such term in Section 4(b)(i) of the Plan.

“Affiliate” means (a) any Person that, directly or indirectly controls, is controlled by or is under common control with, the Company and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

“Award” means any award that is permitted under Section 6 and granted under the Plan.

“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, require execution or acknowledgment by a Participant.

“Board” means the Board of Directors of the Company.

“Change of Control” shall (a) have the meaning set forth in an Award Agreement or (b) if there is no definition set forth in an Award Agreement, will be deemed to have occurred as of the first day any of the following events occurs:

(i) Any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (D) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below;

(ii) Individuals who, as of the effective date of the Plan, constitute the Board (hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided however, that any individual becoming a director subsequent to the date herein whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger, share exchange, amalgamation, recapitalization, consolidation or similar transaction by and among the Company and another Person, including, for this purpose, a transaction as a result of which another Person owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting

APPENDIX 2	A-1

securities entitled to vote generally in the election of directors (or equivalent management personnel) of the Person resulting from such Business Combination or that, as a result of such Business Combination, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries, in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination; (B) no Person (excluding any Person resulting from such Business Combination, or that, as a result of such Business Combination, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries, or any employee benefit plan (or related trust) of the foregoing) beneficially owns, directly or indirectly, 50% or more of the then outstanding Shares or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent management personnel) of the Person resulting from such Business Combination or that, as a result of such Business Combination, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries, except to the extent that such ownership existed with respect to the Company prior to the Business Combination; and (C) at least a majority of the members of the board of directors (or equivalent management personnel) of the Person resulting from such Business Combination or that, as a result of such Business Combination, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries, were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board, pursuant to which such Business Combination is effected or approved; or

(iv) A complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the Company’s assets.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

“Committee” means the Compensation Committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan, or if no such committee exists, the Board.

“Company” means AXIS Capital Holdings Limited and any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of AXIS Capital Holdings Limited.

“Company Group” means, collectively, the Company and its Subsidiaries.

“Covered Person” has the meaning given to such term in Section 3(d) of the Plan.

“Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

“Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for “Cause” (as defined in the applicable Award Agreement, or in the absence of such definition, as defined in any employment or consulting agreement between the Participant and the Service Recipient in effect at the time of such Termination); or (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, any covenant not to compete or not to solicit, in any agreement with any member of the Company Group.

“Disability” shall have the meaning ascribed to such term in the employee health care plan maintained by the Company, or if no such plan exists, at the discretion of the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

“Exercise Price” means (a) in the case of Options, the price specified in the applicable Award Agreement as the price-per-Share at which Shares may be purchased pursuant to such Option or (b) in the case of SARs, the price specified in the applicable Award Agreement as the reference price-per-Share used to calculate the amount payable to the Participant.

A-2	APPENDIX 2

“Fair Market Value” means (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (b) with respect to the Shares, as of any date, (i) the closing per share sales price of the Shares (A) as reported by the NYSE for such date or (B) if the Shares are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares; (ii) if the Shares are not listed on any national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

“Incentive Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) and (b) is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.

“Immediate Family Members” has the meaning given to such term in Section 9(a)(ii) of the Plan.

“IRS” means the Internal Revenue Service or any successor thereto and includes the staff thereof.

“Minimum Vesting Condition” means, with respect to any Award, that vesting of (or lapsing of restrictions on) such Award does not occur any more rapidly than on the first anniversary of the Date of Grant (or the date of commencement of employment or service, in the case of a grant made in connection with a Participant’s commencement of employment or service), other than (i) in connection with a Change of Control, or (ii) as a result of a Participant’s death or Disability, or (iii) as a result of a Participant’s Retirement; provided, that such Minimum Vesting Condition will not be required on Awards covering, in the aggregate, a number of Shares not to exceed 5% of the Absolute Share Limit.

“NYSE” means the New York Stock Exchange or any successor thereto.

“Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.

“Nonqualified Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) and (b) is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.

“Option Period” has the meaning given to such term in Section 6(b)(v) of the Plan.

“Other Equity-Based Award” means an Award that is not an Option, SAR, Restricted Shares, RSU or Performance Unit, that is granted under Section 6(f) of the Plan and is (i) payable by delivery of Shares, and/or (ii) measured by reference to the value of Shares.

“Participant” means an (i) individual employed by any member of the Company Group; provided, however, that no such employee covered by a collective bargaining agreement shall be a Participant unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above has entered into an Award Agreement or who has received written notification from the Committee or its designee that they have been selected to participate in the Plan.

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goals for a Performance Period with respect to any Performance Unit under the Plan.

“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

APPENDIX 2	A-3

“Performance Period” means the one or more periods of time as the Committee may select over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Unit.

“Performance Unit” means an Award under Section 6(e) that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee or the Fair Market Value of Shares), which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, upon achievement of such Performance Goals during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.

“Permitted Transferee” has the meaning given to such term in Section 9(a)(ii) of the Plan.

“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Plan” means this AXIS Capital Holdings Limited 2017 Long-Term Equity Compensation Plan, as it may be amended and/or restated from time to time.

“Prior Plan” means the AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan.

“Prior Plan Award” means an equity award granted under the Prior Plan which remains outstanding as of the effective date of this Plan.

“Qualifying Director” means a person who is (i) with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

“Restricted Share” means a Share delivered under the Plan that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the applicable Award Agreement.

“Retirement” shall (a) have the meaning set forth in an Award Agreement or (b) if there is no definition set forth in an Award Agreement, means a Termination by an employee or director that has reached the age of 60 or older on the date of Termination and has at least ten Years of Service as of the date of Termination. Consultants shall not be eligible for Retirement hereunder.

“RSU” means a restricted stock unit Award that is designated as such in the applicable Award Agreement and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.

“Rule 16b-3” means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

“SAR” means a stock appreciation right Award that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR, subject to the terms of the applicable Award Agreement.

“SAR Period” has the meaning given to such term in Section 6(c)(vi) of the Plan.

“SEC” means the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

A-4	APPENDIX 2

“Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

“Shares” means shares of common stock of the Company, par value $0.0125 per share, or such other securities of the Company (a) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (b) as may be determined by the Committee pursuant to Section 4(b).

“Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.

“Sub-Plans ” means any sub-plan to the Plan that has been adopted by the Board or the Committee for the purpose of permitting the offering of Awards to employees of certain jurisdictions, with each such sub-plan designed to comply with local laws applicable to offerings in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable local laws, the Absolute Share Limit and the other limits specified in Section 4(a) shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

“Substitute Awards” shall have the meaning specified in Section 4(c).

“Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason (including death).

“Years of Service” means completed years of service with the Company Group.

Section 3. Administration. (a) Composition of Committee. The Plan shall be administered by the Committee, which shall be composed of one or more directors, as determined by the Board; provided that, to the extent necessary to comply with the rules of the NYSE and Rule 16b-3 promulgated under the Exchange Act and any other applicable laws or rules, the Committee shall be composed of two or more directors, all of whom shall be Qualifying Directors and all of whom shall meet the independence requirements of the NYSE. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b) Authority of Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including, but not limited to, the authority to (i) designate Participants, (ii) determine the type or types of Awards to be granted to a Participant, (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards, (iv) determine the terms and conditions of any Awards, (v) determine the vesting schedules of Awards and, if certain performance criteria must be attained in order for an Award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (vi) determine whether, to what extent and under what circumstances Awards may be settled in, or exercised for, cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended, (vii) determine whether, to what extent, and under what circumstances the delivery of cash, Shares, other securities, other Awards, or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee, (viii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan, (ix) establish, amend, suspend or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan, (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, (xi) amend an outstanding Award or grant a replacement Award for an Award previously granted under the Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated, (xii) adopt Sub-Plans and (xiii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

APPENDIX 2	A-5

Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

(c) Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(d) Indemnification. No member of the Board, the Committee or any employee or agent of any member of the Company Group (each such Person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Covered Person with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, and the Company shall advance to such Covered Person any such expenses promptly upon written request (which request shall include an undertaking by the Covered Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Covered Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Covered Person determines that the acts, omissions or determinations of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the organizational documents of any member of the Company Group (including for the avoidance of doubt the Company’s Memorandum of Association or Bye-Laws). The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Covered Persons may be entitled under the organizational documents of any member of the Company Group (including for the avoidance of doubt the Company’s Memorandum of Association or Bye-Laws), as a matter of law, under an individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Covered Persons or hold such Covered Persons harmless.

(e) Delegation of Authority to Senior Officers. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate, on such terms and conditions as it determines in its sole and plenary discretion, to one or more senior officers of the Company the authority to make grants of Awards to officers (other than officers subject to Section 16 of the Exchange Act), employees and consultants of the Company and its Affiliates (including any prospective officer, employee or consultant) and all necessary and appropriate decisions and determinations with respect thereto; provided, however, that the cash settlement of Awards may only be permitted with the express written consent of the Committee.

(f) Awards to Non-Employee Directors. Notwithstanding anything to the contrary contained herein, the Compensation Committee may, in its sole and plenary discretion, at any time and from time to time, grant Awards to Non-Employee Directors, subject to the limitations set forth in Section 4(a) below.

Section 4. Grant of Awards; Shares Available for Awards; Limitations. (a) Shares Available. Subject to adjustment as provided in (b), Awards granted under the Plan shall be subject to the following limitations: (i) the aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan shall be 5,000,000 (the “Absolute Share Limit”); (ii) the maximum number of Shares that may be delivered pursuant to Incentive Stock

A-6	APPENDIX 2

Options granted under the Plan shall be 5,000,000 and (iii) the maximum number of Shares subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year, shall not exceed $600,000 (or $1.5 million for the Chairman of the Board) in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). If, after the effective date of the Plan, any Award granted under the Plan (or any Prior Plan Award granted under the Prior Plan) is forfeited, or otherwise expires, terminates or is canceled or, in the case of “full value” Awards (i.e., Awards other than Options or SARs), is settled in cash or net-withheld to cover taxes (up to, but not exceeding, the applicable minimum tax withholding obligation), in each case, without the delivery of Shares to the Participant of the full number of Shares to which the Award related, then the unissued Shares covered by such forfeited, expired, terminated, canceled, cash-settled or net-withheld Award or Prior Plan Award shall again become available to be delivered pursuant to Awards under the Plan. If Shares issued upon exercise, vesting or settlement of an Option or SAR, or Shares owned by a Participant (which are not subject to any pledge or other security interest), are surrendered or tendered to the Company in payment of the Exercise Price of an Option or any taxes required to be withheld in respect of an Option or SAR, in each case, in accordance with the terms and conditions of the Plan and any applicable Award Agreement, such surrendered or tendered Shares shall not again become available to be delivered pursuant to Awards under the Plan, but rather will count against the aggregate number of Shares with respect to which Awards may be granted under the Plan. Therefore, when an Option or SAR is granted under the Plan and is subsequently exercised or settled, the number of Shares subject to the Option or SAR will be counted against the aggregate number of Shares with respect to which Awards may be granted under the Plan as one Share for every Share subject to such Option or SAR, regardless of the actual number of Shares (if any) used to settle such Option or SAR upon exercise or settlement. Additionally, if the Company utilizes the proceeds received upon Option exercise to repurchase Shares on the open market or otherwise, such repurchased Shares shall not be added back to the Share reserve under the Plan.

(b) Adjustments for Changes in Capitalization and Similar Events. Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply to all Awards granted hereunder:

(i) In the event of (A) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, or other similar corporate transaction or event that affects the Shares (including a Change of Control); or (B) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (A) or (B), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (1) the Absolute Share Limit, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (2) the number of Shares or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan or any Sub-Plan; and (3) the terms of any outstanding Award, including, without limitation, (x) the number of Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (y) the Exercise Price of a SAR with respect to any Award; or (z) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals); provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring.

(ii) Prior to any payment or adjustment contemplated under this (b), the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to the Participant’s Awards; (B) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Shares, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (C) deliver customary transfer documentation as reasonably determined by the Committee.

(iii) Any adjustment provided under this (b) may provide for the elimination of any fractional share that might otherwise become subject to an Award.

(iv) Any adjustment, substitution, determination of value or other action taken by the Committee under this (b) shall be conclusive and binding for all purposes.

APPENDIX 2	A-7

(c) Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall be counted against the Absolute Share Limit.

(d) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares, Shares purchased on the open market or by private purchase or a combination of the foregoing.

Section 5. Eligibility. Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any of its Affiliates shall be designated a Participant.

Section 6. Awards. (a) Types of Awards. Subject to the Minimum Vesting Condition, Awards may be made under the Plan individually or collectively, in the form of (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) RSUs, (v) Performance Units and (vi) Other Equity-Based Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Company. Awards may be granted in tandem with other Awards. Incentive Stock Options shall be granted only to employees of a member of the Company Group, and no Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is ineligible to receive an Incentive Stock Option under the Code.

(b) Options. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, whether the Option will be an Incentive Stock Option or a Nonqualified Stock Option and the conditions and limitations applicable to the vesting and exercise of the Option. Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this (b), and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code, provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(ii) Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the Exercise Price of each Share covered by an Option shall not be less than 100% of the Fair Market Value of such Share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per Share shall be no less than 110% of the Fair Market Value per Share on the Date of Grant.

(iii) Vesting and Exercise. Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee. Except as otherwise specified by the Committee in the applicable Award Agreement, an Option may only be exercised to the extent that it has already vested at the time of exercise. An Option shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment pursuant to Section 6(b)(iv) for the Shares with respect to which the Award is exercised has been received by the Company. Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available for sale under the Option and in the number of Shares that may be available for purposes of the Plan, by the number of Shares as to which the Option is exercised. The Committee may impose such conditions with respect to the exercise of Options, including, without limitation, any conditions relating to the application of Federal or state securities laws, as it may deem necessary or advisable.

A-8	APPENDIX 2

(iv) Payment. (A) No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company, and the Participant has paid to the Company an amount equal to any Federal, state, local and foreign income, employment and any other applicable taxes required to be withheld. Such payments may be made in cash (or its equivalent) or, in the Committee’s sole and plenary discretion, any other manner, including (1) by exchanging Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Shares in lieu of actual issuance of such Shares to the Company); provided, that such Shares are not subject to any pledge or other security interest and have been held by the Participant for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles, (2) if there is a public market for the Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (3) a “net exercise” procedure effected by withholding the minimum number of Shares otherwise issuable in respect of an Option that are needed to pay the Exercise Price, or by a combination of the foregoing; provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such aggregate Exercise Price and the amount of any Federal, state, local or foreign income, employment or other applicable taxes required to be withheld. Any fractional Shares shall be settled in cash.

(B) Wherever in the Plan or any Award Agreement a Participant is permitted to pay the Exercise Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

(v) Expiration. Options shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the Shares is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the Option Period shall be automatically extended until the thirtieth (30th) day following the expiration of such prohibition. Notwithstanding the foregoing, in no event shall the Option Period exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group.

(vi) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Shares before the later of (A) the date that is two (2) years after the Date of Grant of the Incentive Stock Option, or (B) the date that is one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.

(vii) Compliance with Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other applicable law or the applicable rules and regulations of the SEC or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

(c) SARs. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom SARs shall be granted, the number of Shares to be covered by each SAR, the Exercise Price thereof and the conditions and limitations applicable to the exercise thereof. SARs may be granted in tandem with another Award, in addition to another Award or freestanding and unrelated to another Award. SARs granted in tandem with, or in addition to, an Award may be granted either at the same time as the Award or at a later time. Each SAR granted under the Plan shall be evidenced by an Award Agreement.

(ii) Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the Exercise Price of each Share covered by a SAR shall be not less than 100% of the Fair Market Value of such Share

APPENDIX 2	A-9

(determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have an Exercise Price equal to the Exercise Price of the corresponding Option.

(iii) Vesting and Exercise. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR shall entitle the Participant to receive an amount equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the Exercise Price thereof. The Committee shall determine, in its sole and plenary discretion, whether a SAR shall be settled in cash, Shares, other securities, other Awards, other property or a combination of any of the foregoing.

(iv) Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a SAR, the vesting criteria, term, methods of exercise, methods and form of settlement and any other terms and conditions of any SAR. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of SARs granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate or desirable.

(v) Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR that is being exercised multiplied by the excess of the Fair Market Value of one (1) Share on the exercise date over the Exercise Price, less an amount equal to any Federal, state, local and foreign income, employment and any other applicable taxes required to be withheld. Any fractional Shares shall be settled in cash.

(vi) Expiration. Each SAR shall expire at the time or times, and on the other terms and conditions, set forth in the applicable Award Agreement, except that no SAR may be exercisable after the tenth anniversary of the Date of Grant (the “SAR Period”); provided, that if the SAR Period would expire at a time when trading in the Shares is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the SAR Period shall be automatically extended until the 30th day following the expiration of such prohibition.

(d) Restricted Shares and RSUs. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Restricted Shares and RSUs shall be granted, the number of Restricted Shares and RSUs to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Shares and RSUs may vest or may be forfeited to the Company (the “Period of Restriction”) and the other terms and conditions of such Awards. Each grant of Restricted Shares and RSUs shall be evidenced by an Award Agreement.

(ii) Stock Certificates and Book-Entry; Escrow or Similar Arrangement. Upon the grant of Restricted Shares, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause Share(s) to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Shares shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable; and (B) the appropriate stock power (endorsed in blank) with respect to the Restricted Shares covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under the Plan or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Shares and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Upon the lapse of the restrictions applicable to such Restricted Shares, the Company or other custodian, as applicable, shall deliver such certificates to the Participant or the Participant’s legal representative. Subject to the restrictions set forth in this Section 6 and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder as to Restricted Shares, including, without limitation, the right to vote such Restricted Shares. To the extent Restricted Shares are forfeited, any stock certificates issued to the Participant evidencing such Shares shall be returned to the Company, and all rights of the Participant to such Shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a stockholder as to RSUs.

(iii) Vesting. Restricted Shares and RSUs shall vest, and any applicable Period of Restriction shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee.

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(iv) Transfer Restrictions. Restricted Shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or as may be provided in the applicable Award Agreement; provided, however, that prior to vesting, Restricted Shares and RSUs may not be transferred.

(v) Payment/Lapse of Restrictions. Each RSU shall be granted with respect to one Share or shall have a value equal to the Fair Market Value of one Share. RSUs shall be paid in cash, Shares, other securities, other Awards or other property, as determined in the sole and plenary discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. If a cash payment is made in lieu of issuing Shares in respect of such RSUs, the amount of such payment shall be equal to the Fair Market Value per Share as of the date on which the Period of Restriction lapsed with respect to such RSUs.

(vi) Legends on Restricted Shares. Each certificate, if any, or book entry representing Restricted Shares awarded under the Plan, if any, shall bear a legend or book entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such Shares:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE AXIS CAPITAL HOLDINGS LIMITED 2017 LONG-TERM EQUITY COMPENSATION PLAN AND A RESTRICTED SHARE AWARD AGREEMENT BETWEEN AXIS CAPITAL HOLDINGS LIMITED AND PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF AXIS CAPITAL HOLDINGS LIMITED.

(e) Performance Units. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Performance Units shall be granted and the terms and conditions thereof. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply and the performance formula(e) applicable to the Performance Units.

(ii) Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met during a Performance Period, will determine the number and value of Performance Units that will be paid out to the Participant.

(iii) Earning of Performance Units. Subject to the provisions of the Plan, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number and value of Performance Units earned by the Participant over the Performance Period, to be determined by the Committee, in its sole and plenary discretion, as a function of the extent to which the corresponding Performance Goals have been achieved.

(iv) Form and Timing of Payment of Performance Units. Subject to the provisions of the Plan, the Committee, in its sole and plenary discretion, may pay earned Performance Units in the form of cash or in Shares (or in a combination thereof) that has an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions in the applicable Award Agreement deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payout of such Awards shall be set forth in the applicable Award Agreement.

(f) Other Equity-Based Awards. Subject to the provisions of the Plan, the Committee shall have the sole and plenary authority to grant to Participants Other Equity-Based Awards in such amounts and subject to such terms and conditions as the Committee shall determine. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement and shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(g) Dividend Equivalents. In the sole and plenary discretion of the Committee, an Award, other than an Option or SAR, may provide the Participant with dividends, dividend equivalents, or similar payments in respect of Shares underlying Awards, payable in cash, Shares, other securities, other Awards or other property, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional Shares, Restricted Shares or other Awards; provided, that in no event shall such dividend equivalents be paid out to Participants prior to vesting of the corresponding Shares underlying the Award.

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Section 7. Amendment and Termination. (a) Amendments to the Plan. Subject to any applicable law or government regulation, to any requirement that must be satisfied if the Plan is intended to be a shareholder approved plan for purposes of the rules of the NYSE or any successor exchange or quotation system on which the Shares may be listed or quoted, the Plan or any portion thereof may be amended, altered, suspended, modified, discontinued or terminated by the Board at any time without the approval of the stockholders of the Company except that stockholder approval shall be required for any amendment that would (i) increase the maximum number of Shares for which Awards may be granted under the Plan; provided, however, that any adjustment under Section 4(b) shall not constitute an increase for purposes of this (a), or (ii) change the class of employees or other individuals eligible to participate in the Plan. No modification, alteration, suspension, amendment, discontinuance or termination of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such Award, unless otherwise provided by the Committee in the applicable Award Agreement.

(b) Amendments to Awards. The Committee may, to the extent consistent with the terms of the Plan and any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section 4(b), any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant.

(c) No Repricing. Notwithstanding anything in the Plan to the contrary, without stockholder approval, except as otherwise permitted under Section 4(b) of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price) or other Award or cash payment that is greater than the intrinsic value (if any) of the cancelled Option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

Section 8. Change of Control. Without limiting Section 4(b), unless otherwise provided in the applicable Award Agreement or any other agreement between the applicable Participant and the Company, in the event of a Change of Control after the date of the adoption of the Plan, the Committee may, in its sole and plenary discretion, provide for any one or more of the following: the (a) substitution or assumption of Awards, or to the extent that the surviving entity (or Affiliate thereof) of such Change of Control does not substitute or assume the Awards, full acceleration of vesting of, exercisability of, or lapse of restrictions on, as applicable, any Awards (with deemed performance achievement with respect to any performance-based vesting Awards determined by the Committee), and (b) cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event pursuant to clause (a) above), the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per Share received or to be received by other stockholders of the Company in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject thereto may be canceled and terminated without any payment or consideration therefor).

For purposes of clause (a) above, an Award will be considered granted in substitution of an Award if it has an equivalent value (as determined consistent with clause (b) above) with the original Award, whether designated in securities of the acquiror in such Change of Control transaction (or an Affiliate thereof), or in cash or other property (including in the same consideration that other stockholders of the Company receive in connection with such Change of Control transaction), and retains the vesting schedule applicable to the original Award.

Payments to holders pursuant to clause (b) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (less any applicable Exercise Price).

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Section 9. General Provisions.

(a) Nontransferability. (i) During the Participant’s lifetime, each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that (A) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (B) the Board or the Committee may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability; provided, however, that Awards cannot be transferred for consideration; provided further, however, that Incentive Stock Options granted under the Plan shall not be transferable in any way that would violate Section 1.422-2(a)(2) of the Treasury Regulations.

(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the SEC (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(b) Obligations Binding on Successors. The obligations of the Company under the Plan and all Award Agreements shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(c) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

(d) Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, NYSE or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

APPENDIX 2	A-13

(e) Tax Withholding. (i) A Participant shall be required to pay to the Company or one or more of its Subsidiaries, as applicable, an amount in cash (by check or wire transfer) equal to the aggregate amount of any income, employment and/or other applicable taxes that are statutorily required to be withheld in respect of an Award. Alternatively, the Company or any of its Subsidiaries may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to a Participant.

(ii) Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy, all or any portion of the minimum income, employment and/or other applicable taxes that are statutorily required to be withheld with respect to an Award by (A) the delivery of Shares (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such minimum statutorily required withholding liability (or portion thereof); or (B) having the Company withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, a number of Shares with an aggregate Fair Market Value equal to an amount, subject to clause (iii) below, not in excess of such minimum statutorily required withholding liability (or portion thereof).

(iii) The Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow Participants to satisfy, in whole or in part, any additional income, employment and/or other applicable taxes payable by them with respect to an Award by electing to have the Company withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, a Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, Shares having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant s relevant tax jurisdictions).

(f) Section 409A of the Code. (i) Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.

(ii) Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six (6) months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii) Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change of Control, no such acceleration shall be permitted unless the event giving rise to the Change of Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code; or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.

(g) Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom such Award was granted and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, Disability or Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the

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Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company.

(h) Data Protection. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and Shares offered or received, purchased, or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and the Participant’s participation in the Plan.

(i) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company Group from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted shares, shares and other types of equity-based awards (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(j) No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of any member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Service Recipient or any other member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(k) No Rights as Stockholder. No Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares, except as provided in the applicable Award Agreement, the Participant shall be entitled to the rights of a stockholder (including the right to vote and receive dividends) in respect of such Restricted Shares. Except as otherwise provided in Section 4(b) or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

(l) Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more Persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change the Participant’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be the Participant’s spouse or, if the Participant is unmarried at the time of death, the Participant’s estate.

(m) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of Bermuda, without giving effect to the conflict of laws provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

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(n) Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(o) Government and Other Regulations. (i) The obligation of the Company to settle Awards in Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to an Award unless such Shares have been properly registered for sale pursuant to the Securities Act with the SEC or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such Shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan. The Committee shall have the authority to provide that all Shares or other securities of any member of the Company Group issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the Federal securities laws, or the rules, regulations and other requirements of the SEC, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable Federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 6(d)(vi) of the Plan, the Committee may cause a legend or legends to be put on certificates representing Shares or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Shares to the Participant, the Participant’s acquisition of Shares from the Company and/or the Participant’s sale of Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (A) pay to the Participant an amount equal to the excess of (1) the aggregate Fair Market Value of the Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable); over (2) the aggregate Exercise Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (B) in the case of Restricted Shares, RSUs or Other Equity-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Shares, RSUs or Other Equity-Based Awards, or the underlying Shares in respect thereof.

(p) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.

A-16	APPENDIX 2

(q) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by applicable law.

(r) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

(s) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(t) Termination. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant undergoes a Termination of employment, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

(u) Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law (whether United States, United Kingdom or otherwise) may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the IRS or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

(v) Right of Offset. The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

(w) Clawback/Repayment. All Awards granted to any Participant (including any cash-based awards granted under the Plan) shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) applicable law.

(x) Detrimental Activity. Notwithstanding anything to the contrary contained herein, if a Participant has engaged in any Detrimental Activity, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following:

(i) cancellation of any or all of such Participant’s outstanding Awards; or

APPENDIX 2	A-17

(ii) forfeiture by the Participant of any gain realized on the vesting or exercise of Awards, and to repay any such gain to promptly to the Company.

(y) Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(z) Payments to Persons Other Than Participants. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to the Participant’s spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(aa) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

Section 10. Term of the Plan. (a) Effective Date. The Plan shall be effective as of the date of its adoption by the Board and approval by the Company’s stockholders; provided, however, that no Incentive Stock Options may be granted under the Plan unless it is approved by the Company’s stockholders within twelve (12) months before or after the date the Plan is adopted by the Board.

(b) Expiration Date. No Award shall be granted under the Plan after the tenth anniversary of the date the Plan is approved under (a). Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, nevertheless continue thereafter.

A-18	APPENDIX 2

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

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Votes submitted electronically must be received by 11:59 PM Eastern Time on May 6, 2021
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2021 Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.
1. Election of Directors:

	For	Against	Abstain
01 - Charles A. Davis	☐	☐	☐

04 - Barbara A. Yastine	☐	☐	☐

	For	Against	Abstain
02 - Elanor R. Hardwick	☐	☐	☐

	For	Against	Abstain
03 - Axel Theis	☐	☐	☐

	For	Against	Abstain
2. To approve, by non-binding vote, the compensation paid to our named executive officers.	☐	☐	☐

	For	Against	Abstain
3. To approve an amendment to our 2017 Long-Term Equity Compensation Plan, increasing the aggregate number of shares of common stock authorized for issuance.	☐	☐	☐

4. To appoint Deloitte Ltd., Hamilton, Bermuda, to act as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and to authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.

☐	☐	☐
5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

03F49C

2021 Annual Meeting Admission Ticket

2021 Annual General Meeting of Shareholders of AXIS Capital Holdings Limited

May 7, 2021 at 8:30 a.m. Local Time

AXIS House

92 Pitts Bay Road

Pembroke HM 08 Bermuda

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the

Annual General Meeting of Shareholders to be Held on May 7, 2021:

The Proxy Statement, the 2020 Annual Report to Shareholders and

the Form 10-K of AXIS Capital Holdings Limited for 2020 are available at

https://materials.proxyvote.com/G0692U.

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IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

AXIS Capital Holdings Limited

Notice of 2021 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – May 7, 2021

Albert A. Benchimol, Henry B. Smith and Jamie Steeves, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of AXIS Capital Holdings Limited to be held on May 7, 2021 or at any postponement or adjournment thereof.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BY MAIL OR PROPERLY SUBMITTED VIA THE INTERNET OR BY PHONE, THE SHARES THAT IT REPRESENTS WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.                                  Comments – Please print your comments below.